                                                FILED PURSUANT TO RULE 424(b)(4)
                                                REGISTRATION NO. 333-33669

PROSPECTUS

4,000,000 SHARES
                                                                           LOGO

MAC-GRAY CORPORATION

COMMON STOCK
($.01 PAR VALUE)

All of the 4,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), being offered hereby (the "Shares") are being issued and sold by Mac-Gray Corporation (the "Company").

Prior to this offering, there has been no public market for the Common Stock. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the trading symbol "TUC."

SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                            PRICE TO    UNDERWRITING PROCEEDS TO
                                            PUBLIC      DISCOUNT     COMPANY (1)
Per Share.................................. $11.00       $0.77       $10.23
Total(2)................................... $44,000,000  $3,080,000  $40,920,000
--------------------------------------------------------------------------------

(1) Before deducting offering expenses, payable by the Company, estimated at $875,000. The Company, which has been treated for federal income tax purposes as an S corporation prior to the consummation of this offering, will distribute approximately $9.0 million of the net proceeds from this offering to the Company's stockholders of record immediately prior to the consummation of this offering. This distribution represents a significant portion of the historical earnings that have previously been taxed directly to the stockholders of the Company and certain of its predecessors and which were available for distribution to them. See "Risk Factors--Termination of S Corporation Status and Distribution to Current Stockholders," "Termination of S Corporation Status," "Use of Proceeds," "Principal Stockholders," "Certain Relationships and Related Transactions" and Note 15 of the Notes to the Mac-Gray Co., Inc. and Mac-Gray L.P. Combined Financial Statements for December 31, 1996.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $50,600,000, $3,542,000, and $47,058,000, respectively. See "Underwriting."

The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about October 22, 1997.

SALOMON BROTHERS INC

                       SMITH BARNEY INC.

                                                       FIRST ALBANY CORPORATION

The date of this Prospectus is October 16, 1997.

DESCRIPTION OF GRAPHICS:

[INSIDE FRONT COVER: MAP OF UNITED STATES FROM THE EAST COAST TO THE ROCKY MOUNTAINS DISPLAYING STATES IN WHICH THE COMPANY CONDUCTS OPERATIONS (MARKED IN BLUE), AS WELL AS DISPLAYING THE COMPANY'S CORPORATE HEADQUARTERS, REGIONAL OFFICES AND RECENT ACQUISITIONS.]

[INSIDE FRONT GATEFOLD: GRAPHICAL DEPICTION OF THE COMPANY'S TARGET CUSTOMER BASE AS WELL AS ITS CURRENT USE OF SMART CARD TECHNOLOGY IN VARIOUS APPLICATIONS, INCLUDING LAUNDRY EQUIPMENT AND DOOR ACCESS UNITS FOR VARIOUS CUSTOMER GROUPS.]

[INSIDE BACK COVER: COMPANY LOGO.]




                               ----------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The information contained in this Prospectus gives effect to:
(i) the reorganization (the "Mac-Gray Combination") of Mac-Gray Services, Inc., a Delaware corporation that was formerly known as Mac-Gray Co., Inc. ("Mac-Gray Co."), and Mac-Gray, L.P., a Delaware limited partnership (the "Limited Partnership"); and (ii) the acquisition (the "Sun Services Acquisition") of Sun Services of America, Inc., a Florida corporation ("SSA"), and R. Bodden Coin-Op-Laundry, Inc., a Florida corporation ("RBCO" and, together with SSA, "Sun Services"), both of which occurred on April 17, 1997. Unless the context requires otherwise, all references to the Company shall mean Mac-Gray Corporation and its subsidiaries and predecessors, including Mac-Gray Co. and the Limited Partnership, and businesses that it has acquired from their respective dates of acquisition, including Sun Services. See "The Company." Unless otherwise indicated, information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option, and (ii) does not include shares issuable upon exercise of outstanding options or reserved for issuance pursuant to the Company's stock option and incentive plan. See "Underwriting" and "Management--1997 Stock Option and Incentive Plan."

                                  THE COMPANY

  The Company, founded in 1927, is among North America's largest suppliers of card and coin-operated laundry services in multiple housing facilities such as apartment buildings, colleges and universities and public housing complexes, and, based upon the Company's survey of colleges and universities, is North America's largest supplier of such services to the college and university market. The Company owns and operates approximately 113,000 card and coin-operated washers and dryers in more than 17,000 multiple housing laundry rooms located in 22 states in the Northeast, Midwest and Southeast regions of the United States. In addition, the Company believes that it is the largest operator of commercial laundry equipment manufactured by The Maytag Corporation ("Maytag"). The Company's revenue, EBITDA and net income, on a pro forma basis, for the twelve months ended June 30, 1997, were approximately $79.2 million, $17.9 million and $4.8 million, respectively.

  Approximately 90% of the Company's revenue is derived from the operation of washers and dryers in laundry rooms under long-term leases with property owners ("Laundry Route Revenue"). Under these long-term leases, which have an average remaining life of more than seven years, the Company typically receives the exclusive right to operate laundry rooms within a multiple housing property in exchange for a percentage of the revenue collected. The Company's revenue base is well diversified, as no lessor currently represents more than 1% of the Company's machine base. The Company has been able to retain 99% of its existing machine base, while also adding an average of 5.2% to its machine base, during each of the past four years. The Company believes that its superior sales and service efforts position it to continue to grow its customer base in its existing markets, as well as to pursue opportunities in other geographic markets and related industries.

  The card and coin-operated laundry services industry, which the Company estimates to have aggregate annual revenue of over $2.0 billion, is highly fragmented and has recently begun to experience significant consolidation primarily as a result of two factors: the consolidation of the real estate ownership and management industries, most noticeably through the proliferation of real estate investment trusts ("REITs") and large national property management companies; and the increasing financial and technological demands being placed upon smaller, family-owned service providers. The consolidation in the real estate industry has resulted in a smaller number of decision-makers overseeing a larger and more geographically diverse portfolio of properties. These decision-makers, who are increasingly seeking outsourcing opportunities to allow them to focus on their core real estate business, prefer financially stable and geographically diverse service providers, including laundry service providers. Many of these larger property owners and managers are demanding that their service providers deliver both enhanced and integrated services in order to retain residents, the critical factor in a property's profitability. In addition, the Company believes that a significant number of the smaller, independent owner-operators of laundry service businesses, many of whom are confronting generational ownership changes, have elected not to expend the financial and managerial resources necessary to meet expanding customer demands and instead are choosing to sell their businesses. The Company, with a solid customer reputation, a strong capital base and a proven record of acquiring and integrating compatible businesses, believes that it is well positioned to take advantage of these changes in the industry.

  The Company has accelerated its acquisition efforts during the past 16 months by adding to its senior management team and substantially increasing the funds available under its credit facility. The Company's recent efforts are intended to build upon the Company's successful acquisition record. Since May 1996, the Company has acquired seven laundry route ("Laundry Route") businesses, representing approximately 35,000 machines. These acquisitions include the acquisition of Sun Services, which added a substantial number of machines to the Company's existing machine base in Florida, the state with the third largest multiple housing market in the country.

  The Company, through its relationship with Schlumberger Technologies, Inc., an international leader in cashless payment technologies ("Schlumberger"), has introduced and intends to expand its use of newly available smart card payment systems to improve its existing operations and to offer enhanced products and services to customers. Smart cards are the same size as credit or debit cards, but contain a small chip which is capable of computational operations, as well as storing data and value for use in cashless transactions. The stored value feature of smart cards is used with the Company's laundry equipment to provide laundry users the convenience and security of cashless transactions. Smart card based payment systems are less expensive to install and operate than other cashless payment systems, such as debit cards, and as a result have a greater potential for use in the multi-housing market.

  The Company, which has experienced increased usage at existing facilities which have been equipped with smart card readers, believes that these smart card based payment technologies may also be used to increase revenue by facilitating modest price increases and variable time pricing. Since 1991, the Company has installed more than 11,000 debit card operated laundry machines in response to customer demand in the college and university market and, since April 1, 1997, the Company has installed smart card readers in more than 2,200 laundry machines primarily in the multi-housing market. The Company believes that its seven-year experience with cashless payment systems provides it with a competitive advantage as it further pursues the roll-out of smart card operated laundry equipment.

  The Company's strategic objectives are to (i) grow its revenue and customer base and increase profitability and cash flow by refining and expanding its present operations and (ii) capitalize on the consolidation opportunities that exist in its existing and related industries. In order to achieve these objectives, the Company intends to:

    EXPAND CUSTOMER BASE IN EXISTING MARKETS--The Company intends to use its sales and marketing resources, which have significantly increased during the past 16 months, to secure additional customers in its existing markets. The Company's sales force is organized to focus on specific markets including larger property owners, such as REITs; public housing authorities; geographically diversified property managers; and colleges and universities. The Company relies substantially on referrals from existing customers and intends to continue its historical, proactive attention to customer service and satisfaction. This focus has resulted in a 99% machine retention rate over the past four years.

    IMPLEMENT NEWLY AVAILABLE TECHNOLOGY--The Company intends to accelerate the use of cost-effective smart card based payment and door access systems to increase revenue at existing facilities and to attract additional customers through a broader product offering. As card based technologies become more prevalent, their use may also permit the Company to offer other smart card based services to its customers, including perimeter access, photocopying, vending machines, telephones, rent collection and other ancillary services.

    PURSUE STRATEGIC ACQUISITION OPPORTUNITIES--The Company intends to continue to acquire and integrate businesses that both increase penetration in existing markets and also strategically expand the Company's geographic presence. The Company believes that in-market acquisitions will allow it to capitalize on operating efficiencies and increase market penetration. In addition, the Company intends to acquire laundry room operations in new markets in order to increase its geographic diversity and broaden its potential customer base. The Company will continue its disciplined approach to evaluating expansion opportunities, including an analysis of each acquisition candidate's projected cash flow as compared to the Company's desired internal rate of return.

    INCREASE LEADING POSITION IN COLLEGE AND UNIVERSITY MARKET--The Company intends to strengthen its leading position in the college and university market and to use it as a foundation for growth in both existing and new geographic markets. The Company will continue to utilize a sales force which focuses exclusively on this specialized market which is often the first to demand new products and services. In addition, the Company intends to broaden, potentially through acquisitions, the services offered to its existing college and university customers, including ancillary services typically used by college students, such as off-site laundry and vended services, which may be outside the Company's current core business.

                                  RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Com-  4,000,000 shares
 pany............................
Common Stock to be outstanding
 after the offering.............. 10,979,826 shares(1)
Use of proceeds.................. For repayment of certain indebtedness, pay-
                                  ment of a distribution to the Company's ex-
                                  isting stockholders and other general corpo-
                                  rate purposes.
New York Stock Exchange symbol... TUC

--------
(1) Excludes (i) 638,340 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Company's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan") at a weighted average exercise price of $8.86 per share and (ii) 111,660 shares of Common Stock available for future grants under the 1997 Stock Plan, subject to increase upon consummation of this offering. See "Management--1997 Stock Option and Incentive Plan."

                        SUMMARY COMBINED FINANCIAL DATA

  Set forth below are summary historical combined and pro forma combined financial data of the Company. The summary historical combined financial data for the three years in the period ended December 31, 1996 were derived from the historical combined financial statements of the Company presented elsewhere in this Prospectus. The summary historical combined data for the six months ended June 30, 1996 and 1997 have not been audited. Results for interim periods include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for the fair presentation of the results of such periods; however, they are not necessarily indicative of results for the full year. The unaudited pro forma combined financial data set forth below do not purport to represent the Company's combined results of operations or financial position for any future period. The summary combined financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                        HISTORICAL                               PRO FORMA
                          -------------------------------------------  -------------------------------
                                                                          TWELVE       SIX MONTHS
                                                       SIX MONTHS         MONTHS          ENDED
                          YEAR ENDED DECEMBER 31,    ENDED JUNE 30,       ENDED         JUNE 30,
                          -------------------------  ----------------  DECEMBER 31, ------------------
                           1994     1995     1996     1996     1997      1996(1)    1996(1)   1997(1)
                          -------  -------  -------  -------  -------  ------------ -------  ---------
                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME:
Revenue.................  $48,031  $50,710  $64,427  $29,025  $38,288   $  71,091   $32,256  $  40,320
Cost of revenue:
 Commissions............   19,168   20,471   25,760   11,622   14,639      28,478    13,037     15,436
 Laundry route
  expenditures..........    7,889    8,251   10,955    4,600    6,231      11,775     5,003      6,414
 Depreciation and
  amortization..........    4,756    4,899    6,216    2,715    3,776       7,455     3,159      4,131
 Cost of equipment
  sales.................    2,673    2,938    5,189    2,280    3,831       5,466     2,315      3,995
                          -------  -------  -------  -------  -------   ---------   -------  ---------
 Total cost of revenue..   34,486   36,559   48,120   21,217   28,477      53,174    23,514     29,976
Operating expenses:
 General and
  administration........    3,085    3,901    3,952    1,874    2,076       4,897     2,324      2,246
 Sales and marketing....    2,501    2,531    3,803    1,541    2,697       3,963     1,614      2,744
 Depreciation...........      442      455      517      242      382         542       253        388
                          -------  -------  -------  -------  -------   ---------   -------  ---------
 Total operating
  expenses..............    6,028    6,887    8,272    3,657    5,155       9,402     4,191      5,378
                          -------  -------  -------  -------  -------   ---------   -------  ---------
Income from operations..    7,517    7,264    8,035    4,151    4,656       8,515     4,551      4,966
 Interest expense.......   (1,217)  (1,175)  (1,956)    (751)  (1,431)       (852)     (483)      (425)
 Other income (expense),
  net...................       70       55      (87)       1       39        (147)       (2)        39
                          -------  -------  -------  -------  -------   ---------   -------  ---------
 Income before provision
  for income taxes......    6,370    6,144    5,992    3,401    3,264       7,516     4,066      4,580
 Provision for income
  taxes.................     (388)    (374)    (465)    (255)    (232)     (3,028)   (1,626)    (1,832)
                          -------  -------  -------  -------  -------   ---------   -------  ---------
Net income..............  $ 5,982  $ 5,770  $ 5,527  $ 3,146  $ 3,032   $   4,488   $ 2,440  $   2,748
                          =======  =======  =======  =======  =======   =========   =======  =========
 Pro forma net income
  per common share(2)...                                                $    0.49            $    0.28
                                                                        =========            =========
 Pro forma weighted
  average common shares
  outstanding(2)........                                                7,468,383            7,468,383
                                                                        =========            =========
OTHER FINANCIAL DATA:
 EBITDA(3)..............  $12,785  $12,673  $14,681  $ 7,109  $ 8,853   $  16,365   $ 7,961  $   9,524
 Depreciation and
  amortization..........    5,198    5,354    6,733    2,957    4,158       7,997     3,412      4,519
 Capital expenditures...    5,679    4,421    7,635    2,986    2,998       8,079     3,175      3,013
 Cash flows from
  operating activities..   10,650   10,417   13,650    5,682    3,546      14,553     5,927      3,935
 Cash flows used in
  investing activities..   (5,613)  (5,105) (22,070) (15,803)  (7,956)    (24,234)  (17,991)    (8,236)
 Cash flows provided by
  (used in) financing
  activities............   (6,128)  (3,549)   7,382    8,696    4,226       8,643    10,532      4,117

--------
See footnotes on page 7.

                                                  HISTORICAL AT   PRO FORMA AT
                                                  JUNE 30, 1997 JUNE 30, 1997(4)
                                                  ------------- ----------------
BALANCE SHEET DATA:
Total assets.....................................    $68,971        $73,734
Long-term debt, net of current portion...........     32,902          6,620
Redeemable common stock(5).......................      7,797          7,797
Stockholders' equity.............................     14,542         41,287

--------
(1) Reflects (i) the Sun Services Acquisition for the year ended December 31, 1996 and the six months ended June 30, 1996 as if it occurred on January 1, 1996. For the six months ended June 30, 1997, the historical results of Sun Services for the period from April 1, 1997 to April 16, 1997 have not been included and are not material to the Company, (ii) certain adjustments directly attributable to the Sun Services Acquisition for the aforementioned periods, (iii) the Company's change in income tax status from an S corporation for income tax purposes to a C corporation and the application of an estimated income tax rate of 40%, and (iv) this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." See "Unaudited Pro Forma Financial Data."
(2) Pro forma net income per common share and pro forma weighted average number of common shares outstanding include all Common Stock equivalents and are reflective of: (i) the Mac-Gray Combination and (ii) the number of shares of Common Stock required to be issued in this offering in order to pay the estimated $9.0 million distribution expected to be declared immediately prior to the consummation of this offering and paid from the proceeds thereof. Pro forma net income per share was computed using the treasury stock method and all Common Stock and Common Stock equivalents issued within twelve months of this offering have been included in computing Common Stock and Common Stock equivalents. The pro forma net income per common share, after giving effect to the number of shares required to be issued in order to repay the debt and the accompanying reduction in related interest expense (tax-effected) would have been $0.46 and $0.28 for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively.
(3) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because the Company's management believes that certain investors may find it to be a useful tool for measuring the Company's ability to meet its future debt service, capital expenditure and working capital requirements.
(4) Reflects (i) the planned distribution following the consummation of this offering of approximately $9.0 million to the Company's stockholders of record as of a date immediately prior to the consummation of this offering,
    (ii) the increase in the Company's net deferred tax liabilities of approximately $4.3 million pursuant to the Company's change in tax status from an S corporation to a C corporation and (iii) this offering and the application of the net proceeds therefrom as described under "Use of Proceeds."
(5) Redeemable Common Stock was issued in connection with the Sun Services Acquisition.

                                ----------------

  This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

IMPLEMENTATION OF ACQUISITION STRATEGY; INTEGRATION OF ACQUIRED BUSINESSES

  The Company's growth strategy depends, in part, on its ability to acquire and successfully integrate and operate additional businesses. In order to pursue this strategy, the Company continually evaluates potential acquisition candidates that provide services to the multi-housing market, including Laundry Route businesses as well as businesses that could provide ancillary services, such as photocopying, vending machines and telephones, to the Company's customer base and target market. The success of any completed acquisition will depend in large measure on the Company's ability to integrate the assets, maintain and improve the results of operations and increase the revenue of the acquired business. The process of integrating acquired businesses, and in particular, geographically diverse operations or operations outside the Company's core business, with the Company's business may involve unforeseen difficulties and may require a disproportionate amount of the Company's financial and other resources, including management time. While the Company generally believes that its management team and business structure enable it to operate a significantly larger and more diverse operation, there is no assurance that the Company will be able to successfully integrate acquired businesses into its existing operations and to implement effective cost savings programs.

  The Company has experienced increased competition in its acquisition activities. Growing competition may increase purchase prices for future acquisitions to levels that make the acquisitions less attractive or uneconomic. In addition, future acquisitions accounted for under the purchase method of accounting may result in the recording of goodwill, the amortization of which may reduce the Company's net income. If further acquisitions are made, the Company expects to continue to use cash and securities, including shares of Common Stock, as consideration for such acquisitions. Use of the Company's Common Stock as acquisition consideration may result in dilution to the Company's stockholders. In the event that the Common Stock does not maintain a sufficient valuation or if potential acquisition candidates are unwilling to accept shares of Common Stock as consideration, the Company will be required to use more cash resources or other consideration to continue its acquisition program. In addition, if the Company is unable to generate sufficient cash for further acquisitions from existing operations, the Company's acquisition program could be adversely affected unless the Company is able to obtain additional capital through external financings or can borrow sufficient amounts. Any such debt financing will result in additional leverage and any further equity financing may result in dilution to the Company's stockholders. In addition, the Company is currently restricted through September 2000 in its ability to acquire or operate laundry rooms in multi-housing facilities in the District of Columbia, Maryland, Tennessee, Virginia and West Virginia pursuant to a non-competition agreement entered into in connection with a transaction consummated in 1990. This restriction on the Company's activities, which will remain in effect after consummation of this offering and will limit the Company's access to a geographic segment of the market, would terminate before September 2000 upon certain changes in the Company's ownership. There can be no assurance that suitable additional acquisitions can be identified, financed, consummated on acceptable terms and integrated into the Company's operations or that future acquisitions will be financially and operationally successful. Failure to identify, finance and consummate acquisitions on acceptable terms, or to integrate acquired operations into the Company's operations could have a material adverse effect on the Company's business, results of operations, financial condition and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business-- Company Strategy."

COMPETITION

  The card and coin-operated laundry services industry is highly competitive. In most of the Company's markets, laundry services may be available through property owners and managers that operate their own laundry rooms ("Self-Owners"), private, family-owned businesses or large regional and national laundry services companies. In the competition to supply services to property owners, local private businesses tend to have long-standing relationships with customers in their specific geographic market, and the larger companies participating in the industry consolidation, two of which have significantly larger installed machine bases than the Company's, tend to have significant operational and managerial resources to devote to expansion and to capture additional market share. Accordingly, there can be no assurance that the Company will be able to compete effectively in any specific geographic location in the business of supplying laundry equipment services to property owners and managers or in the acquisition of other businesses. See "Business--Competition."

DEPENDENCE UPON SENIOR EXECUTIVES

  The Company is currently dependent to a significant degree upon the ability and experience of four senior executives: Stewart Gray MacDonald, Jr., John S. Olbrych, Neil F. MacLellan, III and Patrick A. Flanagan. The Company has elected not to enter into employment agreements with any of these executives. The Company's preference to not utilize employment agreements for its senior executives may affect the Company's ability to attract and retain senior executives in the future. The loss of any of the Company's senior executives could adversely affect the Company's ability to maintain its current operating performance or to achieve growth through acquisitions. See "Management."

SIGNIFICANT CAPITAL EXPENDITURES; ADDITIONAL FINANCINGS

  The industry in which the Company operates is capital intensive. Accordingly, the Company must continue to make capital expenditures in order to periodically replace its existing equipment. In addition, the Company's plan to utilize newly available smart card based technologies with its equipment will also result in significant capital expenditures. While the Company anticipates that its existing capital resources, including the net proceeds from this offering and its line of credit, as well as cash from operations, will be adequate to finance anticipated capital expenditures, there can be no assurance that such resources or cash flows will be sufficient or that the incremental revenue and cost efficiencies associated with technological enhancements, such as the smart card, will justify the significant capital expenditures. To the extent that its available resources are insufficient to fund capital requirements, the Company may need to raise additional funds through public or private financings that may or may not be on terms favorable to the Company and, in the case of equity financings, could result in dilution to the Company's stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Card and Coin-Operated Laundry Route Business" and "--Technology."

UNCERTAINTY OF MARKET ACCEPTANCE OF NEW PRODUCTS AND SERVICES

  The Company is currently introducing, and intends to introduce in the future, new products and services utilizing smart card based technologies. While the Company believes that cashless transactions will be attractive to its customers and will provide the Company with certain benefits, there can be no assurance that there will be widespread acceptance of these products by property owners, managers, colleges and universities and residents, or that technical or operational problems will not arise from their implementation. A lack of market acceptance of these new products and services could have a material adverse effect on the Company's business, results of operations, financial condition and prospects. See "Business--Technology."

DEPENDENCE UPON LEASE RENEWALS

  The Company's business is highly dependent upon the renewal of its leases with property owners, colleges and universities and public housing authorities. The Company has traditionally relied upon exclusive, long-term leases with its customers, as well as frequent customer interaction and an historical emphasis on customer service, to assure continuity of financial and operating results. There can be no assurance that the Company will be able to continue to secure long-term exclusive leases with its customers or that it will continue to successfully renew expiring leases. Any failure by the Company to continue to obtain long-term exclusive leases with a substantial number of its customers, or to successfully renew its existing leases as they expire, could have a material adverse effect on the Company's business, results of operations, financial condition and prospects. In addition, the Company has occasionally experienced loss of business when property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels. There can be no assurance that future economic downturns will not result in similar losses of business. See "Business--Card and Coin-Operated Laundry Route Business--Facility Leasing."

DEPENDENCE UPON CERTAIN SUPPLIERS

  The Company currently purchases more than 90% of the equipment that it utilizes in its Laundry Route business from Maytag. In addition, the Company derives a significant amount of its non-Laundry Route revenue, as well as certain competitive advantages, from its position as a distributor of Maytag commercial laundry products. Although the purchase and distribution agreements between the Company and Maytag are terminable by either party upon written notice, the Company has never had such an agreement terminated by Maytag. The Company also currently purchases substantially all of its smart card based equipment from Schlumberger, a manufacturer of card based electronic transaction systems. The Company may choose to continue to rely substantially in the future on the Schlumberger technology and its relationship with Schlumberger in general. A termination of, or substantial revision of the terms of, the contractual arrangements or business relationships with Maytag or Schlumberger could have a material adverse effect on the Company's business, results of operations, financial condition and prospects. See "Business--Technology" and "--Laundry Equipment Sales, Leasing and Service."

RESTRICTIONS IMPOSED BY THE COMPANY'S INDEBTEDNESS

  The Company has a credit agreement with State Street Bank and Trust Company and CoreStates Bank, which provides the Company with a $50.0 million revolving credit facility (the "Credit Facility"). The Company intends to use the proceeds of this offering to pay off approximately $31.0 million of the amount outstanding under the Credit Facility; however, the Company will continue to have access to funds under the Credit Facility should the need for financing arise provided the Company is not in default under the terms of the Credit Facility. In the event the Company borrows significant amounts under the Credit Facility, such level of indebtedness could have important consequences to the Company and its stockholders, including the following: (i) a substantial portion of the Company's cash flow from operations would need to be dedicated to the payment of the principal of and interest on such indebtedness and would not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes could be materially limited or impaired; and (iii) the Company's level of indebtedness could reduce the Company's flexibility to respond to changing business and economic conditions. The Credit Facility contains various covenants limiting the discretion of the Company's management with respect to certain business matters, including financial and other operating covenants. Failure to comply with any such covenants would permit the lender to accelerate the maturity of the loan, which could have a material adverse effect on the Company's business, results of operations, financial condition and prospects. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

VOTING CONTROL BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

  After giving effect to the sale of the shares of Common Stock offered hereby, the principal stockholders, directors and executive officers of the Company and their affiliates will beneficially own in the aggregate approximately 64% of the outstanding Common Stock. This percentage ownership does not give effect to the exercise of options to purchase 425,315 shares of Common Stock held by certain of these individuals, which, if exercised in whole or in part, will further concentrate ownership of the Common Stock. As a result, the above-referenced stockholders will retain the voting power required to elect all of the Company's directors and to approve all other matters requiring approval by a majority of the stockholders of the Company including, in many cases, significant corporate transactions, such as mergers and sales of all or substantially all of the Company's assets. Such concentration of ownership, together, in some cases, with certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws and certain sections of the Delaware General Corporation Law, may have the effect of delaying or preventing a change in control of the Company. See "--Anti-takeover Effect of Certificate of Incorporation and By-law Provisions and Delaware Law," "Management--Directors and Executive Officers" and "Principal Stockholders."

TERMINATION OF S CORPORATION STATUS AND DISTRIBUTION TO CURRENT STOCKHOLDERS

  The Company and certain of its predecessors have been treated for federal income tax purposes as S corporations under the Internal Revenue Code of 1986, as amended (the "Code"). Upon consummation of this offering (the "Termination Date"), the Company's status as an S corporation under the Code will automatically terminate and the Company will thereafter be subject to federal and state income taxes. As an S corporation, the Company's and certain of its predecessors' earnings have been taxed, for federal and state income tax purposes, directly to the stockholders. The Company has historically retained a significant portion of its earnings, which would otherwise have been available for distribution to its stockholders, in order to capitalize the Company. Following consummation of this offering, the Company intends to use a portion of the proceeds of this offering to fund a distribution to the Company's stockholders of record as of a date immediately prior to consummation of this offering in the amount of approximately $9.0 million. This distribution represents a significant portion of the historical earnings that have previously been taxed directly to the stockholders of the Company and certain of its predecessors and which were available for distribution to them. Purchasers of Common Stock in this offering will not receive any portion of the distribution. In addition, in connection with the automatic termination of its S corporation status, the Company will recognize a non-recurring charge of approximately $4.3 million in the quarter during which the Termination Date occurs as well as an addition of approximately $4.3 million in net deferred tax liabilities in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." See "Termination of S Corporation Status," "Use of Proceeds," "Principal Stockholders," "Certain Relationships and Related Transactions" and Note 15 of the Notes to the Mac-Gray Co., Inc. and Mac-Gray L.P. Combined Financial Statements for December 31, 1996.

COMMON STOCK CONTINGENT REPURCHASE OBLIGATION

  The Company is obligated to repurchase up to 612,026 shares of Common Stock issued in connection with the Sun Services Acquisition at a purchase price of $12.74 per share in the event the holder or holders of such shares elects to require the Company to repurchase such shares (the "Put Right"). This Put Right terminates on the third anniversary of the closing of this offering. There can be no assurance that the holder or holders of such shares will not exercise the Put Right, nor can there be any assurance that, once exercised, the Company will be able to obtain financing to satisfy such Put Right on terms satisfactory to the Company, if at all. In the event the Company was required to repurchase such shares, it may be required to incur additional indebtedness under its Credit Facility to fund such repurchase. In the event the Company was unable to borrow such funds under its Credit Facility, the Company would need to pursue alternative financing sources which, if available, may be at higher interest rates than presently available under the Company's existing Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

ANTI-TAKEOVER EFFECT OF CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS AND DELAWARE LAW

  Certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws, certain sections of the Delaware General Corporation Law and the ability of the Company's Board of Directors (the "Board of Directors") to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, including takeovers which certain stockholders may deem to be in their best interests. These provisions and the ability of the Board of Directors to issue preferred stock without further action by stockholders could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interests of stockholders. Such anti-takeover provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of stockholder voting by written consent, the absence of cumulative voting for directors, the removal of directors only for cause, the vesting of exclusive authority in the Board of Directors to determine the size of the Board of Directors and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Board of Directors (except as otherwise required by law) to call special meetings of stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Board of Directors. The Company is subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of the Company's Common Stock. See "Description of Capital Stock--Certain Provisions of Certificate and By-laws" and "--Statutory Business Combination Provision."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of the Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. In addition to the 4,000,000 shares of Common Stock offered hereby, 6,979,826 shares of Common Stock (including 612,026 shares of redeemable Common Stock) owned by current stockholders of the Company will be eligible for sale in the public market beginning April 17, 1998. The holders of all of such shares have agreed not to publicly offer, sell or otherwise dispose of any shares of Common Stock owned by them for 180 days from the date of this Prospectus without the consent of Salomon Brothers Inc. Upon the later of the expiration of such agreement or such date, pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), such stockholders may sell such shares without registration, subject to certain limitations, including limitations on volume of sales. If such stockholders should sell or otherwise dispose of a substantial amount of Common Stock in the public market, the prevailing market price for the Common Stock could be adversely affected. The holders of 6,979,826 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public and to include some or all of their shares of Common Stock in a registration statement filed by the Company. The Company also intends to register, soon after the consummation of this offering, at least 750,000 shares of Common Stock issuable pursuant to the 1997 Stock Plan. See "Management--1997 Stock Option and Incentive Plan," "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale."

POTENTIAL VOLATILITY OF STOCK PRICE

  The trading price of the Common Stock may be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by investment analysts or changes in business or regulatory conditions affecting the Company, its customers or its competitors. The stock market historically has experienced volatility which sometimes has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock.

ABSENCE OF DIVIDENDS

  Following the consummation of this offering, the Company intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Declaration of dividends will in the future depend upon, among other things, the Company's results of operations, financial condition, acquisitions, capital requirements and general business condition. The Credit Facility also restricts dividend payments in certain limited circumstances. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ABSENCE OF PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

  Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop after this offering, or, if developed, that it will be sustained. The initial public offering price has been determined by negotiation between the Company and representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a description of the factors considered in determining the initial public offering price.

MATERIAL BENEFITS TO CERTAIN INSIDERS

  The Company is obligated to make certain payments to a current director of the Company as a result of an agreement entered into in connection with the Company's acquisition of Sun Services, which was owned by such director. In addition, the Company is obligated to make certain payments to the wife of the Company's co-founder and former Chief Executive Officer for the remainder of her life. See "Certain Relationships and Related Transactions."

IMMEDIATE AND SUBSTANTIAL DILUTION TO PURCHASERS IN OFFERING

  The initial public offering price is substantially higher than the book value per share of Common Stock. Accordingly, purchasers in this offering will suffer immediate and substantial dilution of $8.56. Additional dilution will occur upon the exercise of outstanding options to purchase shares of Common Stock granted by the Company to independent members of its Board of Directors and certain of the Company's employees, including certain members of the Company's management, pursuant to the 1997 Stock Plan. See "Dilution" and "Management--1997 Stock Option and Incentive Plan."

                                  THE COMPANY

  Certain predecessors to the Company have engaged in the Company's principal business since 1927. Mac-Gray Co., the Company's largest operating subsidiary, was incorporated in 1952 and was reincorporated in Delaware in 1992. The Limited Partnership, of which Mac-Gray Co. was the sole general partner, was organized in Delaware in 1995 to hold a significant portion of the Company's operations in the Midwest. On April 17, 1997, Mac-Gray Co. and the Limited Partnership were reorganized to create the Company and to operate as wholly owned subsidiaries of the Company. The Limited Partnership was thereafter immediately merged with and into Mac-Gray Co. Concurrently with the Mac-Gray Combination, the Company acquired Sun Services for cash, the assumption of certain liabilities and the issuance of shares of Common Stock.

  Mac-Gray Corporation, incorporated in Delaware in 1997 in connection with the Mac-Gray Combination and the Sun Services Acquisition, operates as a holding company for its wholly owned subsidiaries including Mac-Gray Co., RBCO and a corporate successor to SSA. The Company, along with these principal subsidiaries, operates Laundry Routes and distributes commercial laundry products. Unless the context otherwise requires, all references to the Company shall mean Mac-Gray Corporation and its subsidiaries and predecessors, including Mac-Gray Co. and the Limited Partnership, and businesses that it has acquired from their respective dates of acquisition, including Sun Services.

  The Company's executive offices are located at 22 Water Street, Cambridge, Massachusetts 02141, and its telephone number is (617) 492-4040.

                      TERMINATION OF S CORPORATION STATUS

  The Company and certain of its predecessors elected Subchapter S status under the Code and comparable provisions of certain state income tax laws. An S corporation, generally, is not subject to income tax at the corporate level (with certain exceptions under certain state income tax laws). Instead, the S corporation's income, generally, passes through to its stockholders and is taxed personally to them. As a result, the Company's and certain of its predecessors' earnings have been taxed for federal and state income tax purposes, with certain exceptions, directly to the stockholders of the Company. The Company and certain of its predecessors have historically retained a significant portion of their respective earnings, which would otherwise have been available for distribution to their stockholders, in order to capitalize such companies.

  Upon the Termination Date, the Company's status as an S corporation under the Code will automatically terminate. Prior to the Termination Date, the Company intends to declare a distribution of approximately $9.0 million of previously taxed but undistributed earnings payable to stockholders of record as of such date. This distribution, which will be paid immediately following consummation of this offering from the proceeds thereof, represents a significant portion of the Company's and certain of its predecessors' undistributed historical earnings through June 30, 1997 which have previously been taxed for federal and state income tax purposes directly to the stockholders of such companies. See "Risk Factors--Termination of S Corporation Status and Distribution to Current Stockholders," "Use of Proceeds," "Principal Stockholders," "Certain Relationships and Related Transactions" and Note 15 of the Mac-Gray Co., Inc. and Mac-Gray L.P. Notes to Combined Financial Statements for December 31, 1996.

  In connection with the automatic termination of its S corporation status, the Company will recognize a non-recurring charge of approximately $4.3 million in the quarter during which the Termination Date occurs, as well as an addition of approximately $4.3 million in net deferred tax liabilities in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Further, the Company, which has not previously been subject to federal and state taxes on its corporate earnings, will thereafter be subject to such taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby (after deducting the underwriting discounts and estimated offering expenses payable by the Company) will be approximately $40.0 million ($46.2 million if the Underwriters' over-allotment option is exercised in full). The uses of such net proceeds will be as follows: (i) approximately $31.0 million will be used to repay senior secured indebtedness incurred under the Credit Facility which was incurred to finance the consideration paid in connection with the acquisitions consummated during the past twelve months, to finance the purchase of capital equipment and to fund working capital and (ii) approximately $9.0 million will be used to pay the distribution following the consummation of this offering of previously taxed but undistributed earnings to the Company's stockholders of record as of a date immediately prior to the consummation of this offering. In the event the Underwriters' over-allotment option is exercised in full, the additional proceeds therefrom will be used to repay the remaining debt currently outstanding under the Credit Facility and any remaining proceeds from such over-allotment option exercise will be used for general corporate purposes, which may include future acquisitions. Although the Company frequently evaluates acquisition candidates as part of its normal operating strategy, the Company currently has no agreements or understandings with respect to any material future acquisitions. The indebtedness under the Credit Facility (i) bears interest, prior to the consummation of this offering, at the Company's option, at a variable rate of the prime rate plus 0.5% or LIBOR plus 2.5% and, following the consummation of this offering, at the Company's option, at the prime rate minus 0.5% or LIBOR plus 2.0% and (ii) is payable on April 14, 1999. As of September 15, 1997, the interest rate on the first $22 million of indebtedness under the Credit Facility was approximately 8.22% and the interest rate on the remaining balance under the Credit Facility was approximately 9.0%. Funds will be available under the Credit Facility, including the amounts repaid with the proceeds of this offering, to the Company following the consummation of this offering. Until used, the proceeds of this offering will be invested in short-term, investment grade, interest-bearing obligations.

                                DIVIDEND POLICY

  Following the consummation of this offering, the Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon the financial condition, capital requirements and earnings of the Company and such other factors as the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Immediately following the consummation of this offering, the Company intends to distribute approximately $9.0 million of previously taxed but undistributed earnings to its existing stockholders. Purchasers of Common Stock in this offering will not receive any portion of this distribution. See "Termination of S Corporation Status" and "Use of Proceeds." The Company, as an S corporation, distributed an aggregate of approximately $3.4 million and $4.5 million to its stockholders during 1996 and 1995, respectively, the majority of which funded the stockholders' tax liabilities incurred as a result of the Company's and certain of its predecessors' earnings being taxed directly to the stockholders.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company at June 30, 1997; and the pro forma as adjusted capitalization which gives effect to: (i) the planned distribution following the consummation of this offering of approximately $9.0 million of previously taxed but undistributed earnings to the Company's stockholders of record as of a date immediately prior to the consummation of this offering, (ii) the increase in the Company's net deferred tax liabilities of approximately $4.3 million pursuant to the Company's change in tax status from an S corporation to a C corporation and (iii) this offering and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                          JUNE 30, 1997
                                                  -----------------------------
                                                                   PRO FORMA
                                                  ACTUAL (1)(2) AS ADJUSTED (1)
                                                  ------------- ---------------
                                                   (IN THOUSANDS, EXCEPT SHARE
                                                       AND PER SHARE DATA)
Short-term debt:
  Credit Facility (3)............................    $    --        $    --
  Other debt.....................................      2,370          2,370
Long-term debt:
  Credit Facility (3)............................     26,282             --(5)
  Other debt.....................................      6,620          6,620
Redeemable Common Stock, 612,026 shares (4)......      7,797          7,797
Stockholders' equity:
  Common Stock of Mac-Gray Corporation ($.01 par
   value; 30,000,000 shares authorized, 6,367,800
   actual shares and 10,367,800 pro forma as
   adjusted shares issued and outstanding,
   respectively).................................         64            104
  Additional paid-in capital.....................         --         40,925
  Retained earnings..............................     14,220            --
  Net unrealized gain on available-for-sale
   security, net of tax..........................        258            258
                                                     -------        -------
    Total stockholders' equity...................     14,542         41,287
                                                     -------        -------
    Total capitalization.........................    $57,611        $58,074
                                                     =======        =======

--------
(1) Excludes (i) 638,340 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the 1997 Stock Plan at a weighted average exercise price of $8.86 per share and (ii) 111,660 shares of Common Stock available for future grants under the 1997 Stock Plan, subject to increase upon consummation of this offering. See "Management-- 1997 Stock Option and Incentive Plan."
(2) See unaudited June 30, 1997 balance sheet included in the Company's 1996 audited financial statements.
(3) Following the consummation of this offering, the Company will have approximately $50.0 million available under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(4) Redeemable Common Stock was issued in connection with the Sun Services Acquisition.
(5) In addition, net proceeds of this offering will also be used to repay additional borrowings under the Credit Facility incurred subsequent to June 30, 1997.

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1997, was $(13.3) million or $(1.90) per share of Common Stock. "Net tangible book value" represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities on a pro forma basis, including the effect of the Company's change in income tax status from an S corporation to a C corporation and also including the distribution that is planned to be declared immediately prior to the consummation of this offering, and divided by the pro forma number of shares of Common Stock outstanding. Without taking into account any other changes in such pro forma net tangible book value after June 30, 1997, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 4,000,000 shares of Common Stock offered hereby after deducting the underwriting discounts and estimated offering expenses, the net pro forma tangible book value of the Company as of June 30, 1997 would have been $26.8 million, or $2.44 per share. This represents an immediate increase in net tangible book value of $4.34 per share to existing stockholders and an immediate dilution in net tangible book value of $8.56 per share to new investors purchasing Common Stock in this offering. The following table illustrates this per share dilution:

     Price to public............................................         $11.00
       Pro forma net tangible book value per share before this
        offering................................................ $(1.90)
       Increase per share attributable to new investors.........   4.34
                                                                 ------
     Pro forma net tangible book value per share after this
      offering..................................................           2.44
                                                                         ------
     Dilution per share to new investors........................         $ 8.56
                                                                         ======

  The following table summarizes, as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the estimated total consideration paid to the Company and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders..........  6,979,826    64%  $10,364,000    19%   $ 1.48
New investors..................  4,000,000    36%  $44,000,000    81%   $11.00
                                ----------   ---   -----------   ---
  Total........................ 10,979,826   100%  $54,364,000   100%
                                ==========   ===   ===========   ===

  The foregoing table and computations assume no exercise of any outstanding stock options or the Underwriters' over-allotment option. As of September 15, 1997, there were 638,340 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $8.86 per share, none of which are exercisable as of the date of this Prospectus. In addition, there are 111,660 shares of Common Stock reserved for future issuance under the Company's 1997 Stock Plan, subject to increase upon consummation of this offering. In the event that any shares available for issuance upon exercise of outstanding options are issued, there will be further dilution to new investors. See "Capitalization," "Management-- Executive Compensation," "--1997 Stock Option and Incentive Plan," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

  Set forth below are selected historical financial data of the Company as of the dates and for the periods indicated. The selected historical combined financial data of the Company for the three years in the period ended December 31, 1996 were derived from the historical combined financial statements of the Company that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus. The selected historical combined financial data of the Company for the two years in the period ended December 31, 1993 and the six months ended June 30, 1996 and 1997 have not been audited. Results for interim periods include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for the fair presentation of the results for such periods; however, they are not necessarily indicative of results for the full year. The selected combined financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                         SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                   JUNE 30,
                          ---------------------------------------------  ------------------
                           1992     1993     1994     1995      1996      1996     1997(1)
                          -------  -------  -------  -------  ---------  -------  ---------
                            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME:
Revenue.................  $40,030  $44,942  $48,031  $50,710  $  64,427  $29,025  $  38,288
Cost of revenue:
 Commissions............   15,182   17,762   19,168   20,471     25,760   11,622     14,639
 Laundry route expendi-
  tures.................    6,381    7,458    7,889    8,251     10,955    4,600      6,231
 Depreciation and amor-
  tization..............    3,921    4,377    4,756    4,899      6,216    2,715      3,776
 Cost of equipment
  sales.................    1,911    1,700    2,673    2,938      5,189    2,280      3,831
                          -------  -------  -------  -------  ---------  -------  ---------
 Total cost of revenue..   27,395   31,297   34,486   36,559     48,120   21,217     28,477
Operating expenses:
 General and administra-
  tion (2)..............    6,270    3,383    3,085    3,901      3,952    1,874      2,076
 Sales and marketing....    2,202    2,445    2,501    2,531      3,803    1,541      2,697
 Depreciation...........      369      421      442      455        517      242        382
                          -------  -------  -------  -------  ---------  -------  ---------
 Total operating ex-
  penses................    8,841    6,249    6,028    6,887      8,272    3,657      5,155
                          -------  -------  -------  -------  ---------  -------  ---------
Income from operations..    3,794    7,396    7,517    7,264      8,035    4,151      4,656
 Interest expense.......     (496)  (1,437)  (1,217)  (1,175)    (1,956)    (751)    (1,431)
 Other income (expense),
  net...................       73       71       70       55        (87)       1         39
                          -------  -------  -------  -------  ---------  -------  ---------
Income before provision
 for income taxes.......    3,371    6,030    6,370    6,144      5,992    3,401      3,264
 Provision for income
  taxes.................     (207)    (330)    (388)    (374)      (465)    (255)      (232)
                          -------  -------  -------  -------  ---------  -------  ---------
Net income..............  $ 3,164  $ 5,700  $ 5,982  $ 5,770  $   5,527  $ 3,146  $   3,032
                          =======  =======  =======  =======  =========  =======  =========
Pro Forma as adjusted
 net income (3).........                                      $   3,595           $   1,958
                                                              =========           =========
Pro Forma as adjusted
 net income per common
 share (4)..............                                      $    0.48           $    0.26
                                                              =========           =========
Pro Forma as adjusted
 weighted average common
 shares outstanding
 (4)....................                                      7,468,383           7,468,383
                                                              =========           =========
OTHER FINANCIAL DATA:
 EBITDA (5).............  $ 8,157  $12,265  $12,785  $12,673  $  14,681  $ 7,109  $   8,853
 Depreciation and amor-
  tization..............    4,290    4,798    5,198    5,354      6,733    2,957      4,158
 Capital expenditures...    5,119    5,407    5,679    4,421      7,635    2,986      2,998
 Cash flows from operat-
  ing activities........    9,924    9,405   10,650   10,417     13,650    5,682      3,546
 Cash flows used in
  investing activities..   (6,622)  (5,689)  (5,613)  (5,105)   (22,070) (15,803)    (7,956)
 Cash flows provided by
  (used in) financing
  activities............   (2,103)  (3,744)  (6,128)  (3,549)     7,382    8,696      4,226
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Working capital........  $(3,160) $(3,437) $(4,181) $(2,237) $  (6,069) $(3,643) $  (2,223)
 Total assets...........   29,462   32,713   33,292   36,754     54,108   50,208     68,971
 Long-term debt, net of
  current portion.......   17,539   15,718   13,544   11,843     23,325   24,109     32,902
 Redeemable common stock
  (6)...................      --       --       --       --         --       --       7,797
 Stockholders' equity...    3,713    6,783    9,439   12,850     14,683   13,507     14,542

--------
See footnotes on page 19.

(1) The financial data for the six months ended June 30, 1997 includes the results of the Sun Services Acquisition subsequent to the acquisition date of April 17, 1997.
(2) In 1992, the Company recorded a severance charge of $2.8 million as a result of the retirement of a long-time employee.
(3) Pro forma as adjusted net income has been adjusted to give effect to the Company's operations as if the Company were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.
(4) Pro forma as adjusted net income per common share and pro forma as adjusted weighted average number of common shares outstanding include all Common Stock equivalents and are reflective of: (i) the Mac-Gray Combination and (ii) the number of shares of Common Stock required to be issued in this offering in order to pay the estimated $9.0 million distribution expected to be declared immediately prior to the consummation of this offering and paid from the proceeds thereof. Pro forma as adjusted net income per share was computed using the treasury stock method and all Common Stock and Common Stock equivalents issued within twelve months of this offering have been included in computing Common Stock and Common Stock equivalents. The pro forma net income per common share, after giving effect to the number of shares required to be issued in order to repay the debt and the accompanying reduction in related interest expense (tax-effected) would have been $0.46, and $0.27 for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively.
(5) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because the Company's management believes that certain investors may find it to be a useful tool for measuring the Company's ability to meet its future debt services, capital expenditure and working capital requirements.
(6) Redeemable Common Stock was issued in connection with the Sun Services Acquisition.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma combined statements of income for the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997 have been adjusted to reflect the following:

    (i) the Sun Services Acquisition for the year ended December 31, 1996 and the six months ended June 30, 1996 as if it occurred on January 1, 1996. For the six months ended June 30, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to the Company;

    (ii) the Company's change in income tax status from an S corporation for income tax purposes to a C corporation and the application of an estimated effective income tax rate of 40%; and

    (iii) this offering and the application of the net proceeds therefrom as described under "Use of Proceeds."

  The unaudited pro forma combined statements of income do not reflect the non-recurring charge of approximately $4.3 million that will be required to be recorded by the Company on the effective date of this offering to provide for net deferred tax liabilities resulting from the change in income tax status from an S corporation to a C corporation, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

  The unaudited pro forma combined statement of income for the year ended December 31, 1996 does not reflect the results of operations of The Laundry Company, a business acquired in May 1996, for the period January 1, 1996 through April 30, 1996 as it was not considered practicable to obtain the preacquisition results. Alternatively, the Company has included audited combined statements of income of Mac-Gray Co., Inc. and Mac-Gray, L.P. which include ten months of post acquisition results of The Laundry Company in this prospectus.

  The unaudited pro forma adjusted combined balance sheet as of June 30, 1997 presented on page F-3 of the Mac-Gray Co., Inc. and Mac-Gray L.P. combined financial statements includes the financial position of Sun Services as of that date.

  The unaudited pro forma combined financial data are provided for informational purposes only and are not necessarily indicative of the results of operations of the Company had the transactions assumed therein occurred, as described above, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The unaudited pro forma combined financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the combined financial statements and the accompanying notes thereto included elsewhere in this Prospectus.

                              MAC-GRAY CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                            COMPANY                                                           PRO FORMA
                           YEAR ENDED                                         OFFERING AND    YEAR ENDED
                          DECEMBER 31,  SUN SERVICES   PRO FORMA ACQUISITION     OTHER       DECEMBER 31,
                              1996     ACQUISITION (1) COMBINED  ADJUSTMENTS  ADJUSTMENTS        1996
                          ------------ --------------- --------- -----------  ------------   ------------
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue.................    $64,427        $6,664       $71,091     $           $             $  71,091
Cost of revenue:
 Commissions............     25,760         2,718        28,478                                  28,478
 Laundry route expendi-
  tures.................     10,955           820        11,775                                  11,775
 Depreciation and amor-
  tization..............      6,216           655         6,871       584 (3)                     7,455
 Cost of equipment
  sales.................      5,189           277         5,466                                   5,466
                            -------        ------       -------     -----       -------       ---------
 Total cost of revenue..     48,120         4,470        52,590       584                        53,174
Operating expenses:
 General and administra-
  tion..................      3,952         1,220         5,172      (275)(4)                     4,897
 Sales and marketing....      3,803           160         3,963                                   3,963
 Depreciation...........        517            25           542                                     542
                            -------        ------       -------     -----       -------       ---------
 Total operating ex-
  penses................      8,272         1,405         9,677      (275)                        9,402
                            -------        ------       -------     -----                     ---------
Income from operations..      8,035           789         8,824      (309)                        8,515
 Interest expense.......     (1,956)         (267)       (2,223)                  1,371 (5)        (852)
 Other expense, net.....        (87)          (60)         (147)                                   (147)
                            -------        ------       -------     -----       -------       ---------
Income before provision
 for income taxes.......      5,992           462         6,454      (309)        1,371           7,516
 Provision for income
  taxes.................       (465)           --          (465)                 (2,563)(6)      (3,028)
                            -------        ------       -------     -----       -------       ---------
Net income..............    $ 5,527        $  462       $ 5,989     $(309)      $(1,192)      $   4,488
                            =======        ======       =======     =====       =======       =========
Pro forma net income per
 common share (7).......                                                                      $    0.49
                                                                                              =========
Pro forma weighted
 average common shares
 outstanding (7)........                                                                      7,468,383
                                                                                              =========

--------
See footnotes on page 23.

                              MAC-GRAY CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1997

                           COMPANY                                                          PRO FORMA
                          SIX MONTHS                                                        SIX MONTHS
                            ENDED                                           OFFERING AND      ENDED
                           JUNE 30,   SUN SERVICES   PRO FORMA ACQUISITION     OTHER         JUNE 30,
                             1997    ACQUISITION (2) COMBINED  ADJUSTMENTS  ADJUSTMENTS        1997
                          ---------- --------------- --------- -----------  ------------    ----------
                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue.................   $38,288       $2,032       $40,320     $           $             $  40,320
Cost of revenue:
 Commissions............    14,639          797        15,436                                  15,436
 Laundry route expendi-
  tures.................     6,231          183         6,414                                   6,414
 Depreciation and amor-
  tization..............     3,776          209         3,985      146 (3)                      4,131
 Cost of equipment
  sales.................     3,831          164         3,995                                   3,995
                           -------       ------       -------     ----        -------       ---------
 Total cost of revenue..    28,477        1,353        29,830      146                         29,976
Operating expenses:
 General and administra-
  tion..................     2,076          307         2,383     (137)(4)                      2,246
 Sales and marketing....     2,697           47         2,744                                   2,744
 Depreciation...........       382            6           388                                     388
                           -------       ------       -------     ----        -------       ---------
 Total operating ex-
  penses................     5,155          360         5,515     (137)                         5,378
                           -------       ------       -------     ----                      ---------
Income from operations..     4,656          319         4,975       (9)                         4,966
 Interest expense.......    (1,431)         (89)       (1,520)                  1,095 (5)        (425)
 Other income (expense),
  net...................        39          --             39                                      39
                           -------       ------       -------     ----        -------       ---------
Income before provision
 for income taxes.......     3,264          230         3,494       (9)         1,095           4,580
 Provision for income
  taxes.................      (232)         --           (232)                 (1,600)(6)      (1,832)
                           -------       ------       -------     ----        -------       ---------
Net income..............   $ 3,032       $  230       $ 3,262     $ (9)       $  (505)      $   2,748
                           =======       ======       =======     ====        =======       =========
Pro forma net income per
 common share (7).......                                                                    $    0.28
                                                                                            =========
Pro forma weighted aver-
 age common shares out-
 standing (7)...........                                                                    7,468,383
                                                                                            =========

--------
See footnotes on page 23.

                             MAC-GRAY CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                        SIX MONTHS ENDED JUNE 30, 1996

                           COMPANY                                                         PRO FORMA
                          SIX MONTHS                                                       SIX MONTHS
                            ENDED                                           OFFERING AND     ENDED
                           JUNE 30,   SUN SERVICES   PRO FORMA ACQUISITION     OTHER        JUNE 30,
                             1996    ACQUISITION (1) COMBINED  ADJUSTMENTS  ADJUSTMENTS       1996
                          ---------- --------------- --------- -----------  ------------   ----------
                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue.................   $29,025       $3,231       $32,256     $           $            $  32,256
Cost of revenue:
 Commissions............    11,622        1,415        13,037                                 13,037
 Laundry route expendi-
  tures.................     4,600          403         5,003                                  5,003
 Depreciation and amor-
  tization..............     2,715          298         3,013       146 (3)                    3,159
 Cost of equipment
  sales.................     2,280           35         2,315                                  2,315
                           -------       ------       -------     -----       -------      ---------
 Total cost of revenue..    21,217        2,151        23,368       146                       23,514
Operating expenses:
 General and administra-
  tion..................     1,874          587         2,461      (137)(4)                    2,324
 Sales and marketing....     1,541           73         1,614                                  1,614
 Depreciation...........       242           11           253                                    253
                           -------       ------       -------     -----       -------      ---------
 Total operating ex-
  penses................     3,657          671         4,328      (137)                       4,191
                           -------       ------       -------     -----       -------      ---------
Income from operations..     4,151          409         4,560        (9)                       4,551
 Interest expense.......      (751)         (97)         (848)                    365 (5)       (483)
 Other income (expense),
  net...................         1           (3)           (2)                                    (2)
                           -------       ------       -------     -----       -------      ---------
Income before provision
 for income taxes.......     3,401          309         3,710        (9)          365          4,066
 Provision for income
  taxes.................      (255)         --           (255)                 (1,371)(6)     (1,626)
                           -------       ------       -------     -----       -------      ---------
Net income..............   $ 3,146       $  309       $ 3,455     $  (9)      $(1,006)     $   2,440
                           =======       ======       =======     =====       =======      =========
Pro forma net income per
 common share (7).......                                                                   $    0.30
                                                                                           =========
Pro forma weighted aver-
 age common shares out-
 standing (7)...........                                                                   7,468,383
                                                                                           =========

--------
(1) Represents historical results of Sun Services for the year ended December 31, 1996 and the six months ended June 30, 1996, as applicable.
(2) For the six months ended June 30, 1997, the historical results of Sun Services for the period from April 1, 1997 to April 16, 1997 have not been included and are not material to the Company.
(3) Reflects increased amortization, due to the Company's application of purchase accounting in the Sun Services Acquisition, in which the excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill and is being amortized over twenty years.
(4) Reflects the decrease in general and administration expenses due to the reduction of Sun Services executive compensation costs as a result of certain agreements entered into in connection with the Sun Services Acquisition.
(5) Reflects the reduction in interest expense due to the use of a portion of the proceeds of this offering (see "Use of Proceeds") to pay down the entire outstanding bank debt under the Credit Facility and the outstanding indebtedness assumed in the Sun Services Acquisition.
(6) Reflects the income tax provision adjustment required to result in a pro forma income tax provision based upon (i) the Company's termination of its S corporation status, resulting in corporate income taxes as a C corporation for all pro forma periods presented and (ii) the direct tax effects of the pro forma adjustments described herein. All income tax adjustments were computed using an estimated effective income tax rate of 40%.
(7) Pro forma net income per common share and pro forma weighted average number of common shares outstanding include all Common Stock equivalents and are reflective of: (i) the Mac-Gray Combination and (ii) the number of shares of Common Stock required to be issued in this offering in order to pay the estimated $9.0 million dividend expected to be declared immediately prior to the consummation of this offering and paid from the proceeds thereof. Pro forma net income per share was computed using the treasury stock method. All Common Stock and Common Stock equivalents issued within twelve months of this offering have been included in computing Common Stock and Common Stock equivalents. The pro forma net income per common share, after giving effect to the number of shares required to be issued in order to repay the debt and the accompanying reduction in related interest expense (tax-effected) would have been $0.46, $0.28, and $0.25 for the year ended December 31,1996 and for the six months ended June 30, 1997 and 1996, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus. The historical financial information presented herein represents (i) consolidated results of the Company, (ii) the combined results of Mac-Gray Co. and the Limited Partnership and (iii) the combined results of SSA and RBCO. The following discussion and analysis should be read in conjunction with the combined financial statements and related notes thereto presented elsewhere in this Prospectus.

OVERVIEW

  The Company derives its revenue principally through the operation and maintenance of card and coin-operated laundry rooms in multiple housing facilities, such as apartment buildings, colleges and universities and public housing complexes. The Company operates its laundry rooms under long-term leases with property owners, colleges and universities and governmental agencies. The leases typically grant the Company the exclusive right to operate laundry rooms on the lessor's premises for a fixed term, which is generally seven to ten years, in exchange for a percentage of the revenue collected. The Company's Laundry Route business consists of approximately 113,000 laundry machines, operated in over 17,000 multiple housing laundry rooms located in 22 states in the Northeast, Southeast and Midwest regions of the United States.

  The Company also derives revenue as a distributor and servicer of commercial laundry equipment manufactured by Maytag. The Company has Maytag distributor agreements for Connecticut, Illinois, Maine, Massachusetts, New Hampshire, New York (except metropolitan New York City), western Pennsylvania, Rhode Island, South Carolina, Vermont and portions of Arkansas, Indiana, Iowa, Mississippi and Missouri. The Company also sells laundry equipment manufactured by American Dryer, Dexter and Whirlpool to provide several alternatives in machine type, cost and capacity. Additionally, the Company sells or rents laundry equipment to restaurants, hotels, health clubs and similar institutional users that operate their own on-premise laundry facilities.

RESULTS OF OPERATIONS

 Six months ended June 30, 1997 compared to six months ended June 30, 1996.

  Revenue. Revenue increased by $9,263,000, or 32%, to $38,288,000 in 1997 from $29,025,000 in 1996. This increase was primarily attributable to growth in existing Laundry Route Revenue and the impact of two full quarter's operation of the businesses acquired in 1996. Laundry Route Revenue increased $7,082,000, of which $3,382,000 was attributable to the expansion of existing operations and $3,700,000 was attributable to an increase in the number of machines operated as a result of the seven acquisitions of Laundry Route businesses subsequent to March 31, 1996. Sales of equipment increased by $2,181,000, of which $814,000 was attributable to growth of revenue from existing distributorships and $1,367,000 was attributable to revenue from two newly acquired distributorships. The Company believes that a substantial portion of the growth of revenue from existing Laundry Routes and from existing distributorships was attributable to the Company's increased expenditures on sales and marketing efforts, which are described below.

  Commissions. Commissions, which are generally paid based upon a percentage of revenue earned in the Company's laundry rooms, increased by $3,017,000, or 26%, to $14,639,000 in 1997 from $11,622,000 in 1996. This increase was primarily attributable to an increase in Laundry Route Revenue which results in an increase in variable expenses related thereto.

  Laundry Route Expenditures. Laundry Route expenditures, which are primarily variable expenses which change with increases and decreases in revenue and include costs associated with installing and servicing machines, as well as the costs of collecting, counting and depositing the revenue, increased by $1,631,000, or 35%, to $6,231,000 in 1997 from $4,600,000 in 1996. This increase was due to the general increase in revenue, which resulted in increased servicing, collecting, counting and depositing activity, as well as increased levels of expenses associated with improving service in some of the acquired businesses.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $1,201,000, or 41%, to $4,158,000 in 1997 from $2,957,000 in 1996. This increase was primarily attributable to the acquisition of seven Laundry Route businesses, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of 8,227 new machines on the Company's existing Laundry Routes.

  Cost of Equipment Sales. Cost of equipment sales increased by $1,551,000, or 68%, to $3,831,000 in 1997 from $2,280,000 in 1996. This increase was attributable to increased equipment sales.

  General and Administration. General and administration expenses increased by $202,000, or 11%, to $2,076,000 in 1997 from $1,874,000 in 1996. This increase was attributable to the hiring of additional clerical and administrative staff to support the increase in the Company's business.

  Sales and Marketing. Sales and marketing expense increased by $1,156,000, or 75%, to $2,697,000 in 1997 from $1,541,000 in 1996. This increase was attributable to the expansion of the marketing department, led by the hiring of an experienced national marketing executive in the third quarter of 1996, and an increase in the number of field sales representatives.

  Interest Expense. Interest expense increased $680,000, or 91%, to $1,431,000 in 1997 from $751,000 in 1996. This increase was primarily attributable to the increased borrowings incurred to finance the acquisitions made during 1996 and 1997.

  Income Tax Expense. Income tax expense decreased by $23,000, or 9%, to $232,000 in 1997 from $255,000 in 1996. The effective income tax rate for 1996 was 7.5% compared to 7.1% for 1997. As the historical income tax provision was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the statutory income tax rate for 1996 and 1997 was 6%. The effective rate differed from the statutory rate in 1996 and 1997 due to expenses recorded for book purposes that are not deductible for income tax purposes.

  The statutory income tax rate utilized by the Company during 1995 and 1996 is not indicative of the statutory income tax rate that will be utilized upon termination of the Company's S corporation status concurrent with the consummation of this offering. Subsequent to the consummation of this offering, the Company's statutory income tax rate will be approximately 40%.

 Fiscal year ended December 31, 1996 compared to fiscal year ended December 31, 1995

  Revenue. Revenue increased by $13,717,000, or 27%, to $64,427,000 in 1996 from $50,710,000 in 1995. This increase was primarily attributable to the acquisition of six Laundry Route businesses, two of which also maintained Maytag distributorships, as well as internal growth of both card and coin Laundry Route Revenue and revenue from sales of equipment under various distribution arrangements. Laundry Route Revenue increased $9,506,000, of which $3,596,000 was attributable to the expansion of existing operations and $5,910,000 was attributable to an increase in the number of machines operated as a result of the six acquisitions of Laundry Route businesses. Sales of equipment increased by $4,211,000, of which $3,111,000 was attributable to growth of revenue from existing distributorships and $1,100,000 was attributable to revenue from two newly acquired distributorships. The Company believes that a substantial portion of the growth of revenue from existing Laundry Routes and from existing distributorships was attributable to the Company's increased expenditures on sales and marketing efforts, which are described below.

  Commissions. Commissions increased by $5,289,000, or 26%, to $25,760,000 in 1996 from $20,471,000 in 1995. This increase was primarily attributable to an increase in Laundry Route revenue, which resulted in an increase in variable expenses, including commissions, related thereto, as well as slightly higher commission rates applicable to the new leases that the Company acquired or entered into during 1995 and 1996.

  Laundry Route Expenditures. Laundry Route expenditures, which include costs associated with installing and servicing machines, as well as the costs of collecting, counting and depositing the revenue, increased by $2,704,000, or 33%, to $10,955,000 in 1996 from $8,251,000 in 1995. This increase was primarily attributable to the increase in Laundry Route business, which resulted in increased servicing and collecting activity.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization which is included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $1,379,000, or 26%, to $6,733,000 in 1996 from $5,354,000 in 1995. The increase was primarily attributable to the acquisition of six Laundry Route businesses, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of 5,143 new machines on the Company's existing Laundry Routes.

  Cost of Equipment Sales. Cost of equipment sales increased by $2,251,000, or 77%, to $5,189,000 in 1996 from $2,938,000 in 1995. This increase was attributable to increased equipment sales.

  General and Administration. General and administration expenses increased by $51,000, or 1%, to $3,952,000 in 1996 from $3,901,000 in 1995. This increase was attributable to the hiring of additional clerical and administrative staff to help support the increase in the Laundry Route business, as well as the increase in the distributorship business. General and administration expenses for 1995 were unusually high as a result of certain expenses related to the hiring, relocation and subsequent termination of a senior executive.

  Sales and Marketing. Sales and marketing expense increased by $1,272,000, or 50%, to $3,803,000 in 1996 from $2,531,000 in 1995. This increase was attributable to the hiring of a significant number of additional field sales representatives, the expansion of the marketing department and the hiring of an experienced national marketing executive in the third quarter of 1996.

  Interest Expense. Interest expense increased $781,000, or 66%, to $1,956,000 in 1996 from $1,175,000 in 1995. This increase was primarily attributable to increased borrowings incurred to finance the six acquisitions completed during 1996.

  Income Tax Expense. Income tax expense increased by $91,000, or 24%, to $465,000 in 1996 from $374,000 in 1995. The effective income tax rate for 1995 was approximately 6.1% compared to 7.8% for 1996. As the historical income tax provision was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the statutory income tax rate for 1995 and 1996 was 6%. The effective income tax rate differed from the statutory rate in 1995 and 1996 due to expenses recorded for book purposes that are not deductible for income tax purposes.

  The statutory income tax rate utilized by the Company during 1995 and 1996 is not indicative of the statutory income tax rate that will be utilized upon termination of the Company's S corporation status concurrent with the consummation of this offering. Subsequent to the consummation of this offering, the Company's statutory income tax rate will be approximately 40%.

 Fiscal year ended December 31, 1995 compared to fiscal year ended December 31, 1994.

  Revenue. Revenue increased by $2,679,000, or 6%, to $50,710,000 in 1995 from $48,031,000 in 1994. This increase was primarily attributable to internal growth of both Laundry Route Revenue and revenue from sales of equipment under various distribution arrangements. Laundry Route Revenue increased $2,579,000, which is primarily attributable to the expansion of existing operations, including an increase in the number of machines operated by the Company. Sales of equipment increased by $100,000 which is attributable to growth of revenue from existing distributorships.

  Commissions. Commissions increased by $1,303,000, or 7%, to $20,471,000 in 1995 from $19,168,000 in 1994. This increase was primarily attributable to an increase in Laundry Route Revenue and the resulting increase in variable expenses, including commissions, related thereto.

  Laundry Route Expenditures. Laundry Route expenditures increased by $362,000, or 5%, to $8,251,000 in 1995 from $7,889,000 in 1994. This increase was primarily attributable to the increased costs of servicing, collecting, counting and depositing the increased revenue which was generated by the increase in the Laundry Route business.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization included as a component of cost of revenue as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $156,000, or 3%, to $5,354,000 in 1995 from $5,198,000 in 1994. The increase was primarily attributable to the placement of 5,280 new machines on the Company's existing Laundry Routes.

  Cost of Equipment Sales. Cost of equipment sales increased by $265,000, or 10%, to $2,938,000 in 1995 from $2,673,000 in 1994. This increase was attributable to increased equipment sales.

  General and Administration. General and administration expenses increased by $816,000, or 26%, to $3,901,000 in 1995 from $3,085,000 in 1994. This increase was primarily attributable to the hiring, relocation and subsequent termination of a senior executive, as well as to a general increase in wages for the Company's clerical personnel.

  Sales and Marketing. Sales and Marketing expense increased by $30,000, or 1%, to $2,531,000 in 1995 from $2,501,000 in 1994. This increase was attributable to the Company's increased sales efforts.

  Interest Expense. Interest expense decreased $42,000, or 3%, to $1,175,000 in 1995 from $1,217,000 in 1994. This decrease was primarily attributable to lower interest rates, the benefit of which was somewhat offset by increased borrowings incurred to finance an acquisition made with cash consideration during 1995.

  Income Tax Expense. Income tax expense decreased by $14,000, or 4%, to $374,000 for 1995 from $388,000 in 1994. The effective income tax rate for 1994 and 1995 was approximately 6.1%. As the historical income tax provision was established to provide for taxes in states that do not recognize Subchapter S corporations, the statutory income tax rate for 1994 and 1995 was 6%. The effective income tax rate differs from the statutory rate in 1994 and 1995 due to expenses recorded for book purposes that are not deductible for income tax purposes.

  The statutory income tax rate utilized by the Company during 1994 and 1995 is not indicative of the statutory income tax rate that will be utilized upon termination of the Company's S corporation status concurrent with the consummation of this offering. Subsequent to the consummation of this offering, the Company's statutory income tax rate will be approximately 40%.

SEASONALITY

  The Company experiences moderate seasonality as a result of its significant operations in the college and university market. Revenues derived from the college and university market represent approximately thirty percent (30%) of the Company's total revenue. These revenues are derived substantially during the school year which includes the first, second and fourth quarters. Conversely, the Company increases its operating expenditures during the third quarter when colleges and universities are not in session as a result of the Company's increased machine installation activities.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of cash have been operating activities and bank borrowings. The Company's primary uses of cash have been the seven acquisitions consummated since May 1996 and for capital expenses including the purchase of new laundry machines and smart card based payment systems. The Company anticipates that it will continue to use cash flow from its operating activities to finance working capital needs, including interest payments on its outstanding indebtedness, as well as capital expenditures. The Company does, however, anticipate that it will also use funds available to it under the Credit Facility to finance possible acquisitions, larger capital expenditures and, as needed, working capital.

  Cash flow from operations was $13,650,000, $10,417,000 and $10,650,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Cash flow from operations consists primarily of Laundry Route Revenue, distributorship and laundry equipment service revenue, commissions, Laundry Route expenditures, cost of equipment sales, general and administration expenses and sales and marketing expenses.

  Cash used in investing activities was $22,070,000, $5,105,000 and $5,613,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The Company invested $14,487,000 and $821,000 for the fiscal years ended December 31, 1996 and 1995 in connection with the seven acquisitions consummated during such periods. The Company also utilized $125,000 as a portion of the consideration paid in connection with the redemption of 2,275 shares of its Common Stock as of January 1, 1996.

  Capital expenditures were $7,635,000, $4,421,000 and $5,679,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Net cash flows (uses) from financing activities, consisting primarily of proceeds from and repayments of bank borrowings and payments of dividends, were $7,382,000, $(3,549,000) and $(6,128,000) for the years ended December
31, 1996, 1995 and 1994, respectively.

  The Company maintains a $50 million revolving line of credit under its Credit Facility with State Street Bank and Trust Company and CoreStates Bank. Outstanding indebtedness under the Credit Facility currently bears interest, at the Company's option, at a rate equal to the prime rate plus 0.5% or LIBOR plus 2.5%. Borrowings under the Credit Facility totalled $26.3 million as of June 30, 1997. Upon consummation of this offering, indebtedness under the Credit Facility will bear interest, at the Company's option, at a rate equal to the prime rate minus 0.5% or LIBOR plus 2.0%. The Credit Facility imposes certain financial covenants on the Company, including (i) a limit on the Company's senior liabilities of 3.5 times and 2.5 times EBITDA for the prior four quarters ending as of the end of each quarter of 1997 and for the prior four quarters ending as of the end of each quarter ending after 1997, respectively; (ii) a requirement to maintain minimum shareholders equity (as specifically defined in the Credit Facility), as measured at the end of each quarter, of $23,000,000 as of December 31, 1996, increasing by $4,000,000 per year thereafter; (iii) a limit on aggregate capital expenditures of $7,000,000, $8,000,000 and $9,000,000 for the years ending December 31, 1996,
1997 and 1998 thereafter, respectively; (iv) minimum EBITDA, measured on a quarterly basis for the immediately preceding four quarters, of $4,000,000;
(v) a minimum fixed charge coverage ratio (EBITDA to scheduled principal and interest payments) of 1.3:1, 1.1:1 and 1.3:1 for the quarters during 1996, 1997 and 1998 and thereafter, respectively; and (vi) a requirement that the Company have minimum annual net income of $4,000,000. The Company was in material compliance with all such covenants, or received a written waiver with respect to any non-compliance therewith, as of the quarter ended June 30, 1997. The Credit Facility, under certain limited circumstances, also restricts the payment of dividends and other distributions as well as certain acquisitions and investments. The Credit Facility is secured by a blanket lien on the assets of the Company and each of its subsidiaries, as well as a pledge by the Company of all of the capital stock of its subsidiaries.

  In connection with the Sun Services Acquisition, the Company issued 612,026 shares of Common Stock to the owner of Sun Services. As a privately owned Company issuing shares of its redeemable Common Stock which, at that point, were substantially illiquid, the Company provided the Sun Services owner with rights (the "Put Rights") to require the Company to repurchase the shares of Common Stock issued by the Company as consideration in the acquisition. The Company also received certain rights (the "Call Rights") to repurchase such shares of Common Stock. Upon consummation of this offering, the Call Rights and certain of the Put Rights terminate. Following consummation of this offering, the Company remains obligated to repurchase shares of Common Stock at a price of $12.74 per share in the event the holder or holders of such shares elect to exercise the Put Rights. Such remaining Put Rights expire on the third anniversary of the closing of this offering. The Put Rights, if exercised, would require the Company to purchase up to 612,026 shares of Common Stock, at a purchase price of $12.74 per share, representing an aggregate purchase price of up to approximately $7.8 million. In the event such Put Rights are exercised, the Company would likely fund the purchase price for such shares of Common Stock by incurring additional indebtedness under its Credit Facility. See "Certain Relationships and Related Transactions."

  The net proceeds from this offering will enable the Company to repay $31.0 million of its existing outstanding indebtedness under the Credit Facility. The Company believes that the proceeds of this offering, together with the amount available under the Credit Facility and cash flow generated by operations will be sufficient to fund the Company's normal working capital needs and capital expenditures for the foreseeable future. In addition, to the extent that the Company were to borrow all amounts then available to it under the Credit Facility in connection with one or more acquisitions or in connection with significant capital expenditures, either in the short-term or in the long-term, management believes that cash generated from operating activities will be sufficient to fund the Company's operating expenses and debt service needs for the foreseeable future. Additional financing, under the Credit Facility or otherwise, may, however, be required after this offering in connection with an acquisition or acquisitions which the Company may consummate in the future. To the extent that any such additional financing was needed, and could not be obtained on terms favorable to the Company, if at all, the Company's ongoing capital improvement efforts and acquisition activity would likely be reduced or delayed as cash generated from operating activities is used for operating expenses and debt service. See "Risk Factors--Risks Associated with Acquisitions; Integration of Acquired Businesses."

INFLATION

  The Company does not believe that its financial performance has been materially affected by inflation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The adoption of SFAS 123 during the Company's fiscal year ended December 31, 1996 did not materially impact the financial position or results of operations of the Company.

  The FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), which is required to be adopted by the Company in its fiscal 1997 financial statements. SFAS 128 requires the Company to disclose a basic and a diluted earnings per share calculation. The basic earnings per share calculation excludes Common Stock equivalents from the earnings per share calculation, while diluted earnings per share is calculated consistent with traditional primary earnings per share calculations. To the extent that the Company has net income and has options or other Common Stock equivalents outstanding, computing basic earnings per share would result in higher earnings per share than would have been reported prior to the adoption of SFAS 128.

  The FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which are required to be adopted by the Company in its fiscal 1998 financial statements. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 131 establishes standards for reporting information on operating segments in financial statements. The Company is currently reviewing the impact of SFAS 130 and SFAS 131 on its financial statements.

                                   BUSINESS

  The Company, founded in 1927, believes that it is among North America's largest suppliers of card and coin-operated laundry services in multiple housing facilities such as apartment buildings, colleges and universities and public housing complexes, and, based upon the Company's survey of colleges and universities, is North America's largest supplier of such services to the college and university market. The Company owns and operates approximately 113,000 card and coin-operated washers and dryers in more than 17,000 multiple housing laundry rooms located in 22 states in the Northeast, Midwest and Southeast regions of the United States. In addition, the Company believes that it is the largest operator of commercial laundry products manufactured by Maytag. The Company's revenue, EBITDA and net income, on a pro forma basis, for the twelve months ended June 30, 1997, were approximately $79.2 million, $17.9 million and $4.8 million, respectively.

  Approximately 90% of the Company's revenue is derived from the operation of washers and dryers in laundry rooms under long-term leases with property owners. Under the Company's long-term leases, which have an average remaining life of more than seven years, the Company typically receives the exclusive right to operate laundry rooms within a multiple housing property in exchange for a percentage of the revenue collected. The Company has been able to retain 99% of its existing machine base, while also adding an average of 5.2% to its machine base, during each of the past four years. The Company believes that its ability to retain its existing machine base in the past, while growing its machine base through acquisitions, is indicative of its service of, and attention to, property owners and managers. The property owner or manager is usually responsible for maintaining and cleaning the premises and for payment of the utilities. The Company leases space within a property, in some instances improves the leased space with new flooring, ceilings and other improvements, and then installs and services the laundry equipment and collects the revenue. The Company sets and adjusts the pricing for its machines based upon local market conditions.

  The Company is also a significant distributor for several major equipment manufacturers, including Maytag. As an equipment distributor, the Company sells commercial laundry equipment to public laundromats, as well as to the real estate industry. The Company is also certified by the manufacturers to service the commercial laundry equipment that it sells. The Company also sells commercial laundry equipment directly to institutional purchasers, including hospitals, restaurants and hotels, for use in their own on-premise laundry facilities.

  The Company recently completed the acquisition of Sun Services, an established laundry services provider, which provides the Company with a foundation from which it can further penetrate the Florida multiple housing market, the third largest such market in the country. The Sun Services Acquisition added a significant number of machines to the Company's existing base in Florida. In connection with the acquisition, Jeffrey C. Huenink, the owner of Sun Services and the President of the Multi-Housing Laundry Association through June 1997, became a significant stockholder in the Company. See "--Company Strategy."

  The Company manages its Laundry Route business and its distribution and servicing business from its corporate headquarters in Cambridge, Massachusetts, where it has centralized its administrative, billing, marketing, purchasing and refurbishing operations. The Company also operates sales and/or service centers in Connecticut, Florida (three locations), Georgia, Illinois, Maine, Missouri, New York (two locations), North Carolina and Pennsylvania.

FINANCIAL CHARACTERISTICS OF THE COMPANY'S BUSINESS

  The Company's business has the following financial and operational characteristics:

    RECURRING REVENUE--The Company operates laundry equipment located in multiple housing facilities under long-term leases with property owners. In addition, the Company's efforts are designed to maintain customer relationships over the long-term, thus optimizing customer retention.

    HISTORICALLY NON-CYCLICAL BUSINESS--The Company has not experienced a reduction of its business as a result of past general economic downturns, including the recession that occurred in the early 1990s, although there can be no assurance that this would be the case in the future. The Company believes that many larger property owners and managers may be even more inclined to outsource non-core operations, such as laundry services, during economic downturns as they seek to control capital expenditures while maximizing resident retention through the availability of quality services and amenities.

    DIVERSIFIED AND STABLE CUSTOMER BASE--The Company provides laundry services to more than 17,000 laundry rooms located in 22 states in the Northeast, Midwest and Southeast regions of the United States. Currently, no lessor represents more than 1% of the Company's machine base. The Company serves customers in a number of markets including apartment buildings, colleges and universities and public housing complexes.

INDUSTRY OVERVIEW

  The card and coin-operated laundry services industry serves multiple housing markets such as apartment buildings, colleges and universities and public housing complexes. The Company estimates, based upon its analysis of 1990 U.S. Department of Census data on multi-family housing units and colleges and universities, as well as its analysis of related U.S. Department of Census research surveys conducted during 1996, that these markets contain more than
3.5 million machines nationally, generating more than $2.0 billion in annual revenues, and approximately 1.7 million machines in the Company's current geographic markets. Trends in the real estate market generally, and in the multiple housing industry specifically, are having a significant impact on the laundry services industry and have resulted in increasing consolidation.

  The consolidation taking place in the real estate ownership and management industries, including consolidation caused by the growth of REITs and large national property management companies, has begun to have an impact on the multiple housing environment, most noticeably through ownership and operation of apartment complexes by larger organizations and more geographically diverse property managers. Many of these larger, more geographically diverse property management and ownership entities are beginning to outsource on-premise services to enable the property owner or manager to focus on their core business. By outsourcing services, property owners and managers are able to respond more quickly and efficiently to the residents' needs, thereby increasing retention, the critical factor in these larger entities' profitability. These same property owners and managers are also increasingly looking for service providers that can service multiple locations with a broader product mix.

  The laundry services industry has historically been serviced by small, independent owner-operators. Many of these independent business owners commenced operations during the 1940s and 1950s and are facing generational transfer issues as they reach retirement age. While many of these entrepreneurs enjoy excellent reputations, they are confronted with significant capital expenditures necessary to upgrade existing equipment and implement newly available payment technologies. Faced with these factors, many are choosing to sell their businesses.

  Recent developments in cashless payment technology have also begun to change the way in which the laundry services industry conducts business. Cashless payment technology, the costs of which have historically outweighed the benefits, has recently become more affordable which, the Company believes, will lead to more cashless, card based laundry rooms. The benefits of cashless payment technology include the potential for modest incremental price increases, variable time pricing, reduced administrative burden, improved cash controls and enhanced user convenience. Cashless payment technology will also provide property owners with the ability to integrate laundry room services with previously unrelated amenities, such as door and perimeter access, photocopying, telephone, rent collection, vending machines and other ancillary services.

  The card and coin-operated laundry service industry is also influenced by societal trends in multi-family housing, whether it be in the retirement, assisted-living or low income rental markets or in the development of larger and more full-service apartment and condominium communities. As the retirement age population grows, retirement and full-service assisted living facilities are being increasingly utilized by those who desire a communal, secure living arrangement with access to a full range of on-premise services. The Company believes that the trend towards multi-family housing will lead to increased demand for on-premise, modern laundry rooms as well as other amenities.

  The Company believes that the factors discussed above have created an opportunity for those companies with strong financial and management resources to grow their customer base and increase revenue and cash flow.

COMPANY STRATEGY

  The Company's strategic objectives are to (i) grow its revenue and customer base and increase profitability and cash flow by refining and expanding its present operations and (ii) capitalize on the consolidation opportunities that exist in the highly fragmented laundry services industry. In order to achieve these objectives, the Company intends to:

    EXPAND CUSTOMER BASE IN EXISTING MARKETS--The Company intends to use its sales and marketing resources, which have significantly increased during the past 16 months, to secure additional customers in its existing markets. The Company's sales force is organized to focus on specific markets including larger property owners, such as REITs and public housing authorities, geographically diversified property managers and colleges and universities. The Company relies substantially on referrals from existing customers and intends to continue its historic, proactive attention to customer service and satisfaction. This focus has resulted in a 99% machine retention rate over the past four years.

    IMPLEMENT NEWLY AVAILABLE TECHNOLOGY--The Company has installed smart card readers in more than 2,200 laundry machines since April 1, 1997 and intends to accelerate the use of cost-effective smart card based payment and access systems. Smart card based payment technology permits the Company to make modest, periodic price increases, as well as to establish variable time pricing, which will add incremental revenue. The installation of smart card readers has increased revenue at existing facilities and has also attracted additional customers as a result of the Company providing a broader product offering.

    The Company particularly believes that smart card based payment systems are making its laundry equipment more convenient by eliminating the need to gather coins to use the equipment. The Company has experienced increased usage in some of its laundry facilities following the recent installation of smart card readers. In addition, as card based technologies become more prevalent, their use may also permit the Company to offer other smart card based services to its customers, including door and perimeter access, photocopying, vending machines, telephones, rent collection and other ancillary services.

    PURSUE STRATEGIC ACQUISITION OPPORTUNITIES--The Company intends to continue to acquire and integrate businesses that both increase penetration in existing markets and also strategically expand the Company's geographic presence. The Company believes that in-market acquisitions will allow it to capitalize on operating efficiencies and increase market penetration. In addition, the Company intends to acquire laundry room operations in new markets in order to increase its geographic diversity and broaden its potential customer base. The Company will continue its disciplined approach to evaluating expansion opportunities, including an analysis of each acquisition candidate's projected cash flow as compared to the Company's desired internal rate of return.

    INCREASE LEADING POSITION IN COLLEGE AND UNIVERSITY MARKET--The Company intends to strengthen its leading position in the college and university market and to use it as a foundation for growth in both existing and new geographic markets. The Company will continue to utilize a sales force which focuses exclusively on this specialized market, which is often the first to demand new products and services. In addition, the Company intends to broaden, potentially through acquisitions, the services offered to its existing college and university customers, including ancillary services typically used by college students, such as off-site laundry and vended services, which may be outside the Company's current core business.

INTERNAL GROWTH

  The Company's internal growth strategy is based upon its philosophy that to experience real, sustainable long-term growth it must retain and build upon its existing customer base. The Company has significantly increased its sales and marketing resources during the past 16 months in order to take advantage of opportunities which have arisen as a result of the consolidation in the real estate industry. Nearly all of the Company's employees are eligible for incentive bonuses based upon the net growth of the Company's customer base. The Company's efforts have helped it to retain 99% of its existing machine base, while also adding an average of 5.2% to its machine base, during each of the past four years. The Company's internal growth strategy, which is intended to expand the Company's customer base and to grow revenue, focuses on three distinct efforts: (i) use cashless payment technology to generate increased incremental revenue, (ii) convert owner-operated laundry rooms to Company-operated laundry rooms and (iii) secure new locations that were previously served by another independent operator.

    USE OF EMERGING PAYMENT TECHNOLOGY--The Company intends to use smart card based cashless payment systems to generate incremental revenue at existing locations. For example, the Company's smart card based payment systems, including those available through the Company's arrangements with Schlumberger, permit the Company or the property owner to implement modest periodic price increases and to use variable time pricing to increase the Company's revenue and to maximize machine usage. Prior to the availability of smart card based cashless payment systems, modest incremental price increases could not be implemented because of the use of twenty-five cent coins to operate the laundry machines and the risk of imposing larger price increases than a particular user-base would accept without experiencing a reduction in usage. The Company intends to accelerate its use of smart card based payment technology at existing locations by converting coin-operated equipment in response to customer demand. The Company further intends to continue to install smart card readers in machines at new locations as property owners and managers request this new technology in their efforts to retain tenants.

    CONVERT SELF-OWNERS--The Company actively markets to property owners and managers who own and operate on-premise laundry rooms ("Self-Owners"). By outsourcing their laundry service operations to the Company, these Self-Owners can achieve economic benefits through decreased capital expenditures and increased cash flow. In addition, this outsourcing permits property owners and managers to focus on their core business with the knowledge that a quality service provider is delivering services that help to retain residents. The Company further believes that its reputation for integrity in collection, a local sales force and prompt, efficient service, provide the Company with a competitive advantage in successfully converting Self-Owners to Company customers. For example, the Company recently acquired The Laundry Works, a division of Boston Financial Group, L.P., a large property management company headquartered in Boston, Massachusetts ("BFG"), which resulted in the conversion of more than 500 machines at 18 locations in seven states from self-owned and operated laundry rooms to Company-operated laundry rooms. The Company believes that BFG will realize a reduction in capital and administrative expenditures related to self-ownership, which should increase BFG's cash flows.

    SECURE NEW LOCATIONS PREVIOUSLY SERVED BY COMPETITORS--The Company's sales and marketing efforts focus significantly on properties where leases with competitors are nearing expiration. The Company's marketing department maintains an extensive database of prospective customers, including competitors' customers, which includes detailed information that assists the Company in its efforts to secure new customers. The Company has also historically achieved significant growth in this area through referrals from existing customers.

STRATEGIC ACQUISITIONS

  The Company intends to continue to take advantage of the opportunities created by the changes in the card and coin-operated laundry services industry through strategic acquisitions of local and regional Laundry Route businesses. The Company has accelerated its acquisition efforts by adding to its senior management team, increasing its sales and marketing departments and substantially increasing the funds available under its Credit Facility. The Company's recent efforts are intended to accelerate and build upon the Company's successful acquisition record. Since May 1996, the Company has acquired seven Laundry Route businesses, representing approximately 35,000 machines, contributing to the growth in its machine base. The following table summarizes the locations of the Company's acquisitions consummated since May 1996:

           DATE                                               LOCATION
           ----                                               --------
      May 1996...................................... Syracuse, New York
      June 1996..................................... Buffalo, New York
      August 1996................................... St. Louis, Missouri
      September 1996................................ Georgia and South Carolina
      December 1996................................. Madison, Wisconsin
      December 1996................................. Boston, Massachusetts
      April 1997.................................... Tampa, Florida

  The acquisitions include the Sun Services Acquisition, which added a significant number of machines to the Company's existing machine base in Florida, the state with the third largest multiple housing market in the country. The Company believes that its access to capital and its proven ability to acquire and integrate smaller independent Laundry Route operators with its operations provides it with a competitive advantage when pursuing some of the numerous, private, family-owned businesses that, in many cases, are experiencing generational ownership changes. Many of these independent owner-operators have decided to sell their businesses because they either have elected not to expend the financial resources necessary, or lack access to the additional capital necessary to upgrade existing equipment and to implement new technology in order to compete with larger operators, such as the Company.

  The Company's acquisition strategy has historically included both in-market acquisitions, which increase the Company's presence in its existing geographic markets, as well as add-on acquisitions, which establish the Company in a geographic market in which it does not have a significant presence. The Company's acquisition efforts have historically focused on both small, local, as well as regional, Laundry Route operators. The Company believes this focus on smaller to mid-sized acquisitions has enabled it to experience significant, long-term growth because it permits the Company to successfully integrate these acquired businesses into existing operations without adversely affecting its overall customer service.

    Local Laundry Route Operators. The purchase of small, local Laundry Route operators and the integration of their assets into the Company's operations results in a lower overall cost structure for the acquired business. The Company expects to continue to evaluate additional opportunities to acquire Laundry Route businesses from independent owner-operators to further increase operating leverage within its markets. In many regions, the Company may be able to acquire Laundry Routes contiguous with its existing areas of operation without incurring significant incremental administrative costs.

    Regional Laundry Route Operators. A regional Laundry Route acquisition is typically larger in size and provides the Company with the opportunity to improve its cash flow by significantly increasing total revenue, by eliminating duplicative corporate and administrative functions and by reducing capital expenditures through improved purchasing power. The acquisition of a regional Laundry Route also provides a geographic footprint from which the Company's sales staff can operate to increase market penetration.

  In order to offer its customers a comprehensive set of products and services to meet their residents' increasing demands, the Company may also choose to pursue acquisitions of businesses that can provide additional services to the Company's customer base and target markets. The Company believes that, although certain of these ancillary services, such as off-site laundry and vended services, may be outside the Company's current core business, certain operating characteristics, such as the similarity of sales distribution networks, customer decision makers and payment and collection procedures, may present the Company with attractive growth opportunities.

CARD AND COIN-OPERATED LAUNDRY ROUTE BUSINESS

  The Company currently owns and operates more than 113,000 machines in over 17,000 laundry rooms located in multiple housing facilities, with no lessor representing more than 1% of the Company's total machine base. The principal aspects of the Company's Laundry Route operations include sales and marketing, facility leasing, service, collections and security and equipment refurbishment.

  Sales and Marketing. The Company markets its products and services through a sales and marketing staff of 43 people. The Company's sales staff is dispersed geographically throughout the Company's principal markets in order to support the Company's customer and prospective customer base. As discussed below, the Company primarily focuses its sales efforts on two markets: real estate (apartments and public housing complexes) and colleges and universities. The Company's sales force is charged with two primary functions: maintaining existing customer relationships and soliciting new relationships. The Company's marketing staff is located at its corporate headquarters in Cambridge, Massachusetts. The Company has added 17 sales and marketing personnel during the past 16 months.

    Real Estate. The Company's regional real estate sales team works with multi-housing accounts, such as apartments and public housing complexes, and is focused on the needs of existing customers, as well as the needs of potential customers. Each sales team relies heavily on referrals from existing accounts, as well as the internal expansion of existing accounts.

    In response to the consolidation of the multi-housing industry by the largest REITs and property management companies, the Company has assigned primary responsibility for the geographically dispersed property owners and managers to one of its senior sales managers. This position is focused principally on developing relationships at the executive level with many national REITs and property management companies.

    Colleges and Universities. The Company's college and university sales team is focused on enhancing relationships with existing accounts, as well as soliciting additional colleges and universities. The sales team relies heavily on national and regional trade show participation in order to reach the various decision makers of existing accounts and new prospects. The Company believes that having a sales team focused solely on the college and university market has helped it to achieve its status as North America's largest supplier of card and coin-operated laundry services to the college and university market.

  Facility Leasing. The Company typically sets up a complete laundry room facility in the leased space, including washers, dryers and debit or smart card readers, tables for organizing and folding laundry and seating areas. In addition, the Company will frequently refurbish the premises by painting the room and/or installing ventilation, lighting, plumbing and drainage. These improvements are designed to create a laundry room which is clean and convenient, thus encouraging maximum usage of the equipment by the residents of the property. The Company generally enters into long-term leases with property owners which provide, in most cases, for sharing of machine revenue on a percentage basis. Under the terms of a standard long-term lease, the Company leases a room or dedicated area within a multi-housing facility from the property owner, public housing agency or college or university. The Company's installed machine base is diversified across the various types of properties that it serves as follows:

       Apartments, condominiums and co-operatives........................... 64%
       Colleges, universities and schools................................... 25%
       Public housing.......................................................  5%
       Military bases.......................................................  1%
       Elderly housing......................................................  1%
       Other................................................................  4%

  Based upon the Company's survey of colleges and universities, the Company is the largest operator of card and coin-operated laundry rooms in the North American college and university market with a customer base consisting of approximately 315 of the more than 1,600 public and private residential institutions. The Company's strategy has been to pursue additional college and university accounts both through acquisitions and through entering into new geographic markets.

  Approximately 90% of the Company's revenue is derived from the operations of washers and dryers in laundry rooms pursuant to long-term leases with property owners. The leases, which have an average remaining life of over seven years and provide the Company with the exclusive right to operate the laundry room on the premises, typically require the Company to pay a percentage of the revenue collected to the lessor as a commission (or rent) and, in some cases, require advance rental payments. The property owner or manager is usually responsible for maintaining and cleaning the premises and for payment of the utilities. Because of the Company's significant initial capital investment, the Company's leases may only be terminated by the customer prior to their stated expiration date for non-performance by the Company. The Company is unaware of any laundry room lease that has ever been terminated by a customer due to non-performance by the Company.

  Service. The Company delivers, installs, services and collects revenue from the laundry equipment used in the Company-operated laundry rooms. The Company's maintenance program is intended to limit unnecessary capital expenditures and extend the useful life of the Company's laundry equipment, thus realizing optimal lifetime revenue per machine. The Company utilizes a three facet program, coupled with a restoration and redeployment program, to ensure that down time for its equipment is kept to a minimum, thus maximizing average revenue per machine.

    Install High Quality Equipment. The Company primarily installs equipment manufactured by Maytag. The Company believes that the installation of high quality equipment at the outset, coupled with a proper maintenance program, results in equipment that operates more efficiently, is used more often and maximizes revenue per machine. The Company believes that its role as a significant purchaser and user, as well as distributor, of Maytag equipment affords it a competitive advantage both in terms of pricing and in terms of its staff of highly qualified service technicians. The Company also purchases equipment from other leading manufacturers, including Whirlpool and General Electric, and believes that such manufacturers are willing to increase their sales to the Company. See "Risk Factors--Dependence Upon Certain Suppliers."

    Periodic Preventive Maintenance. The Company performs scheduled, periodic, preventive maintenance on the Company's equipment at its various leased laundry rooms.

    On-Call Service. The Company employs approximately 90 service technicians to both maintain and repair its equipment. These service technicians have an average of over seven years experience repairing and maintaining laundry equipment. The Company's Director of Service Training is responsible for evaluating and training the service force. The Company is the only Maytag distributor to have ever won the prestigious Maytag Red Carpet Service Award twice, both times within the past ten years.

  Collections and Security. Revenues from the Company's laundry rooms are collected on a periodic basis (typically one to three times per month) based upon the historical use at each property. The collection routes are altered frequently and the Company utilizes a computerized coin counting system and various preventive and internal control measures, including armored car services, to reduce the risks associated with its business.

  Equipment Refurbishment. The Company refurbishes some of its laundry equipment at its Cambridge, Massachusetts headquarters. The refurbishment process involves removing some machines from active service and restoring or replacing some of the machine parts. The refurbished machines result in cost savings which, when coupled with the installation of high quality machines and a proper maintenance and service program, can result in reduced capital expenditures and increased profitability for the property owner. Refurbished machines are either used in locations where the lessor has requested them or to replace older laundry equipment.

TECHNOLOGY

  The Company maintains a significant information technology system to facilitate its lease monitoring, commission paying and product purchasing activities. The Company has recently implemented and/or expanded its use of technologies that the Company believes will broaden its existing product and service offerings, enhance its customer service, improve its financial and operational monitoring of its lease locations, and facilitate its analysis of the operations of potential acquisition candidates.

  Cashless Transactions. The Company operates both smart card and debit card based payment systems. Since 1991, the Company has installed more than 11,000 debit card operated laundry machines in response to customer demand in the college and university market. The installation of these debit card based machines often provided the Company with access to colleges and universities that demanded card based payment systems as part of their procurement process.

  The Company has installed smart card readers in more than 2,200 laundry machines since April 1, 1997 and intends to accelerate the use of cost-effective smart card based payment and access systems. Smart cards are the same size as credit or debit cards, but contain a small microprocessor chip which is capable of computational operations, as well as storing data and value for use in cashless transactions. The stored value feature of smart cards is used with the Company's laundry equipment to provide laundry users the convenience and security of cashless transactions. The Company, which has experienced increased usage at existing facilities which have been equipped with smart card readers, believes that these smart card based payment technologies may also be used to increase revenue by facilitating modest price increases and the implementation of variable time pricing while also enhancing the ability to expand its existing services and product offerings. The additional benefits associated with smart card based transactions include reduced administrative burdens and expenditures, reduced vandalism, improved security and more efficient revenue collections. The Company believes that the availability of these technologies will also increase laundry room usage and decrease the property owner's risk of loss of resident business to off-premises operators which, the Company believes, will further enhance the attractiveness of smart card based payment systems to property owners and managers.

    Newly Available Technology. The introduction of a new, single unit smart card reader for use with laundry equipment has made it cost-effective and operationally feasible to convert existing coin-operated machines and to install new smart card operated machines. Prior to the availability of this technology, each piece of laundry equipment had to be hard-wired to an on-line processing system in order to function as a cashless unit. The newly available single unit smart card reader makes conversions and new installations more cost-effective.

    On April 1, 1997, the Company commenced a roll-out of smart card based payment systems. The Company has equipped more than 2,200 laundry machines with smart card readers since the commencement of this roll-out. The Company is also installing smart card operated machines at many of its new customer accounts. The Company believes that its seven year experience with cashless payment systems provides it with a competitive advantage as it further pursues the roll-out of card-operated laundry equipment.

    Pricing Flexibility. By equipping its machines with cashless payment technology, the Company believes that it can go beyond providing a safer environment and more efficient laundry facility. The use of smart card technology will enable the Company to make modest incremental price adjustments over time rather than in twenty-five cent increments. The Company believes that such modest price increases will lead to more revenue per machine without reducing the usage of its machines significantly. In addition, cashless technology will enable the Company to establish variable time pricing schedules. For instance, the machines may be programmed to have one set of prices during peak hours, one set during normal hours, and another set of prices during "off" hours of operation to encourage maximum usage, which the Company believes will lead to increased incremental revenue.

  Information Services. The Company is employing an integrated approach to the underlying technology required to support its sales and administrative functions. The Company provides its sales personnel with laptop computers for use in communicating with the Company, accessing Company pricing and related information and preparing customer presentations and analyses. The Company also operates a data warehousing software system to assist the Company in its operational and financial data management. For example, the data warehousing software system aids the Company's senior management in analyzing geographic and product line trends, as well as individual property and regional performance. The Company can also use this data warehousing system to seamlessly import operational information of a laundry service provider that the Company may be interested in acquiring.

  Machine Technology. In January 1997, Maytag introduced new laundry machine models which can only be activated by using a smart card. These new machines, which are comparably priced to existing equipment, along with the Company's access to the newly developed smart card readers, will permit the Company to more economically install smart card based equipment.

  Additionally, in March 1997, Maytag introduced its new high-efficiency Maytag Neptune(TM) line of laundry products. The Company believes that this new line, which is more efficient in its use of water and utilities than existing Maytag machines, will enhance customer relations.

COMPETITION

  The card and coin-operated laundry services industry is highly competitive, capital intensive and requires reliable and prompt service. The Company believes that customers consider different factors in selecting a laundry service provider including customer service, reputation, commission rates (including advance commissions) and range of products and services. The Company believes that different types of customers assign varied weight to each of these factors and that no one factor materially influences a customer's selection of a laundry service provider. Within any given geographic area, the Company may compete with local independent-operators, regional operators and multi-regional operators. Although the industry is highly fragmented, the Company and several other independent-operators have chosen to grow by acquisitions, as well as through new machine placement. The Company believes that it is the fourth largest card and coin-operated laundry services provider in North America. The Company believes that only Coinmach Laundry Corporation ("Coinmach"), Web Service Company, Inc. ("Web"), and Macke Laundry Services, L.P. maintain a larger machine base than the Company. The Company further believes that both Coinmach and Web maintain significantly larger machine bases than the Company's machine base.

LAUNDRY EQUIPMENT SALES, LEASING AND SERVICE

  The Company sells commercial laundry products to the retail coin laundromat market and has been a Maytag distributor since 1927. The Company has, through acquisitions of businesses and the cooperation of Maytag, grown its Maytag distribution and service business to encompass Connecticut, Illinois, Maine, Massachusetts, New Hampshire, New York (except metropolitan New York City), western Pennsylvania, Rhode Island, South Carolina, Vermont and portions of Arkansas, Indiana, Iowa, Mississippi and Missouri. The Company is currently the sole distributor of Maytag commercial laundry equipment in each of its areas. As a distributor, the Company sells laundry equipment to laundromat owners, apartment and condominium owners and institutions such as hospitals, restaurants and elder care facilities. The Company's retail coin laundromat sales team is focused on selling replacement equipment to existing coin laundromat owners, as well as soliciting new customers for its distribution business. The sales efforts are supported by regional service training seminars held for the benefit of existing and potential laundromat owners. The Company also sells equipment manufactured by American Dryer, Dexter and Whirlpool when such equipment better suits a customer's needs. The Company believes that its role as a distributor, and not just a buyer, of commercial laundry equipment provides it with a competitive advantage in that it has access to numerous Self-Owners who may either choose to buy equipment from the Company or choose to outsource this function by becoming a lessor to the Company.

  The Company has also established a leasing program for commercial laundry customers who choose neither to purchase equipment nor to become a Laundry Route customer. This program involves the leasing of commercial laundry equipment to customers who maintain their own coin-operated laundry rooms, as well as to customers (such as hotels) who operate their own on-premise laundry equipment. Although this operation currently provides a small amount of revenue to the Company, the Company anticipates that this market presents the Company with growth opportunities as additional Self-Owners see these services as a way to free up available capital for other business needs.

  The Company also offers potential owner-operators of independent laundromats complete design, construction, installation and set-up of turn-key laundromats. The Company derives its revenue by selling the equipment to the owner-operator and through ongoing service contracts with the owner-operator.

EMPLOYEES

  The Company has approximately 274 employees. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its relations with its employees are good.

PROPERTIES

  The Company owns its 40,000 square foot corporate headquarters in Cambridge, Massachusetts which houses the Company's administrative and central services, including a 20,000 square foot warehouse for equipment and parts. The Company also leases the following regional facilities, which are largely operated as sales and service facilities, though limited administrative functions are also performed at many of them:

                                                                  APPROXIMATE
           LOCATION                                              SQUARE FOOTAGE
           --------                                              --------------
      Buffalo, New York.........................................      9,500
      Charlotte, North Carolina.................................      7,600
      Fort Lauderdale, Florida..................................      6,000
      Gainesville, Florida......................................        750
      Gurnee, Illinois..........................................     12,000
      East Hartford, Connecticut................................     14,900
      Pittsburgh, Pennsylvania..................................      1,100
      St. Louis, Missouri.......................................      2,400
      Standish, Maine...........................................      7,500
      Syracuse, New York........................................      7,800
      Tampa, Florida............................................      6,200

  The Company believes that its properties are generally well maintained and in good condition. The Company believes that its properties are adequate for present needs and that suitable additional or replacement space will be available as required.

LEGAL PROCEEDINGS

  The Company is from time to time a party to litigation arising in the ordinary course of business. There can be no assurance that the Company's insurance coverage will be adequate to cover all liabilities occurring out of such claims. In the opinion of management, any liability that the Company might incur upon the resolution of this litigation will not, in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company, their positions with the Company and their ages as of September 1, 1997 are as follows:

                NAME                  AGE                  POSITION
                ----                  ---                  --------
Stewart Gray MacDonald, Jr. .........  47 Chairman, Chief Executive Officer and
                                          Director
Neil F. MacLellan, III...............  38 Executive Vice President, Sales and
                                          Marketing
John S. Olbrych......................  42 Chief Financial Officer and Treasurer
Patrick A. Flanagan..................  44 Executive Vice President, Mergers and
                                          Acquisitions, Secretary and Director
Jeffrey C. Huenink...................  41 Director
John P. Leydon.......................  64 Director
Jerry A. Schiller....................  64 Director
Eugene B. Doggett....................  61 Director (immediately following consummation of this offering)


  STEWART GRAY MACDONALD, JR. serves as Chairman of the Board and Chief Executive Officer and has served as a Director of the Company since 1983. Mr. MacDonald served the Company in various executive capacities from 1989 until his election as Chairman of the Board in 1992. Mr. MacDonald, the son of the Company's co-founder and first President, is the fourth member of the Company's founding families to lead the organization. Mr. MacDonald, a three time member of the U.S. Olympic Rowing Team and a former coach with the U.S. National Rowing Team, received his B.A. from the University of Wisconsin.

  NEIL F. MACLELLAN, III has been with the Company since 1985 and has served as Executive Vice President, Sales and Marketing since December 1995. From January 1991 through December 1995, Mr. MacLellan served as the Company's Director of Finance and Administration and from March 1985 through January 1991, Mr. MacLellan served as Controller of the Company. Mr. MacLellan received his B.S. in Accounting from Bentley College.

  JOHN S. OLBRYCH has served as Chief Financial Officer of the Company since April 1996 and served as a Director of the Company from November 1993 until May 1997. From 1991 through 1996, Mr. Olbrych was an independent business consultant. In this role he served as interim Chief Financial Officer of AirTran Corporation, Airways Corporation, Carus Corporation, Carus Publishing Company and Daisytek International. From 1986 through 1991, Mr. Olbrych served as a Vice President of State Street Bank and Trust Company. Mr. Olbrych received his B.A. from Dartmouth College and his M.B.A. from The Amos Tuck School at Dartmouth College.

  PATRICK A. FLANAGAN has served as a Director of the Company since 1992 and has served as Executive Vice President, Mergers and Acquisitions of the Company since April 1996. From January 1993 through April 1996, Mr. Flanagan was a partner with American Capital Strategies, an investment bank specializing in mergers and acquisitions. From 1990 to January 1993, Mr. Flanagan was a partner in Fidelis Group, an investment bank. From 1983 to 1990, Mr. Flanagan was an investment banker in the Corporate Finance Department at Drexel Burnham Lambert where he was a First Vice President. Mr. Flanagan holds a B.S. from Purdue University and received his M.B.A. from Harvard Business School.

  JEFFREY C. HUENINK has been a Director of the Company since April 1997. From 1986 until the Sun Services Acquisition in April 1997, the President and owner of Sun Services. Mr. Huenink was, until June 1997, the President of the Multi-Housing Laundry Association, an industry trade group, and was a member of the Florida House of Representatives from 1988 until 1992. Mr. Huenink received his B.S. in Business Administration from the University of South Florida. The existing stockholders of the Company have agreed to vote their shares in favor of Mr. Huenink's election to the Board of Directors, provided that certain conditions contained in the First Stockholders' Agreement (as defined below) are met, through April 1999. See "Certain Relationships and Related Transactions."

  JOHN P. LEYDON has been a Director of the Company since April 1997. Mr. Leydon has been the Chief Financial Officer of Pacific Packaging Products, Inc. since December 1996. From 1983 to 1996, Mr. Leydon was a partner at Leydon & Gallagher, a certified public accounting firm. Mr. Leydon received his B.S. in Business Administration from Boston College, his M.B.A. from Babson College and his M.S. in Taxation from Bentley College.

  JERRY A. SCHILLER has been a Director of the Company since April 1997. Mr. Schiller has been a private investor and consultant since 1993. In October 1993, Mr. Schiller retired after 31 years of service with The Maytag Corporation. From 1985 until his retirement, Mr. Schiller served as the Executive Vice President and Chief Financial Officer, as well as a Director, of The Maytag Corporation. From 1962 until 1985, Mr. Schiller held various executive positions with The Maytag Corporation. Mr. Schiller received his B.S. in Business Administration and Accounting from Augustana College.

  EUGENE B. DOGGETT will become a Director of the Company following the consummation of this offering. Mr. Doggett is an Executive Vice President and Director of Iron Mountain Incorporated, a publicly traded records management company. From 1987 until June 1997, Mr. Doggett was also Chief Financial Officer of Iron Mountain. Prior to joining Iron Mountain, Mr. Doggett had extensive experience in commercial and investment banking, as well as financial and general management experience at senior levels. He holds a B.A. from Yale University and an M.B.A. from Harvard Business School.

  Executive officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among any of the directors and executive officers of the Company except that Eugene B. Doggett, who will become a director of the Company upon consummation of this offering, is the uncle of Cynthia V. Doggett, Stewart Gray MacDonald, Jr.'s wife.

BOARD OF DIRECTORS

  The business of the Company is managed under the direction of the Board of Directors. As of the date of this Prospectus, the number of directors of the Company is currently fixed at five and will expand to six upon consummation of this offering. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of two Class I Directors (Messrs. Flanagan and Leydon), two Class II Directors (Messrs. Huenink and Schiller) and two Class III Directors (Mr. MacDonald and, upon consummation of this offering, Mr. Doggett), whose initial terms will expire upon the election and qualification of directors at the annual meetings of stockholders held following the fiscal years ending December 31, 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

  The Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends to the Board of Directors the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee consists of Messrs. Leydon and Schiller. The Compensation Committee, which consists of Messrs. MacDonald, Leydon and Schiller, reviews and recommends to the Board of Directors the compensation arrangements for all directors and officers other than Mr. MacDonald, whose compensation arrangements are reviewed and recommended by Messrs. Leydon and Schiller, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of the Company. The Compensation Committee also determines the number of options to be granted or shares of common stock to be issued to eligible persons under the Company's 1997 Stock Plan and prescribes the terms and provisions of each grant made under the 1997 Stock Plan other than with respect to the eligibility of Mr. MacDonald, as to whom the full Board of Directors makes such determinations. In addition, the Compensation Committee construes and interprets the 1997 Stock Plan and issuances thereunder, and establishes, amends and revokes rules and regulations for administration of the 1997 Stock Plan.

  Members of the Board of Directors who are also employees of the Company do not receive compensation for their services on the Board of Directors or any committee thereof. Each director who is not an employee of the Company (an "Independent Director") receives an annual fee of $12,000 and an additional fee of $500 per meeting of the Board of Directors. In addition, upon consummation of this offering, each current Independent Director will be granted an option to purchase 1,000 shares of Common Stock at an exercise price equal to the initial public offering price per share of Common Stock. Under the 1997 Stock Plan, each new Independent Director is also entitled to receive an initial grant of an option to purchase 1,000 shares of Common Stock upon his or her election to the Board of Directors, and each Independent Director who is serving as a director of the Company on the fifth business day after each annual meeting of stockholders, beginning with the 1998 annual meeting, will automatically be granted an option to purchase 1,000 shares of Common Stock. All options granted to Independent Directors under the 1997 Stock Plan shall be exercisable immediately and shall terminate upon the tenth anniversary of the date of grant. See "--1997 Stock Option and Incentive Plan--Stock Options Granted to Independent Directors."

  All members of the Board of Directors are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

EXECUTIVE COMPENSATION

  Summary Compensation. The following summary compensation table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the other named executive officers during the fiscal year ended December 31, 1996. No other executive officer of the Company who held office as of December 31, 1996 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for this period.

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                              ANNUAL COMPENSATION     COMPENSATION
                             ------------------------ ------------
                                                       SECURITIES
                                                       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($)    BONUS($)(1)  OPTIONS(#)  COMPENSATION($)(2)
---------------------------  ---------    ----------- ------------ ------------------
Stewart Gray MacDonald,      $131,976      $ 98,380     148,700          $2,245
 Jr.....................
 Chairman and Chief Ex-
 ecutive Officer
Neil F. MacLellan, III..       85,000       115,188      81,800           8,624
 Executive Vice
 President, Sales and
 Marketing
John S. Olbrych.........       88,411(3)     70,000      81,800             --
 Chief Financial Officer
 and Treasurer
Patrick A. Flanagan.....       97,500(4)     89,133      74,350             --
 Executive Vice Presi-
 dent, Mergers and Ac-
 quisitions and Secre-
 tary

--------
(1) The Company's executive officers are eligible for annual cash bonuses. Such bonuses are based upon achievement of individual or corporate performance objectives determined by the Board of Directors.
(2) Includes contributions made on the executive's behalf to the Company's profit sharing plan and, in the case of Mr. MacLellan, premiums paid by the Company for life insurance benefitting such executive's spouse.
(3) Mr. Olbrych was appointed the Company's Chief Financial Officer in April
    1996.
(4) Mr. Flanagan was appointed Executive Vice President, Mergers and Acquisitions in April 1996.

  Option Grants. The following table sets forth certain information concerning the individual grant of options to purchase Common Stock of the Company to the Chief Executive Officer and the other named executive officers of the Company who received such a grant during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                          --------------------------------------------
                                                                       POTENTIAL REALIZED
                                                                        VALUE AT ASSUMED
                          NUMBER OF    PERCENT                           ANNUAL RATES OF
                          SECURITIES   OF TOTAL                            STOCK PRICE
                          UNDERLYING   OPTIONS    EXERCISE              APPRECIATION FOR
                           OPTIONS    GRANTED TO   OR BASE               OPTION TERM(3)
                           GRANTED   EMPLOYEES IN   PRICE   EXPIRATION -------------------
                             (1)     FISCAL YEAR  ($/SH)(2)    DATE     5%($)     10%($)
                          ---------- ------------ --------- ---------- -------- ----------
Stewart Gray MacDonald,
 Jr. ...................   148,700       26.7%     $ 8.80    12/30/06  $822,946 $2,085,508
Neil F. MacLellan, III..    81,800       14.7        8.80    12/30/06   452,704  1,147,239
John S. Olbrych.........    81,800       14.7        8.80    12/30/06   452,704  1,147,239
Patrick A. Flanagan.....    74,350       13.4        8.80    12/30/06   411,473  1,042,754

--------
(1) On December 30, 1996, the Company granted to Messrs. MacDonald, MacLellan, Olbrych and Flanagan, as well as certain other employees of the Company, options to purchase 148,700, 81,800, 81,800 and 74,350 shares, respectively, of Common Stock (the "1996 Options"). The 1996 Options, which have an exercise price of $8.80 per share, are not currently exercisable, but will become 100% vested at the end of the sixth anniversary of the grant date. Upon consummation of this offering, the vesting schedule of the 1996 Options will be accelerated in accordance with the vesting schedule contained in each agreement evidencing such option such that twenty percent (20%) of such options will become exercisable on each of December 30, 1997, 1998, 1999, 2000 and 2001. The exercise price of $8.80 per share was determined by the Board of Directors to be the fair market value of the shares underlying such options on the date of grant. See "--1997 Stock Option and Incentive Plan."
(2) All options were granted at fair market value as determined by the Board of Directors on the date of grant. See "--1997 Stock Option and Incentive Plan--Stock Options."
(3) This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

  Option Exercises and Holdings. The following table sets forth information concerning the number and value of unexercised options to purchase shares of Common Stock of the Company held by the Chief Executive Officer and the other named executive officers of the Company who held such options at December 31, 1996. None of the Chief Executive Officer or the other named executive officers of the Company exercised any stock options during fiscal 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                          OPTIONS AT DECEMBER 31, 1996          AT DECEMBER 31, 1996(1)
                          ---------------------------------    -------------------------
          NAME             EXERCISABLE      UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
          ----            -------------    ----------------    ----------- -------------
Stewart Gray MacDonald,
 Jr.....................                 0             148,700     $ 0       $327,140
Neil F. MacLellan, III..                 0              81,800       0        179,960
John S. Olbrych.........                 0              81,800       0        179,960
Patrick A. Flanagan.....                 0              74,350       0        163,570

--------
(1) There was no public trading market for the Common Stock as of October 16, 1997. Accordingly, these values have been calculated based upon the initial public offering price of $11.00 less the applicable exercise price.

1997 STOCK OPTION AND INCENTIVE PLAN

  In December 1996, the Board of Directors of Mac-Gray Co. adopted, and the stockholders approved, the Mac-Gray Co., Inc. 1996 Stock Option and Incentive Plan (the "Predecessor Plan"). On April 7, 1997, the Board of Directors adopted and the Company's stockholders approved the 1997 Stock Option and Incentive Plan for the Company (the "1997 Stock Plan"). The 1997 Stock Plan is designed and intended as a performance incentive for officers, employees, consultants and Independent Directors to promote the financial success and progress of the Company. The Company anticipates that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company. All officers, employees and Independent Directors are eligible to participate in the 1997 Stock Plan.

  The 1997 Stock Plan provides for the issuance of up to the greater of (i) 750,000 shares of Common Stock or (ii) ten percent of the then outstanding shares of Common Stock. The Company currently has reserved 750,000 shares of Common Stock for issuance under the 1997 Stock Plan, of which 638,340 shares are subject to outstanding options and 111,660 remain available for issuance, subject to increase upon consummation of this offering. Upon consummation of this offering, the number of shares reserved for issuance under the 1997 Stock Plan will be 750,000. On and after the date the 1997 Stock Plan becomes subject to Section 162(m) of the Code, options with respect to no more than 150,000 shares of Common Stock may be granted to any one individual in any calendar year.

  On December 30, 1996, Mac-Gray Co. granted to Messrs. MacDonald, MacLellan, Olbrych and Flanagan, as well as certain other employees of the Company, options to purchase 148,700, 81,800, 81,800 and 74,350 shares, respectively, of its Common Stock (the "1996 Options") pursuant to the Predecessor Plan. The 1996 Options were subsequently assumed by the Company under the 1997 Stock Plan, and the Predecessor Plan was terminated. On August 14, 1997, the Company granted to Messrs. MacDonald, MacLellan, Olbrych and Flanagan, as well as certain other employees of the Company, options to purchase 14,870, 8,180, 8,180 and 7,435 shares, respectively, of its Common Stock (the "August Options") pursuant to the 1997 Stock Plan. The 1996 Options and the August

Options, which have an exercise price of $8.80 and $9.25 per share, respectively, are not currently exercisable, but will become 100% vested at the end of the sixth anniversary of the grant date. Upon consummation of this offering, the vesting schedule of the 1996 Options and the August Options will be accelerated such that twenty percent (20%) of such options will become exercisable on each of the first through fifth anniversaries of the date of grant of such options. The exercise prices of $8.80 and $9.25 per share were determined by the Board of Directors to be the fair market value of the shares underlying such options on the respective dates of grant.

  The following summary description does not purport to be complete and is qualified in its entirety by the 1997 Stock Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Plan Administration; Eligibility. The 1997 Stock Plan is administered by the Board of Directors or the Compensation Committee thereof (the "Committee"). All members of the Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Securities and Exchange Commission and "outside directors" as defined in Section 162(m) of the Internal Revenue Code (the "Code") and the regulations promulgated thereunder.

  The Committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Stock Plan. The Committee may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Committee may permit dividend or deemed dividends to be credited to the amount of deferrals.

  Persons eligible to participate in the 1997 Stock Plan will be those officers, employees and other key persons, such as consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee. Independent Directors will also be eligible for certain awards under the 1997 Stock Plan.

  Stock Options. The 1997 Stock Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options under
Section 422 of the Code ("Incentive Options") and (ii) options that do not so qualify ("Non-Qualified Options"). Only employees of the Company and its subsidiaries may be granted Incentive Options. The option exercise price of each option will be determined by the Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of Incentive Options, and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of Non-Qualified Options. Employees participating in the 1997 Stock Plan may, however, elect, with the consent of the Committee, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price must be at least 50% of the fair market value of the Common Stock on the date of grant.

  The term of each option will be fixed by the Committee and may not exceed ten years from the date of grant in the case of an Incentive Option. The Committee will determine at what time or times each option may be exercised and, subject to the provisions of the 1997 Stock Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.

  Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

  At the discretion of the Committee, stock options granted under the 1997 Stock Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option. One of the purposes of this feature is to enable participants to maintain an equity interest in the Company without dilution.

  To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

  Stock Options Granted to Independent Directors. The 1997 Stock Plan provides for the automatic grant to each Independent Director of a Non-Qualified Option to purchase 1,000 shares of Common Stock in connection with the consummation of this offering. The 1997 Stock Plan also provides for the automatic grant to each Independent Director of a Non-Qualified Option to purchase 1,000 shares of Common Stock upon his or her initial election to the Board of Directors. In addition, each Independent Director who is serving as a director of the Company on the fifth business day after each annual meeting of stockholders, beginning with the 1998 annual meeting, will automatically be granted on such day a Non-Qualified Option to acquire 1,000 shares of Common Stock. The exercise price of each such Non-Qualified Option is the fair market value of the Common Stock on the date of grant. All of such Non-Qualified Options granted to Independent Directors shall be exercisable immediately and shall terminate on the tenth anniversary of the date of grant.

  Stock Appreciation Right. The Committee may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Committee. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

  Restricted Stock. The Committee may also award shares of Common Stock to officers, other employees and key persons of the Company subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price of shares of Restricted Stock will be determined by the Committee. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

  Unrestricted Stock. The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1997 Stock Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees and key persons.

  Subject to the consent of the Committee, an employee or key person of the Company may make an irrevocable election to receive a portion of his compensation in Unrestricted Stock (valued at fair market value on the date the cash compensation would otherwise be paid).

  An Independent Director may, pursuant to an irrevocable written election at least six months before directors' fees would otherwise be paid, receive all or a portion of such fees in Unrestricted Stock, valued at fair market value on the date the directors' fees would otherwise be paid. In certain instances, an Independent Director may also elect to defer a portion of his director fees payable in the form of Unrestricted Stock, in accordance with such rules and procedures as may from time to time be established by the Company. During the period of deferral, the deferred Unrestricted Stock would receive dividend equivalent rights.

  Performance Share Awards. The Committee may also grant performance share awards to employees or other key persons of the Company entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Committee shall determine ("Performance Share Award").

  Dividend Equivalent Rights. The Committee may grant dividend equivalent rights, which give the recipient the right to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 1997 Stock Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

  Adjustments for Stock Dividends, Mergers, Etc. The Committee will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Committee, in its discretion, may provide for substitution or adjustments of outstanding options and SARs, or may terminate all unexercised options and SARs with or without payment of cash consideration.

  Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1997 Stock Plan and the Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the 1997 Stock Plan shall be subject to approval by the Company's stockholders if and to the extent required by the Securities Exchange Act of 1934, as amended (the "1934 Act"), to ensure that awards granted under the 1997 Stock Plan are exempt under Rule 16b-3 promulgated under the 1934 Act, or required by the Code to preserve the qualified status of Incentive Options.

  Change in Control Provisions. The 1997 Stock Plan provides that in the event of a sale of all or substantially all of the assets or Common Stock of the Company, a merger or consolidation which results in a change in control of the Company or the liquidation or dissolution of the Company (a "Change in Control"), all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change in Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

STOCK APPRECIATION RIGHTS

  Prior to this offering, the Company terminated the Mac-Gray Co., Inc. 1992 Stock Appreciation Rights Plan (the "1992 SAR Plan"). There are no outstanding stock appreciation rights under the 1992 SAR Plan.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

  The Company is not a party to any employment agreements with any of its executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  All executive officer compensation decisions will be made by the Committee. The Committee will review and make recommendations regarding the compensation for management and key employees of the Company, including salaries and bonuses. The members of the Committee upon consummation of this offering will be Messrs. MacDonald, Leydon and Schiller. Prior to May 2, 1997, and prior to the creation of the Committee, each of Messrs. MacDonald, Olbrych and Flanagan participated in deliberations of the Company's Board of Directors concerning executive compensation.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In April 1997, the Company consummated the Sun Services Acquisition whereby it acquired Sun Services via mergers in which it issued an aggregate consideration of $1,945,000 cash and 612,026 shares of Common Stock to Jeffrey
C. Huenink, who is currently a member of the Board of Directors and a stockholder of the Company. In connection with the Sun Services Acquisition, the Company entered into a Noncompetition Agreement (the "Noncompetition Agreement") and a Consulting Agreement (the "Consulting Agreement") with Mr. Huenink, the former owner of Sun Services. The Noncompetition Agreement prohibits Mr. Huenink from conducting business in the Company's principal industry for a period of three years from the later of the date of termination of the Consulting Agreement and the date that Mr. Huenink ceases to be a director of the Company. Pursuant to the terms of the Consulting Agreement, Mr. Huenink is to advise the Company through April 16, 2002 with respect to its acquisition strategy and assist the Company in seeking out acquisition candidates that complement this strategy. The Company has provided Mr. Huenink with incentives to identify acquisition candidates that may be successfully integrated into the Company including a combined fixed rate/bonus compensation package. The fixed rate portion of the compensation package provides Mr. Huenink with an annual consulting payment of $50,000 during each of the first and second years of the Consulting Agreement and $100,000 for each of the third through fifth years. In addition, the bonus portion of the compensation package is computed based upon a percentage (1% during the first and second years and .75% during each of the third through fifth years) of revenues of certain acquired businesses and is guaranteed to be at least $225,000 during each of the first and second years of the Consulting Agreement.

  In connection with the Sun Services Acquisition, the Company entered into a Stockholders' Agreement (the "First Stockholders' Agreement") with Mr. Huenink and the other stockholders of the Company pursuant to which (i) Mr. Huenink received demand and "piggy-back" registration rights, (ii) each stockholder agreed to vote their respective shares in favor of Mr. Huenink's election to the Board of Directors until the earlier to occur of (a) April 17, 1999, and
(b) such time as Mr. Huenink ceases to hold five percent of the outstanding shares of Common Stock, (iii) Mr. Huenink received the right to require the Company to repurchase up to 612,026 shares of Common Stock issued in connection with the Sun Services Acquisition at a purchase price of $12.74 per share (the "Put Right"), and (iv) the Company received certain call rights with respect to such shares. The Put Right expires on the third anniversary of the consummation of the offering. Upon the consummation of this offering, the call rights and certain of the put rights terminate. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources."

  In connection with the Mac-Gray Combination, the Company (i) acquired all of the shares of common stock, $.01 par value per share, of Mac-Gray Co. from each of Mr. Stewart Gray MacDonald, Jr. ("Mr. S. MacDonald, Jr."), Ms. Sandra
E. MacDonald ("Ms. S. MacDonald"), Mr. Daniel W. MacDonald ("Mr. D. MacDonald," and collectively, the "MacDonalds") and certain trusts under which such individuals are beneficiaries in exchange for an aggregate of 5,000,000 shares of Common Stock and (ii) acquired all of the limited partner interests in the Limited Partnership from each of the MacDonalds in exchange for an aggregate of 1,367,800 shares of Common Stock. Immediately after the Mac-Gray Combination, the Company effected the merger of the Limited Partnership with and into Mac-Gray Co., the Limited Partnership's sole general partner. The Company and Mac-Gray Co. have assumed the existing liabilities and indebtedness of the Limited Partnership. Mr. S. MacDonald, Jr. is Chief Executive Officer and Chairman of the Board of Directors, and each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald own of record and beneficially greater than five percent of the outstanding shares of Common Stock.

  Pursuant to a Stockholders' Agreement by and among the Company and certain of its stockholders (the "Second Stockholders' Agreement," and together with the First Stockholders' Agreement, the "Stockholders' Agreements"), (i) each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald (and any assignees or trusts created by them or under which they are beneficiaries) received "piggy-back" and demand registration rights, (ii) each of the MacDonalds granted to and received from the others rights of first offer to participate on a pro-rata basis in certain sales by them of shares of Common Stock and (iii) the MacDonalds granted to the Company rights of second offer to participate in certain sales by them of shares of Common Stock.

  In 1977, Mac-Gray Co. entered into an arrangement with the Company's co-founder and then Chief Executive Officer that provided his wife, Ms. Evelyn C. MacDonald ("Ms. E. MacDonald"), with an annual payment following his death. The Company, through its subsidiary, Mac-Gray Co., pays Ms. E. MacDonald, the mother of Stewart Gray MacDonald, Jr., the Company's Chairman and Chief Executive Officer, a fixed amount of $104,000 per year pursuant to this arrangement, which is not evidenced by a comprehensive written agreement, and will continue to make such payments for the remainder of Ms. E. MacDonald's life. See Note 7 of the Notes to Combined Financial Statements of Mac-Gray Co., Inc. and Mac-Gray, L.P.

  Immediately following the consummation of this offering, the Company will distribute approximately $9.0 million from the proceeds thereof to its stockholders of record as of a date immediately prior to the consummation of this offering. This distribution represents a significant portion of the Company's and certain of its predecessor's historical, undistributed earnings through June 30, 1997 which have been previously taxed for federal and state income tax purposes directly to the existing stockholders of the Company. See "Termination of S Corporation Status" and "Use of Proceeds."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 1, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of the Common Stock, (ii) each director, the Chief Executive Officer and each of the named executive officers of the Company, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                     PERCENTAGE OF SHARES
                                      SHARES          BENEFICIALLY OWNED
                                   BENEFICIALLY ------------------------------
     NAME OF BENEFICIAL OWNERS(1)  OWNED(2)(3)  BEFORE OFFERING AFTER OFFERING
     ----------------------------  ------------ --------------- --------------
Evelyn C. MacDonald(3)(4).........  1,700,000        24.4%           15.5%
Stewart Gray MacDonald,
 Jr.(3)(4)(5).....................  1,914,600        27.4%           17.4%
Sandra E. MacDonald(3)(4)(6)......  3,209,250        46.0%           29.2%
Daniel W. MacDonald(3)(4)(7)......  2,122,600        30.4%           19.3%
Patrick A. Flanagan(3)(4)(8)......  1,700,000        24.4%           15.5%
Peter C. Bennett(3)(4)(9).........  1,700,000        24.4%           15.5%
R. Robert Woodburn,
 Jr.(3)(4)(10)....................  1,700,000        24.4%           15.5%
Cynthia V. Doggett(3)(11).........  1,435,000        20.6%           13.1%
Richard G. MacDonald(3)(12).......    459,750         6.6%            4.2%
Gilbert M. Roddy, Jr.(3)(13)......    580,000         8.3%            5.3%
Jeffrey C. Huenink................    612,026         8.8%            5.6%
Jerry A. Schiller.................        --          --                *
John P. Leydon....................        --          --                *
Neil F. MacLellan, III(14)........        --          --                *
John S. Olbrych(14)...............        --          --                *
All executive officers and
 directors as a group (7
 persons).........................  3,659,959        52.4%           33.3%

--------
  * less than 1%
 (1) Unless otherwise indicated, the mailing address for each stockholder and director is c/o Mac-Gray Corporation, 22 Water Street, Cambridge, MA 02141.
 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of this Prospectus are deemed outstanding. As of September 1, 1997, a total of 6,979,826 shares of Common Stock were issued and outstanding.
 (3) The Company and the stockholders of the Company, including The Evelyn C. MacDonald Family Trust for the benefit of Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Daniel W. MacDonald (each of these sub-trusts under The Evelyn C. MacDonald Family Trusts is referred to herein as a "Sub-Trust" and collectively as "Sub-Trusts"), Mr. S. MacDonald, Jr., Ms. S. MacDonald, Mr. D. MacDonald, The Stewart G. MacDonald, Jr. 1984 Trust (the "SGM Trust"), The Daniel W. MacDonald Trust 1988 (the "DWM Trust"), the New Century Trust, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust and Jeffrey C. Huenink are parties to the Stockholders' Agreement. The First Stockholders' Agreement provides, among other things, that the parties thereto must vote their respective shares, subject to certain conditions contained therein, in favor of Mr. Huenink's election as a director of the Company. See "Certain

    Relationships and Related Transactions." In addition, the First Stockholders' Agreement provides Mr. Huenink with certain rights to put his shares of Common Stock to the Company. As a result of the First Stockholders' Agreement, each stockholder may be deemed to beneficially own all of the issued and outstanding shares of Common Stock, although such is not reflected in the table of shares beneficially owned. The Company and each of the Sub Trusts, Mr. S. MacDonald, Jr., Ms. S. MacDonald, Mr. D. MacDonald, the SGM Trust, the DWM Trust, the New Century Trust, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust, and Cynthia V. Doggett are parties to a Stockholders' Agreement dated as of June 26, 1997 (the "Second Stockholders' Agreement"). The Second Stockholders' Agreement gives the parties thereto rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing the Company with rights of second offer to purchase such shares. As a result of the Second Stockholders' Agreement, each of the parties thereto may be deemed to beneficially own all of the issued and outstanding shares of Common Stock owned by the other parties thereto, although such is not reflected in the table of shares beneficially owned.
 (4) Includes 1,700,000 shares of Common Stock held in trust pursuant to The Evelyn C. MacDonald Family Trusts (the "ECM Trust"), the grantor of which is Ms. Evelyn C. MacDonald ("Ms. E. MacDonald"). The independent trustees (the "Independent Trustees") of the ECM Trust are Peter C. Bennett ("Mr. Bennett"), R. Robert Woodburn, Jr. ("Mr. Woodburn") and Patrick A. Flanagan ("Mr. Flanagan"). In addition, each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald are trustees of the individual Sub-Trust under the ECM Trust of which such individual is a beneficiary. 566,667 shares of Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Mr. S. MacDonald, 566,667 shares of Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Ms. S. MacDonald, and 566,667 shares of Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Mr. D. MacDonald. The Independent Trustees have voting power over the shares held by the ECM Trust and the Sub-Trusts, and may be deemed to have beneficial ownership of such shares of Common Stock. Under the ECM Trust, Ms. E. MacDonald has the right to replace the property held by the ECM Trust, including the shares of Common Stock, at any time by contributing property of equivalent value to the ECM Trust. As a result, Ms. E. MacDonald may be deemed to have beneficial ownership of the shares of Common Stock held by the ECM Trust. The four trustees of each Sub-Trust (including each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald as to their own respective Sub-Trust) generally have the shared power to dispose of the shares of Common Stock attributed to such Sub-Trust and, therefore, may be deemed to have beneficial ownership of the shares of Common Stock held by such Sub-Trust.
 (5) Includes (i) 655,000 shares of Common Stock held by the SGM Trust, of which Mr. S. MacDonald, Jr. serves as co-trustee and is sole beneficiary,
     (ii) 580,000 shares of Common Stock held by the New Century Trust, of which Mr. S. MacDonald, Jr. is the grantor, and (iii) 566,667 shares of Common Stock held by the ECM Trust for the benefit of Mr. S. MacDonald, Jr., of which Mr. S. MacDonald, Jr. serves as co-trustee and is the beneficiary. Mr. S. MacDonald, Jr., may replace the shares of Common Stock held by the New Century Trust at any time with property of equivalent value and therefore may be deemed to beneficially own all such shares of Common Stock. Mr. S. MacDonald, Jr. disclaims beneficial ownership of such shares of Common Stock. The Company has granted Mr. S. MacDonald, Jr. options to purchase up to 163,570 shares of Common Stock, none of which are exercisable within 60 days and none of which are included in shares beneficially owned.
 (6) Includes (i) 148,800 shares of Common Stock held by The Whitney E. MacDonald GST Trust-1997, (ii) 148,800 shares of Common Stock held by The Jonathan S. MacDonald GST Trust-1997, (iii) 148,800 shares of Common Stock held by The Robert C. MacDonald GST Trust-1997, (iv) 566,667 shares held by the ECM Trust for the benefit of Ms. S. MacDonald, of which Ms.
     S. MacDonald serves as co-trustee and is the beneficiary, and (v) 1,100,000 shares of Common Stock held by the DWM Trust, of which Ms. S. MacDonald serves as co-trustee. Richard G. MacDonald ("Mr. R. MacDonald") is the sole trustee of each of the aforementioned trusts (other than the ECM Trust and DWM Trust) and may be deemed to beneficially own all of such shares of Common Stock. The shares held by each of The Whitney
    E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (collectively, the "GST Trusts") may be replaced at any time by Ms. S. MacDonald, the grantor of such trusts, with property of equivalent value and, therefore, Ms. S. MacDonald may be deemed to beneficially own all such shares of Common Stock. Ms. S. MacDonald disclaims beneficial ownership of the shares of Common Stock held by the GST Trusts and the 1,100,000 shares of Common Stock held by the DWM Trust.
 (7) Includes (i) 1,100,000 shares of Common Stock held by the DWM Trust, of which Mr. D. MacDonald is co-trustee and sole beneficiary, and (ii) 566,667 shares of Common Stock held by the ECM Trust for the benefit of Daniel W. MacDonald, of which Mr. D. MacDonald serves as co-trustee and is the beneficiary.
 (8) Includes 1,700,000 shares of Common Stock in the aggregate held by the ECM Trust for which Mr. Flanagan serves as co-trustee and shares voting and dispositive power over the shares of Common Stock. Mr. Flanagan disclaims beneficial ownership of the shares of Common Stock held by the ECM Trust. The Company has granted Mr. Flanagan options to purchase up to 81,785 shares of Common Stock, none of which are exercisable within 60 days and none of which are included in shares of Common Stock beneficially owned.
 (9) Includes 1,700,000 shares of Common Stock held by the ECM Trust for which Mr. Bennett serves as co-trustee and shares voting and dispositive power over the shares of Common Stock. Mr. Bennett disclaims beneficial ownership of the shares of Common Stock held by the ECM Trust. Mr. Bennett's mailing address is c/o State Street Research & Management Company, One Financial Center, 31st Floor, Boston, MA 02110.
(10) Includes 1,700,000 shares of Common Stock held by the ECM Trust for which Mr. Woodburn serves as co-trustee and shares voting and dispositive power over the shares of Common Stock. Mr. Woodburn disclaims beneficial ownership of the shares of Common Stock held by the ECM Trust. Mr. Woodburn's mailing address is c/o Palmer & Dodge, One Beacon Street, Boston, Massachusetts 02108.
(11) Includes (i) 655,000 shares of Common Stock held by the SGM Trust, of which Ms. Doggett serves as co-trustee, and (ii) 580,000 shares of Common Stock held by the New Century Trust, of which Ms. Doggett serves as co-trustee. The shares of Common Stock held in the New Century Trust may be replaced at any time by the grantor, Mr. S. MacDonald, Jr., with property of equivalent value. The SGM Trust is revocable by the grantor, Mr. S. MacDonald, Jr. Ms. Doggett disclaims beneficial ownership of all of shares of Common Stock held by such trusts.
(12) Includes (i) 148,800 shares of Common Stock held by The Whitney E. MacDonald GST Trust-1997, (ii) 148,800 shares of Common Stock held by The Jonathan S. MacDonald GST Trust-1997, (iii) 148,800 of Common Stock shares held by The Robert C. MacDonald GST Trust-1997, (iv) 4,450 shares of Common Stock held by The Whitney E. MacDonald Gift Trust, (v) 4,450 shares of Common Stock held by The Jonathan S. MacDonald Gift Trust, and
     (vi) 4,450 shares of Common Stock held by The Robert C. MacDonald Gift Trust. Mr. R. MacDonald is the sole trustee of each of the aforementioned trusts and may be deemed to beneficially own all such shares of Common Stock. The 459,700 shares of Common Stock held by the GST Trusts may be replaced at any time by Ms. S. MacDonald, the grantor, with property of equivalent value, all 459,700 shares of Common Stock of which Mr. R. MacDonald disclaims beneficial ownership.
(13) Includes 580,000 shares of Common Stock held by the New Century Trust, of which Mr. Roddy serves as co-trustee. The shares of Common Stock held by the New Century Trust may be replaced at any time by Mr. S. MacDonald, Jr., the grantor, with property of equivalent value, of which all 580,000 shares of Common Stock Mr. Roddy disclaims beneficial ownership. Mr. Roddy's mailing address is c/o Loring, Wolcott & Coolidge, 230 Congress Street, Boston, Massachusetts 02110.
(14) The Company has granted to each of Messrs. MacLellan and Olbrych options to purchase up to 89,980 shares of Common Stock, none of which are exercisable within 60 days and none of which are included in shares of Common Stock beneficially owned.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated preferred stock issuable in series by the Board of Directors ("Preferred Stock"). As of September 1, 1997, there were 6,979,826 shares of Common Stock (including 612,026 shares of redeemable Common Stock) outstanding that were held of record by 17 stockholders. There will be 10,979,826 shares of Common Stock outstanding after giving effect to the 4,000,000 shares of Common Stock offered to the public hereby (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options). The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and By-laws (the "By-laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. The Certificate and By-laws have been adopted by the stockholders of the Company and the Board of Directors.

  Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. See "Dividend Policy." The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of any then outstanding Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, subject to the rights and interests of the holders of Preferred Stock, if and when issued. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon consummation of this offering, fully paid and non-assessable.

  The Certificate and By-laws provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of any Preferred Stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of Preferred Stock to elect directors and to remove any director whom the holders of any such stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

  Undesignated Preferred Stock. The Board of Directors is authorized, without further action of the stockholders of the Company, to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

  The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Common Stock.

CERTAIN PROVISIONS OF CERTIFICATE AND BY-LAWS

  General. A number of provisions of the Company's Certificate and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, including takeovers which certain stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company's Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board of Directors to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

  Meetings of Stockholders. The Company's By-laws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The Company's By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Company's By-laws set forth certain other requirements, such as advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

  No Stockholder Action by Written Consent. The Certificate provides that for so long as the Company has a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  Indemnification and Limitation of Liability. The By-laws provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company, and further permits the advancing of expenses incurred in defense of claims. The By-laws also provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

  Amendment of the Certificate. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the outstanding shares entitled to vote on such amendment, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, however, that the affirmative vote of not less than 80% of the outstanding shares entitled to vote on such amendment, and the affirmative vote of not less than 80% of the outstanding shares of each class entitled to vote thereon as a class, is required to amend provisions of the Certificate relating to the prohibition of stockholder action by written consent, the establishment, composition and powers of the Board of Directors, the limitation of director liability and amendments to the Certificate.

  Amendment of By-laws. The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least three-fourths of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal.

  Ability to Adopt Stockholder Rights Plan. The Board of Directors may in the future resolve to issue shares of Preferred Stock or rights to acquire such shares, to implement a stockholder rights plan which creates voting or other impediments or under which shares are distributed to a third-party investor, a group of investors or stockholders or issued to an employee stock ownership plan to discourage persons seeking to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise, if such change in control is not in the best interests of the Company and its stockholders. The Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

  Upon completion of this offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under
Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage; provided, however, that such by-law or charter amendment shall not become effective until 12 months after the date the stockholders adopt such exclusion. Neither the Certificate nor the By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

  State Street Bank and Trust Company is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 10,979,826 shares of Common Stock outstanding (assuming the Underwriters' over-allotment option is not exercised), excluding (i) 638,340 shares issuable upon exercise of options to purchase shares of Common Stock outstanding at August 1, 1997 under the 1997 Stock Plan, and (ii) 111,660 shares of Common Stock reserved for issuance upon grant or exercise of future awards under the 1997 Stock Plan, subject to increase upon consummation of this offering. Of the total shares outstanding, only the 4,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of the Company, which will be subject to the limitations of Rule 144 under the Securities Act ("Rule 144"). All of the remaining 6,979,826 shares outstanding (the "Restricted Shares") may be sold only pursuant to an effective Registration Statement filed by the Company or an applicable exemption, including sales meeting the applicable requirements of Rule 144 under the Securities Act.

  None of the 6,979,826 shares of Common Stock owned by current stockholders of the Company will be eligible for sale in accordance with Rule 144 prior to April 17, 1998, at which such time all 6,979,826 shares of Common Stock will be eligible for sale in the public market.

  In general, Rule 144 as currently in effect provides that any person (or persons whose shares are aggregated), including a person who may be deemed an "affiliate" of the Company (as defined under the Securities Act), whose Restricted Shares have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed on Form 144 with the Securities and Exchange Commission (the "Commission") and (ii) 1% of the shares of Common Stock then outstanding (approximately 109,798 shares upon consummation of this offering). In addition, sales under Rule 144 are subject to certain other restrictions regarding the manner of sale, required notice and availability of public information concerning the Company. Persons who are not affiliates at the time of sale and who have not been affiliates of the Company for at least 90 days prior to a sale, and who have beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate), are entitled to sell such shares under Rule 144(k) without the limitations referenced above. Affiliates, including members of the Board of Directors and senior management, continue to be subject to the limitations under Rule 144, including volume of sale limitations for all shares held by them, regardless of the time period held. Shares of Common Stock sold by the Company to, among others, its employees, officers and directors upon exercise of options granted pursuant to written compensation plans or contracts (including certain options granted under the 1997 Stock
Plan), and in reliance on Rule 701 under the Securities Act, may be resold, beginning 90 days after the effective date of this Prospectus, in reliance on Rule 144 by such persons who are not affiliates subject only to the provisions of Rule 144 regarding manner of sale, and by such persons who are affiliates subject to all provisions of Rule 144 except its one-year minimum holding period requirement.

  Under the 1997 Stock Plan, the Company is authorized to issue options for up to the greater of 750,000 shares of Common Stock or ten percent of the then outstanding shares of Common Stock, of which 638,340 shares were issuable upon the exercise of outstanding stock options. Upon consummation of this offering, 1,097,982 shares of Common Stock will be reserved for issuance under the 1997 Stock Plan (1,157,982 shares of Common Stock will be reserved for issuance under the 1997 Stock Plan if the Underwriters' over-allotment option is exercised in full). See "Management--1997 Stock Option and Incentive Plan" and "--Executive Compensation--Option Grants." The Company intends to file a Registration Statement under the Securities Act to register the shares of Common Stock reserved for issuance under the 1997 Stock Plan. Such Registration Statement is expected to be filed as soon as practicable after the date of this Prospectus and will become automatically effective upon filing. Shares of Common Stock issued upon the exercise of options under the 1997 Stock Plan after the effective date of such Registration Statement generally will be available for sale in the open market, subject to Rule 144 limitations with respect to affiliates, and subject to the lock-up agreements described below.

LOCK-UP AGREEMENTS

  All stockholders of the Company, including the directors and officers, holding in the aggregate 6,979,826 of the shares of Common Stock (after giving effect to this offering), have agreed that they will not, without the prior written consent of the Representatives of the Underwriters, agree to sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed that, without the prior written consent of Salomon Brothers Inc, the Company will not, directly or indirectly, sell, offer, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant stock options under the 1997 Stock Plan or issue shares upon the exercise of options granted under the 1997 Stock Plan.

REGISTRATION RIGHTS

  The holders of 6,979,826 shares of Common Stock, representing all of the shares of Common Stock outstanding prior to this offering, have the right, in certain circumstances, to require the Company to register their shares under the Securities Act for resale to the public and to include their shares in a registration statement filed by the Company, all under the terms of the Stockholders' Agreements. See "Certain Relationships and Related Transactions."

EFFECT OF FUTURE SALES

  Prior to this offering, there has been no trading market for shares of Common Stock, and the effect, if any, that future market sales of shares or the availability of shares for sale will have on the prevailing market prices for the Common Stock cannot be predicted. Nevertheless, sales of a substantial number of shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an Underwriting Agreement by and among the Company and the Underwriters, the Company has agreed to sell to each of the entities named below (the "Underwriters") and each of the Underwriters, for whom Salomon Brothers Inc, Smith Barney Inc. and First Albany Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite its name below:

                                                                        NUMBER
   UNDERWRITER                                                         OF SHARES
   -----------                                                         ---------
   Salomon Brothers Inc............................................... 1,420,000
   Smith Barney Inc.  ................................................ 1,420,000
   First Albany Corporation...........................................   510,000
   Lazard Freres & Co. LLC............................................   150,000
   Lehman Brothers Inc. ..............................................   150,000
   PaineWebber Incorporated...........................................   150,000
   Raymond James & Associates, Inc. ..................................   100,000
   Tucker Anthony Incorporated........................................   100,000
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Representatives that the several Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.46 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After the initial offering, the public offering price and such concessions may be changed.

  The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock, at the same price per share as the initial shares of Common Stock to be purchased by the Underwriters. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

  The Company, its officers and directors, and certain beneficial owners of the Common Stock have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any security convertible into or exchangeable for Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc; provided, however, that the Company may issue and sell Common Stock pursuant to any employee stock option or stock option or purchase plan in effect at the date of this Prospectus and the Company may issue Common Stock issuable upon the conversion of securities outstanding on the date of this Prospectus. Salomon Brothers Inc, in its sole discretion, may release any of the shares subject to the foregoing agreement at any time without notice.

  The Underwriting Agreement provides that the Company and its three operating subsidiaries will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act or contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering.

  In general, purchases of a security for the purpose of stabilization to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering there has been no public market for the Common Stock. The price to the public for the shares of Common Stock has been determined through negotiations between the Company and the Representatives and is based on, among other things, the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in businesses similar to those of the Company. There can, however, be no assurance that the prices at which the shares of Common Stock will sell in the public market after this offering will not be lower than the price at which it is sold by the Underwriters.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The combined financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, the combined financial statements of the Company for the two-month period ended February 28, 1997 and the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. as of and for the year ended December 31, 1996 included in this Prospectus have been so included in reliance of the report of Price Watherhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock being offered by this Prospectus. This Prospectus, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus about the contents of any contract or any other documents are not necessarily complete, and in each instance reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge and may be obtained at prescribed rates at the Commission at the Public Reference Section of the Commission, maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and are also publicly available through the Commission's web site (http://www.sec.gov).

  Upon completion of this offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

MAC-GRAY CO., INC. AND MAC-GRAY L.P.
 Report of Independent Accountants........................................  F-2
 Combined Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
  (unaudited).............................................................  F-3
 Combined Statement of Income for the Years Ended December 31, 1994, 1995
  and 1996 and the Six Months Ended June 30, 1996 and 1997 (unaudited)....  F-4
 Combined Statement of Stockholders' Equity for the Years Ended December
  31, 1994, 1995 and 1996 and for the Six Months Ended June 30, 1997
  (unaudited).............................................................  F-5
 Combined Statement of Cash Flows for the Years Ended December 31, 1994,
  1995 and 1996 and for the Six Months Ended June 30, 1996 and 1997
  (unaudited).............................................................  F-6
 Notes to Combined Financial Statements...................................  F-7

 Report of Independent Accountants........................................ F-19
 Combined Statement of Income for the Two Months Ended February 28, 1997.. F-20
 Notes to Combined Financial Statements................................... F-21

SUN SERVICES OF AMERICA, INC. AND R. BODDEN COIN-OP-LAUNDRY, INC.
 Report of Independent Accountants........................................ F-27
 Combined Balance Sheet as of December 31, 1996 and March 31, 1997
  (unaudited)............................................................. F-28
 Combined Statement of Income for the Year Ended December 31, 1996 and for
  the Three Months Ended March 31, 1996 and 1997 (unaudited).............. F-29
 Combined Statement of Stockholder's Equity for the Year Ended December
  31, 1996 and the Three Months Ended March 31, 1997 (unaudited).......... F-30
 Combined Statement of Cash Flows for the Year Ended December 31, 1996 and
  for the Three Months Ended March 31, 1996 and 1997 (unaudited).......... F-31
 Notes to Combined Financial Statements................................... F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Mac-Gray Co., Inc.
 and the Partners of Mac-Gray, L.P.

  In our opinion, the accompanying combined balance sheet and the related combined statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mac-Gray Co., Inc. and Mac-Gray, L.P. (the "Companies"), at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Boston, Massachusetts
February 28, 1997

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                             COMBINED BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     PRO FORMA
                                                                    AS ADJUSTED
                                          DECEMBER 31,               JUNE 30,
                                         ----------------  JUNE 30,    1997
                                          1995     1996      1997    (NOTE 15)
                                         -------  -------  -------- -----------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............. $ 3,882  $ 2,844  $ 2,660    $ 2,660
  Trade receivables, net of allowance
   for doubtful accounts................   1,063    1,640    1,741      1,741
  Available-for-sale security...........     377      343      343        343
  Inventory.............................   1,187    1,509    1,649      1,649
  Prepaid expenses and other current
   assets...............................   1,287    1,699    2,256      2,256
                                         -------  -------  -------    -------
    Total current assets................   7,796    8,035    8,649      8,649
  Property, plant and equipment, net....  25,804   31,912   34,036     34,036
  Intangible assets, net................     904   11,491   22,297     22,297
  Prepaid commissions and other assets..   2,250    2,670    3,989      3,989
                                         -------  -------  -------    -------
    Total assets........................ $36,754  $54,108  $68,971    $68,971
                                         =======  =======  =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt..... $ 3,027  $ 4,042  $ 2,370    $ 2,370
  Current portion of capital lease
   obligations..........................     238      251      344        344
  Accounts payable......................   1,893    3,876    2,048      2,048
  Accrued commissions...................   3,994    4,940    4,656      4,656
  Accrued expenses......................     881      995    1,454      1,454
  Dividends payable.....................     --       --       --       9,000
                                         -------  -------  -------    -------
    Total current liabilities...........  10,033   14,104   10,872     19,872
Long-term debt..........................  11,843   23,325   32,902     32,902
Long-term capital lease obligations.....     179      193      414        414
Deferred income tax liabilities.........     589      647      740      5,040
Deferred retirement obligation..........   1,260    1,156    1,104      1,104
Other liabilities.......................     --       --       600        600
Commitments and contingencies (Note
 11)....................................     --       --       --         --
Redeemable common stock, 612,026
 shares.................................     --       --     7,797      7,797
Stockholders' equity:
  Common stock of Mac-Gray Co., Inc. ($1
   par value; 200,000 shares authorized,
   154,275 shares issued and 102,275 and
   100,000 outstanding, respectively)...     154      154      --         --
  Additional capital....................   1,009    2,413      --         920
  Common stock of Mac-Gray Corporation
   ($.01 par value; 30,000,000 shares
   authorized, 6,367,800 shares issued
   and outstanding).....................     --       --        64         64
  Retained earnings.....................  19,781   20,788   14,220        --
  Net unrealized gain on available-for-
   sale security, net of tax............     290      258      258        258
                                         -------  -------  -------    -------
  Less: 52,000 and 54,275 shares held in
   treasury, respectively, at cost......  (8,384)  (8,930)     --         --
                                         -------  -------  -------    -------
    Total stockholders' equity..........  12,850   14,683   14,542      1,242
                                         -------  -------  -------    -------
Total liabilities and stockholders'
 equity................................. $36,754  $54,108  $68,971    $68,971
                                         =======  =======  =======    =======

   The accompanying notes are an integral part of these financial statements

                      MAC-GRAY CO., INC. AND MAC-GRAY L.P.

                          COMBINED STATEMENT OF INCOME
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                  YEARS ENDED             SIX MONTHS ENDED
                                  DECEMBER 31,                JUNE 30,
                           ----------------------------  -------------------
                            1994     1995       1996      1996       1997
                           -------  -------  ----------  -------  ----------
                                                            (UNAUDITED)
Revenue................... $48,031  $50,710  $   64,427  $29,025  $   38,288
Cost of revenue:
  Commissions.............  19,168   20,471      25,760   11,622      14,639
  Laundry route expendi-
   tures..................   7,889    8,251      10,955    4,600       6,231
  Depreciation and amorti-
   zation.................   4,756    4,899       6,216    2,715       3,776
  Cost of equipment
   sales..................   2,673    2,938       5,189    2,280       3,831
                           -------  -------  ----------  -------  ----------
    Total cost of reve-
     nue..................  34,486   36,559      48,120   21,217      28,477
                           -------  -------  ----------  -------  ----------
Operating expenses:
  General and administra-
   tion...................   3,085    3,901       3,952    1,874       2,076
  Sales and marketing.....   2,501    2,531       3,803    1,541       2,697
  Depreciation............     442      455         517      242         382
                           -------  -------  ----------  -------  ----------
    Total operating ex-
     penses...............   6,028    6,887       8,272    3,657       5,155
                           -------  -------  ----------  -------  ----------
Income from operations....   7,517    7,264       8,035    4,151       4,656
  Interest expense........  (1,217)  (1,175)     (1,956)    (751)     (1,431)
  Other income (expense),
   net....................      70       55         (87)       1          39
                           -------  -------  ----------  -------  ----------
  Income before provision
   for income taxes.......   6,370    6,144       5,992    3,401       3,264
  Provision for income
   taxes..................    (388)    (374)       (465)    (255)       (232)
                           -------  -------  ----------  -------  ----------
Net income................ $ 5,982  $ 5,770  $    5,527  $ 3,146  $    3,032
                           =======  =======  ==========  =======  ==========
UNAUDITED PRO FORMA AS ADJUSTED
 DATA (NOTE 15):
  Income before provision
   for income taxes....... $ 6,370  $ 6,144  $    5,992  $ 3,401  $    3,264
  Provision for income
   taxes..................  (2,548)  (2,458)     (2,397)  (1,360)     (1,306)
                           -------  -------  ----------  -------  ----------
  Pro forma as adjusted
   net income............. $ 3,822  $ 3,686  $    3,595  $ 2,041  $    1,958
                           =======  =======  ==========  =======  ==========
  Pro forma as adjusted
   net income per
   common share...........                   $     0.55           $     0.30
                                             ==========           ==========
  Pro forma as adjusted
   weighted average
   common shares outstand-
   ing....................                    6,588,618            6,588,618
                                             ==========           ==========

   The accompanying notes are an integral part of these financial statements

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                          COMMON STOCK                         NET UNREALIZED  TREASURY STOCK
                         ----------------                      GAINS (LOSSES) -----------------
                         NUMBER OF         PARTNERS' RETAINED   ON SECURITY,  NUMBER OF
                          SHARES    VALUE   CAPITAL  EARNINGS    NET OF TAX    SHARES    VALUE    TOTAL
                         ---------  -----  --------- --------  -------------- --------- -------  -------
Balance, December 31,
 1993...................   154,275  $ 154   $   --   $14,629       $ 383        52,000  $(8,384)  $6,782
 Net income.............       --     --        --     5,982         --            --       --     5,982
 Net change in
  unrealized gains
  (losses) on available-
  for-sale security, net
  of tax................       --     --        --       --         (121)          --       --      (121)
 Dividends..............       --     --        --    (3,205)        --            --       --    (3,205)
                         ---------  -----   -------  -------       -----       -------  -------  -------
Balance, December 31,
 1994...................   154,275    154       --    17,406         262        52,000   (8,384)   9,438
 Net income.............       --     --        --     5,770         --            --       --     5,770
 Net change in
  unrealized gains
  (losses) on available-
  for-sale security, net
  of tax................       --     --        --       --           28           --       --        28
 Dividends..............       --     --        --    (3,395)        --            --       --    (3,395)
 Contribution of
  capital...............       --     --      1,009      --          --            --       --     1,009
                         ---------  -----   -------  -------       -----       -------  -------  -------
Balance, December 31,
 1995...................   154,275    154     1,009   19,781         290        52,000   (8,384)  12,850
 Net income.............       --     --        --     5,527         --            --       --     5,527
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............       --     --        --       --          (32)          --       --       (32)
 Dividends..............       --     --        --    (4,520)        --            --       --    (4,520)
 Common stock
  redemption............       --     --        --       --          --          2,275     (546)    (546)
 Contribution of
  capital...............       --     --      1,404      --          --            --       --     1,404
                         ---------  -----   -------  -------       -----       -------  -------  -------
Balance, December 31,
 1996...................   154,275    154     2,413   20,788         258        54,275   (8,930)  14,683
 Net income
  (unaudited)...........       --     --        --     3,032         --            --       --     3,032
 Elimination of capital
  structure (Note 13)
  (unaudited)...........  (154,275)  (154)   (2,413)  (6,363)        --        (54,275)   8,930      --
 Reorganization of the
  Company (Note 13)
  (unaudited)........... 6,367,800     64       --       (64)        --            --       --       --
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax
  (unaudited)...........       --     --        --       --          --            --       --       --
 Dividends (unaudited)..       --     --        --    (3,173)        --            --       --    (3,173)
                         ---------  -----   -------  -------       -----       -------  -------  -------
Balance, June 30, 1997
 (unaudited)............ 6,367,800  $  64   $   --   $14,220        $258           --   $   --   $14,542
                         =========  =====   =======  =======       =====       =======  =======  =======

   The accompanying notes are an integral part of these financial statements

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                        COMBINED STATEMENT OF CASH FLOWS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                       YEARS ENDED           SIX MONTHS ENDED
                                       DECEMBER 31,              JUNE 30,
                                 --------------------------  ------------------
                                  1994     1995      1996      1996      1997
                                 -------  -------  --------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
  Net income...................  $ 5,982  $ 5,770  $  5,527  $  3,146  $  3,032
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and
     amortization..............    5,198    5,354     6,733     2,957     4,158
    (Gain) loss on sale of
     assets....................       14      (11)       43        42       --
    Deferred income taxes......       72       71        60       --         93
  (Increase) decrease in
   accounts receivable.........     (545)      69      (577)     (185)      (57)
  (Increase) decrease in
   inventory...................     (125)    (137)      224       385       170
  Increase in prepaid expenses
   and other assets............     (650)  (1,386)   (1,299)     (880)   (1,291)
  Increase (decrease) in
   accounts payable, accrued
   commissions and accrued
   expenses....................      704      687     2,939       217    (2,559)
                                 -------  -------  --------  --------  --------
      Net cash flows provided
       by operating
       activities..............   10,650   10,417    13,650     5,682     3,546
                                 -------  -------  --------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Capital expenditures.........   (5,679)  (4,421)   (7,635)   (2,986)   (2,998)
  Acquisition of businesses
   (Note 2)....................      --      (821)  (14,487)  (12,869)   (4,958)
  Proceeds from sales of
   property and equipment......       66      137        52        52       --
                                 -------  -------  --------  --------  --------
      Net cash flows used in
       investing activities....   (5,613)  (5,105)  (22,070)  (15,803)   (7,956)
                                 -------  -------  --------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Principal payments on long-
   term debt and capital lease
   obligations.................   (2,207)  (2,490)   (2,171)   (4,891)   (1,185)
  Principal payments on
   deferred retirement
   obligations.................      --       --        --        --        (44)
  Retirement of line of credit
   and term loan...............      --       --     (5,378)      --    (18,646)
  Advances on line-of-credit,
   net.........................      --     1,327    18,247    15,730    27,274
  Contribution of capital......      --     1,009     1,404       294       --
  Cash dividends paid..........   (3,921)  (3,395)   (4,520)   (2,237)   (3,173)
  Cash paid to repurchase
   shares of common stock......      --       --       (125)     (125)      --
  Cash paid for refinancing of
   long term debt..............      --       --        (75)      (75)      --
                                 -------  -------  --------  --------  --------
      Net cash flows provided
       by (used in) financing
       activities..............   (6,128)  (3,549)    7,382     8,696     4,226
                                 -------  -------  --------  --------  --------
Increase (decrease) in cash and
 cash equivalents..............   (1,091)   1,763    (1,038)   (1,425)     (184)
Cash and cash equivalents,
 beginning of year.............    3,210    2,119     3,882     3,882     2,844
                                 -------  -------  --------  --------  --------
Cash and cash equivalents, end
 of year.......................  $ 2,119  $ 3,882  $  2,844  $  2,457  $  2,660
                                 =======  =======  ========  ========  ========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
  Interest paid................  $ 1,125  $ 1,161  $  1,944  $    603  $  1,251
  Income taxes paid............      170      242       384       268       153

   The accompanying notes are an integral part of these financial statements

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  Basis of Presentation--The combined financial statements include the accounts of Mac-Gray Co., Inc. and Mac-Gray, L.P., (collectively, the Company). Mac-Gray Co., Inc. is the sole general partner of Mac-Gray, L.P. which was formed in August of 1995. Mac-Gray Co., Inc. and Mac-Gray, L.P. are both 100% owned by the same shareholders and are under common management.

  Unaudited Interim Financial Statements--The accompanying financial information as of June 30, 1997 and for the six month periods ended June 30, 1996 and 1997 is unaudited. The unaudited interim financial information as of and for the six month period ended June 30, 1997 is reflective of the reorganization of the Company (Note 13) and the acquisition of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. (Note 13), both of which occurred on April 17, 1997. Accordingly, the unaudited interim financial information as of and for the six month period ended June 30, 1997 has been presented on a consolidated basis. The unaudited interim financial information as of and for the six month period ended June 30, 1996 has been prepared on the same basis as the accompanying annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

  Principles of Combined Financial Statements--The combined financial statements include the accounts of the Company, including the 1995 and 1996 Acquisitions (Note 2) from the respective acquisition dates. All significant intercompany transactions and balances have been eliminated in combination.

  Description of the Business--The Company generates the majority of its revenue from card and coin route laundry rooms located in the Northeastern, Midwestern and Southeastern United States. The Company's principal customer base is the multi-housing market, which consists of apartments, condominium units, colleges and universities. The Company also sells, services and leases commercial laundry equipment to commercial laundromats and institutions. The majority of the Company's purchases of coin route laundry equipment is from one supplier.

2. ACQUISITIONS

  Acquisitions--On August 31, 1995, the Company acquired certain assets of Commercial Appliance, Inc. (the 1995 Acquisition). During 1996, the Company acquired certain assets of six coin-operated laundry businesses or divisions (the 1996 Acquisitions). The 1995 and 1996 Acquisitions were paid in cash, with one exception, which also included a note payable of $1,074. The 1995 and 1996 Acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets acquired was the fair market values on the respective acquisitions dates. Purchase price in excess of the fair value of assets acquired was allocated to goodwill. The Company's combined financial statements include the results of the 1995 and 1996 Acquisitions from their respective acquisition dates. The purchase price allocations for the 1995 and 1996 Acquisitions are summarized as follows:

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                         1995         1996
                                                      ACQUISITION ACQUISITIONS
                                                      ----------- ------------
Acquisition price, including non-compete and
 consulting agreement payments:                          $821       $15,561
                                                         ====       =======
Fair market value of assets acquired:
  Inventory..........................................    $ 90       $   547
  Prepaid expenses and other current assets..........     --            167
  Coin-route equipment...............................     167         3,413
  Intangible assets:
   Non-compete agreements............................     --          1,250
   Goodwill..........................................     564        10,184
                                                         ----       -------
    Total............................................    $821       $15,561
                                                         ====       =======


  In connection with the financing of the 1996 Acquisitions, the Company entered into a Credit Agreement on April 1, 1996 (Note 8).

  Pro forma 1995 and 1996 revenue and net income information has not been provided due to lack of historical financial data of the acquired entities.

3. SIGNIFICANT ACCOUNTING POLICIES

  Cash, Cash Equivalents and Available-For-Sale Security--The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  The Company accounts for their investment in a marketable equity security in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115). SFAS 115 requires marketable equity securities classified as available-for-sale to be reported at fair value, with the unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  Revenue Recognition--The Company recognizes coin route laundry revenue on the accrual basis. Sales revenue from the Company's commercial sale of equipment and parts is recognized upon shipment of the orders.

  Allowance for Doubtful Accounts--The Company maintains an allowance for doubtful accounts of $330 at December 31, 1995 and 1996 and of $358 at June 30, 1997.

  Concentration of Credit Risk--Financial instruments which potentially expose the Company to concentration of credit risk include trade receivables, generated by the Company as a result of the selling and leasing of laundry machines. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral.

  Fair Value of Financial Instruments--For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at December 31, 1995 and 1996, based upon terms currently available to the Company in financial markets.

  Inventories--Inventories consist of laundry machines and parts purchased for commercial sale. Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized.

  Coin route equipment--not yet placed in service--These assets represent laundry machines that management estimates will be installed in coin route laundry rooms and have not been purchased for commercial sale.

  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the 1995 and 1996 Acquisitions (Note 2). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which ranges from two to five years. Goodwill is amortized over fifteen years from the acquired companies respective dates of acquisitions.

  Impairment of Long-Lived Assets--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Income Taxes--Mac-Gray Co., Inc., which has elected "S Corporation" status, and Mac-Gray, L.P. are "pass through" entities for income tax purposes, except for taxes assessed by those states that do not recognize Mac-Gray Co., Inc.'s "S Corporation" status. Accordingly, earnings and losses are included on the income tax returns of the respective equity owners.

  The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the provisions of SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The classification of net current and non-current deferred tax assets or liabilities depend upon the nature of the related asset or liability. Deferred income taxes are provided

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) for temporary differences between the income tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share--Given the capital structure of the Company, historical earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statements (Note 15).

  New Accounting Pronouncements--The Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), is effective for transactions entered into in fiscal years that begin after December 15, 1995 (fiscal 1996 for the Company). SFAS 123 encourages entities to account for employee stock options or similar equity instruments using a fair value approach for all such plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Those entities which elect to remain with the accounting in APB 25 are required to include pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied, to the extent that pro forma net income and earnings per share differ materially from reported amounts. The Company elected to continue to account for such plans under the provisions of APB 25. Therefore, there was no effect on the Company's financial position or results of operations as a result of this pronouncement. In addition, as the Company's only outstanding stock options were issued on December 30, 1996, the difference between net income as reported for 1996 and pro forma net income calculated under the guidance provided by FAS 123 was not material (Note 12).

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                     ESTIMATED   DECEMBER 31,
                                                    USEFUL LIFE ---------------
                                                      (YEARS)    1995    1996
                                                    ----------- ------- -------
Coin route equipment...............................       10    $49,965 $58,610
Buildings and improvements.........................    15-32      5,368   6,531
Furniture and fixtures.............................      5-7      3,423   4,062
Trucks and autos...................................      3-5      1,429   1,776
Land and improvements..............................      --         334     309
                                                                ------- -------
                                                                 60,519  71,288
Less: accumulated depreciation.....................              35,430  40,428
                                                                ------- -------
                                                                 25,089  30,860
Coin route equipment, not yet placed in service....                 715   1,052
                                                                ------- -------
Property, plant and equipment, net.................             $25,804 $31,912
                                                                ======= =======

  Depreciation and amortization of property, plant and equipment totaled $4,218, $4,477 and $5,176 for the years ended December 31, 1994, 1995 and
1996, respectively.

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  During 1994, 1995 and 1996, the Company acquired vehicles under capital leases with a cost of $175, $356 and $328, respectively.

  At December 31, 1995 and 1996, trucks and autos includes $1,156 and $1,449, respectively, of capital leased equipment with an accumulated amortization balance of $738 and $1,052, respectively.

5. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1995   1996
                                                                 ------ -------
Goodwill........................................................ $  664 $10,348
Covenants-not-to-compete........................................    799   2,549
Other...........................................................    159     153
                                                                 ------ -------
                                                                  1,622  13,050
Less: accumulated amortization..................................    718   1,559
                                                                 ------ -------
Intangible assets, net.......................................... $  904 $11,491
                                                                 ====== =======

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
Accrued profit sharing........................................... $  275 $  307
Accrued interest.................................................    122    134
Accrued salaries.................................................    176     78
Current portion of deferred compensation.........................    104    104
Other............................................................    204    372
                                                                  ------ ------
Accrued expenses................................................. $  881 $  995
                                                                  ====== ======

7. DEFERRED RETIREMENT OBLIGATION

  The deferred retirement obligation at December 31, 1995 and 1996 relates to payments due to a shareholder of the Company in connection with a retirement agreement which provides for annual payments of $104 until the death of the shareholder. The liability at December 31, 1995 and 1996 has been estimated based upon the life expectancy of the shareholder utilizing actuarial tables.

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

8. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                     DECEMBER 31,
                                                    ---------------  JUNE 30,
                                                     1995    1996      1997
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
Line of credit, prime rate, due April 1, 1998...... $ 1,327 $   --    $   --
Bank note, prime rate plus .5% to 1.5%, quarterly
 installments, due April 1, 1998...................   4,050     --        --
Revolving credit facility..........................     --    1,607       --
Credit agreement:
  Revolving line of credit.........................     --   11,776       --
  Acquisition line of credit.......................     --    3,635       --
  Working capital line of credit...................     --      650       --
Senior secured credit facility:
  Revolving credit and term loan facility, prime
   plus .5% (9.25% at June 30, 1997), due April 14,
   1999 (Note 13)..................................     --      --     26,282
Unsecured notes payable to former shareholders:
  Variable rate note, lesser of prime rate plus 2%
   or 9%, quarterly principal payments beginning
   January 1, 1996 (8.25% at December 31, 1996)....   4,160   3,360     2,960
  Fixed rate notes, 8.4% interest rate, due Septem-
   ber 1, 1997 and June 1, 2000....................   2,046   2,046     1,746
  Discount note, 6% imputed interest rate
   (estimated fair market rate), quarterly
   installments, due December 31, 2003.............   2,962   2,613     2,427
  Fixed note, 8.75% interest rate, due January 1,
   2001............................................     --      421       407
  Note payable, 8% fixed interest rate, semi-annual
   principal payments, due September 1, 1999.......     --      --        281
  Note payable, 11.5% fixed interest rate, monthly
   principal payments, due September 1, 1999.......     325     249       208
  Acquisition note payable, 8% imputed interest
   rate (estimated fair market rate), monthly
   payments, due May 31, 2006......................     --    1,010       961
                                                    ------- -------   -------
    Total long-term debt...........................  14,870  27,367    35,272
Less: current portion..............................   3,027   4,042     2,370
                                                    ------- -------   -------
                                                    $11,843 $23,325   $32,902
                                                    ======= =======   =======

 CREDIT AGREEMENT AND REVOLVING CREDIT FACILITY

  In connection with the financing of the 1996 Acquisitions (Note 2), the Company entered into a Credit Agreement with a bank which provides for borrowings under a Revolving Line of Credit, Working Capital Line of Credit and Acquisition Line of Credit of up to $14,000, $1,500 and $4,000, respectively. Borrowings under the Credit Agreement are restricted to providing working capital requirements of the Company and funding future acquisitions. The amounts available to be borrowed under the Revolving Line of Credit are automatically reduced by $910 semi-annually. As of December 31, 1996, $18,600 was available to be borrowed under the aggregate Credit Agreement. The Credit Agreement expires on April 1, 2001 (Note 13).

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  During June 1996, the Company entered into an agreement with a bank which provides a Revolving Credit Facility with aggregate borrowings of up to $4,500. As of December 31, 1996, $2,893 was available to be borrowed under the Revolving Credit Facility. The Revolving credit facility expires on May 1, 2001 (Note 13).

  A portion of the proceeds from the Credit Agreement and the Revolving Credit Facility were used to pay the balance of the Bank Note and Line of Credit outstanding prior to the refinancing of the Company.

  Letters of Credit--The Credit Agreement and the Revolving Credit Facility provide for the issuance of standby letters of credit up to $2,200 in the aggregate. At December 31, 1996, outstanding letters of credit amounted to $1,526.

  Interest--Borrowings under the Credit Agreement and the Revolving Credit Facility bear interest, at the Company's option, at either (1) the banks' prime interest rate (the "Prime Rate") or (2) 2.5% plus the rate at which certain Eurodollar deposits are offered in the interbank Eurodollar market (the "LIBOR Rate") or (3) 2.5% plus the rate at which funds are offered in the secondary markets (the "Cost of Funds Rate") (8.25% rate, the Prime Rate, at December 31, 1996).

FUTURE PAYMENTS

  As of December 31, 1996, the scheduled future principal payments of long-term debt are as follows:

       1997............................................................. $ 4,042
       1998.............................................................   1,870
       1999.............................................................   1,871
       2000.............................................................   2,241
       2001.............................................................   1,049
       Thereafter.......................................................  16,294
                                                                         -------
                                                                         $27,367
                                                                         =======

SENIOR SECURED CREDIT FACILITY (UNAUDITED)

  On April 17, 1997, outstanding debt under the Credit Agreement and Revolving Credit Facility was refinanced under terms of an amended and restated agreement (Note 13).

  At June 30, 1997, $23,718 was available to be borrowed under the Senior Secured Credit Facility. The Senior Secured Credit Facility provides for the issuance of standby letters of credit of up to $15,000 in the aggregate. At June 30, 1997, outstanding letters of credit amounted to $10,363.

9. STATE INCOME TAXES

  Provision for state income taxes consists of the following:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 --------------
                                                                 1994 1995 1996
                                                                 ---- ---- ----
   Current state income tax..................................... $324 $305 $405
   Deferred state income tax....................................   64   69   60
                                                                 ---- ---- ----
   Total state income taxes..................................... $388 $374 $465
                                                                 ==== ==== ====

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The Company's 1994, 1995 and 1996 effective tax rates differ from the applicable statutory tax rates due to meals and entertainment expenses and goodwill amortization recorded for book that are not deductible for income tax purposes. In addition to the aforementioned items, the Company's 1996 effective tax rate differs from the statutory tax rate due to taxable losses generated by Mac-Gray, L.P. for which only a 10% tax benefit (equivalent to Mac-Gray Co., Inc.'s general partnership interest in Mac-Gray, L.P.) was recognized by the Company.

  The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                      1995 1996
                                                                      ---- ----
   Deferred tax assets:
     Deferred compensation........................................... $229 $202
     Other...........................................................   60   73
                                                                      ---- ----
   Net deferred tax asset............................................  289  275
                                                                      ---- ----
   Deferred tax liabilities:
     Accelerated depreciation........................................  875  915
     Other...........................................................    3    7
                                                                      ---- ----
   Net deferred tax liabilities......................................  878  922
                                                                      ---- ----
     Total........................................................... $589 $647
                                                                      ==== ====

10. COMMON STOCK REDEMPTION

  On January 1, 1996, the Company redeemed 2,275 shares of its common stock at $240 per share from minority shareholders. The aggregate redemption price was $546, consisting of cash in the amount of $125 and the issuance of five-year promissory notes in the amount of $421, bearing interest at 8.75% per year.

11. COMMITMENTS AND CONTINGENCIES

  Leases--The Company leases certain equipment and facilities under non-cancelable operating leases. The Company also leases certain vehicles under capital leases.

  Future minimum lease payments under non-cancelable operating and capital leases consist of the following:

   YEAR ENDED                                                CAPITAL OPERATING
   DECEMBER 31,                                              LEASES   LEASES
   ------------                                              ------- ---------
     1997...................................................  $301    $  309
     1998...................................................   179       290
     1999...................................................    51       261
     2000...................................................   --        161
     2001...................................................   --         64
                                                              ----    ------
   Future lease payments....................................   531    $1,085
                                                                      ======
   Less: amount representing interest (8.5% at December 31,
    1996)...................................................    87
                                                              ----
                                                               444
   Present value future minimum lease payments less amounts
    due within one year.....................................   251
                                                              ----
   Amounts due after one year...............................  $193
                                                              ====

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  Rent expense incurred by the Company under non-cancelable operating leases totaled $98, $123 and $256 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Guaranteed Commission Payments--The Company operates coin laundry routes under various lease agreements in which the Company is required to make minimum guaranteed commission payments to the respective property owners. The following is a schedule by years of future minimum guaranteed commission payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year as of December 31, 1996:

       1997............................................................. $ 2,746
       1998.............................................................   2,321
       1999.............................................................   1,879
       2000.............................................................   1,530
       2001.............................................................   1,002
       Thereafter.......................................................   2,833
                                                                         -------
                                                                         $12,311
                                                                         =======

  Guarantee of Indebtedness--At December 31, 1996, Mac-Gray Co., Inc. is a guarantor on a line-of-credit for a customer in the amount of $689. The customer has incurred substantial losses in its last three fiscal years ended December 31, 1996. While the guarantee is secured by a pledge of the borrowing company's assets, it is uncertain if those assets and profits from continuing operations will be adequate to retire the line-of-credit. The Company has recorded a reserve of $250 at December 31, 1996 for estimated losses on this guarantee. In management's opinion, the range of the estimated loss to be incurred in connection with the Company's guarantee of the customer's line-of-credit in excess of the amount recorded at December 31, 1996 will not have a material adverse impact on the results of operations or the financial position of the Company.

  Litigation--The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

12. EMPLOYEE BENEFIT AND STOCK PLANS

  Retirement Plans--The Company maintains a qualified profit-sharing/401(k) plan (the Plan) covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $534, $535 and $532 for the years ended December 31, 1994, 1995 and 1996, respectively.

 1996 Stock Option Plan

  Mac-Gray Co., Inc. adopted its 1996 Stock Option and Incentive Plan (the 1996 Plan) effective December 30, 1996. The 1996 Plan provides several types of Mac-Gray Co., Inc. equity-based compensation awards. Under the provisions of the 1996 Plan, the maximum number of shares of common stock that may be awarded is 15,000 shares, of which 3,873 are available for grant at December 31, 1996. Officers, employees, directors, consultants or other key persons of Mac-Gray Co., Inc. and Mac-Gray, L.P. who are responsible for or contribute to management, growth or profitability of

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) the Company are eligible to participate in the 1996 Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights.

  On December 30, 1996, 11,127 stock options were issued with an exercise price of $499.50 per share (fair market value on the date of grant). These options do not vest or become exercisable until the sixth anniversary of the date of grant unless shares of the Company's common stock are registered under the Securities Act of 1933 (see Note 14), in which case options automatically vest in an amount of 20% per year on each of the first through fifth anniversaries of the date of grant. No options were exercised or canceled during 1996. The fair value of options granted at grant date was estimated to be $175.00 which was determined using the Black-Scholes option pricing model and the following assumptions for fiscal 1996: risk free interest rate of 6.2% and expected option term of 7 years. Other than the stock option grants, there were no other grants of equity-based compensation awards during 1996. At December 31, 1996, the weighted average remaining life of options granted was approximately 10 years.

13. SUBSEQUENT EVENTS (UNAUDITED)

 Reorganization of the Company

  On April 17, 1997, Mac-Gray Co., Inc. and Mac-Gray, L.P. were reorganized to create Mac-Gray Corporation (the Parent). The Parent acquired all of the outstanding common stock of Mac-Gray Co., Inc. and all of the outstanding limited partnership interest of Mac-Gray, L.P. in exchange for 6,367,800 shares of the Parent's common stock (Note 15). Concurrently, Mac-Gray, L.P. was merged with and into Mac-Gray Co., Inc., which will continue to operate as a wholly owned subsidiary of the Parent. The authorized capital stock of the Parent consists of 30,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of undesignated preferred stock issuable in series by the Board of Directors of the Parent.

  The unaudited June 30, 1997 financial statements are reflective of the reorganization of the Company.

 Acquisition of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry,
Inc.

  On April 17, 1997, the Parent acquired in exchange for 612,026 shares of its common stock, (approximate value of $7,797), approximately $2,170 in cash, $850 of a deferred obligation, and assumption of approximately $2,787 in debt, each of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. (collectively, Sun Services). The shares of the Parent's common stock are redeemable by the shareholder under certain circumstances, which include the timing of the planned initial public offering (Note 14). The redeemable common stock has been valued at a contractual put price of $12.74 per common share.

  Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry are 100% owned by the same shareholder. The Parent acquired all of the outstanding capital stock of Sun Services, which was accounted for pursuant to the purchase method of accounting. Based upon preliminary purchase accounting, goodwill of approximately $11,600 arose from this transaction, which will be amortized over 20 years.

  The results of Sun Services' operations are reflected in the unaudited June 30, 1997 financial statements subsequent to the date of acquisition.

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
 Amended and Restated Credit Agreement and Revolving Credit Facility

  On April 17, 1997, the Parent entered into a credit agreement (the Credit Facility) with a bank which provides for borrowings under (i) a revolving line of credit and term loan facility and (ii) a revolving working capital line of credit facility of up to $45,000 and $5,000, respectively. Outstanding indebtedness under the Credit Facility bears interest, at the Parent's option, at a rate equal to the prime rate plus up to .5% or LIBOR plus 2.5% with the margin over the prime rate and LIBOR decreasing after the consummation of the pending offering of the Parent's common stock (Note 14). The Credit Facility restricts payments of dividends and other distributions, restricts the Parent from making certain acquisitions, incurring indebtedness and requires it to maintain certain financial ratios. The Credit Facility is secured by pledges of assets of the Parent and its subsidiaries. Bank indebtedness of the Company outstanding prior to the effective date of the Credit Facility was subsequently assumed under the Credit Facility.

  The unaudited June 30, 1997 financial statements are reflective of the amended and restated credit agreement and revolving credit facility.

 1997 Stock Option Plan

  On April 7, 1997, the Parent adopted the 1997 Stock Option and Incentive Plan (the 1997 Plan). The terms of the 1997 Plan are substantially the same as the terms of the 1996 Plan (Note 12) that was adopted by Mac-Gray Co., Inc. in December 1996. Concurrent with the reorganization of the Company, the options issued pursuant to the 1996 Plan were assumed by the Parent under the 1997 Plan and the 1996 Plan was terminated. The options assumed by the Parent under the 1997 Plan were reflective of the exchange of common stock between the Parent and Mac-Gray Co., Inc. Accordingly, 556,350 options with an exercise price of $9.99 per share issued pursuant to the 1996 Plan were assumed by the Parent under the 1997 Plan.

  In August 1997, the Parent adjusted the exercise price of the 548,850 remaining options outstanding under the 1997 Plan from $9.99 per share to $8.80 per share. The adjustment was made to restore the economic position of the option holders as a result of the planned dividend of $9,000 (Note 15) to be paid immediately following the consummation of Mac-Gray Corporation's initial public offering (Note 14).

14. PENDING INITIAL PUBLIC OFFERING OF COMMON STOCK

  Mac-Gray Corporation intends to file a Registration Statement on Form S-1 for purposes of selling shares of previously unissued common stock. The net proceeds from the sale of the common stock are intended to be used primarily to repay existing indebtedness outstanding under the Credit Facility and to fund the distribution of approximately $9,000 (Note 15) to be paid immediately following the consummation of such offering.

15. UNAUDITED PRO FORMA AS ADJUSTED INFORMATION

 Balance Sheet

  The unaudited pro forma as adjusted balance sheet as of June 1997 has been adjusted to reflect the retroactive effect of the Company's change in income tax status from an S corporation to a C corporation whereby approximately $4,300 of net deferred tax liabilities are required to be recorded by the Company, in accordance with SFAS 109, upon consummation of the initial public offering of the Parent's common stock (Note 14).

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The unaudited pro forma as adjusted balance sheet has also been adjusted to give effect to a dividend that is planned to be declared by the Parent immediately prior to the consummation of the Parent's initial public offering (Note 14). The $9,000 dividend, which was estimated for purposes of presenting the pro forma as adjusted balance sheet, will be paid pro-rata immediately following the consummation of the Parent's initial public offering (Note 14) to the shareholders of the Parent of record immediately prior to the consummation of such offering, which include the former shareholders of Mac-Gray, Co., Inc., the former partners of Mac-Gray, L.P. and the former shareholder of Sun Services.

 Statement of Income

  Unaudited pro forma as adjusted data reflects adjustments to the combined statement of income for each of the three years in the period ended December 31, 1996 and for the six months ended June 30, 1996 and 1997. Such adjustments consider the effect on the Company's operations as if the Company was subject to federal and state income taxes on a corporate level. Accordingly, the pro forma as adjusted income tax provision and pro forma as adjusted net income have been calculated, using an estimated income tax rate of 40%, as if the Company was subject to income taxation as a C corporation during all periods presented.

 Earnings Per Share

  Unaudited pro forma as adjusted net income per share was calculated for the respective periods by dividing the respective unaudited pro forma as adjusted net income amounts by the weighted average number of shares of common and common equivalent shares outstanding, giving effect to the exchange of shares between the Parent and the Company (Note 13), using the treasury stock method. Common share equivalents consist of common stock which may be issuable upon exercise of outstanding stock options. Pursuant to Securities and Exchange Commission rules for calculating net income per share in an initial public offering (Note 14), all shares issued within twelve months of the offering, including common stock equivalents, are considered in computing common and common share equivalents.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Mac-Gray Co., Inc.
 and the Partners of Mac-Gray, L.P.

  In our opinion, the accompanying combined statement of income presents fairly, in all material respects, the combined results of operations of Mac-Gray Co., Inc. and Mac-Gray, L.P. (the "Companies") for the two month period ended February 28, 1997 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Companies' management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts
April 4, 1997

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                          COMBINED STATEMENT OF INCOME
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     TWO MONTHS
                                                                       ENDED
                                                                    FEBRUARY 28,
                                                                        1997
                                                                    ------------
Revenue............................................................  $   11,911
                                                                     ----------
Cost of revenue:
  Commissions......................................................       4,865
  Laundry route expenditures.......................................       2,192
  Depreciation and amortization....................................       1,146
  Cost of equipment sales..........................................         951
                                                                     ----------
    Total cost of revenue..........................................       9,154
                                                                     ----------
Operating expenses:
  General and administration.......................................         711
  Sales and marketing..............................................         813
  Depreciation.....................................................          98
                                                                     ----------
    Total operating expenses.......................................       1,622
                                                                     ----------
Income from operations.............................................       1,135
  Interest expense.................................................        (372)
  Other income.....................................................           8
                                                                     ----------
  Income before provision for income taxes.........................         771
  Provision for income taxes.......................................          71
                                                                     ----------
Net income.........................................................  $      700
                                                                     ==========
UNAUDITED PRO FORMA DATA (NOTE 6)
  Income before provision for income taxes.........................  $      771
  Provision for income taxes.......................................        (308)
                                                                     ----------
Pro forma net income...............................................  $      463
                                                                     ==========
Pro forma net income per common share..............................  $     0.07
                                                                     ==========
Pro forma weighted average common shares outstanding...............   6,588,618
                                                                     ==========


    The accompanying notes are an integral part of this financial statement.

                     MAC-GRAY CO., INC. AND MAC-GRAY L.P.

                     NOTES TO COMBINED STATEMENT OF INCOME
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  Basis of Presentation--The combined statement of income for the two month period ended February 28, 1997 includes the accounts of Mac-Gray Co., Inc. and Mac-Gray, L.P., (collectively, the Company). Mac-Gray Co., Inc. is the general partner of Mac-Gray, L.P. which was formed in August of 1995. Mac-Gray Co., Inc. and Mac-Gray, L.P. are 100% owned by the same shareholders and are under common management. The February 28, 1997 combined statement of income is presented in order to comply with the Securities and Exchange Commission's requirement that at least nine months of audited financial information are presented for certain acquisitions.

  Principles of Combined Financial Statements--The combined statement of income has been prepared by combining the results of operations of Mac-Gray Co., Inc. and Mac-Gray, L.P. for the two month period ended February 28, 1997. All significant intercompany transactions and balances have been eliminated in combination.

  Description of the Business--The Company generates the majority of its revenue from card and coin route laundry rooms in the Northeastern, Midwestern and Southeastern United States. The Company's principal customer base is the multi-housing market, which consists of apartments, condominium units, colleges and universities. The Company also sells, services and leases commercial laundry equipment to commercial laundromats and institutions. The majority of the Company's purchases of coin route laundry equipment is from one supplier.

2. SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition--The Company recognizes coin route laundry revenue on the accrual basis. Sales revenue from the Company's commercial sale of equipment and parts is recognized upon shipment of the orders.

  Depreciation of Property, Plant and Equipment--Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized. The estimated useful lives of the Company's property, plant and equipment are as follows:

                                                                    ESTIMATED
                                                                   USEFUL LIVES
               CATEGORY                                              (YEARS)
               --------                                            ------------
       Coin route equipment.......................................      10
       Buildings and improvements.................................    15-32
       Furniture and fixtures.....................................     5-7
       Trucks and autos...........................................     3-5

  Depreciation expense of property, plant and equipment totaled $1,032 for the two months ended February 28, 1997.

  Amortization of Intangibles--Intangible assets primarily consist of various non-compete agreements as well as goodwill recorded in connection with various acquisitions made by the Company during fiscal 1995 and 1996. The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range in term from two to five years. Goodwill is amortized over fifteen years from the acquired companies respective dates of acquisition. Amortization expense totaled $229 for the two months ended February 28, 1997.

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
  Impairment of Long-Lived Assets--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Income Taxes--Mac-Gray Co., Inc., which has elected "S corporation" status, and Mac-Gray, L.P. are "pass through" entities for income tax purposes, except for taxes assessed by those states that do not recognize Mac-Gray Co., Inc.'s "S corporation" status. Accordingly, earnings and losses are included on the income tax returns of the respective equity owners.

  The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the provisions of SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. Deferred income taxes are provided for temporary differences between the income tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

  Earnings Per Share--Given the capital structure of the Company, historical earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  New Accounting Pronouncements--The Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), is effective for transactions entered into in fiscal years that begin after December 15, 1995 (fiscal 1996 for the Company). SFAS 123 encourages entities to account for employee stock options or similar equity instruments using a fair value approach for all such plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Those entities which elect to remain with the accounting in APB 25 are required to include pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied, to the extent that pro forma net income and earnings per share differ materially from reported amounts. The Company elected to continue to account for such plans under the provisions of APB 25. Therefore, there was no effect on the Company's financial position or results of operations as a result of this pronouncement. In addition, the difference between net income as reported for the two months ended February 28, 1996 and pro forma net income calculated under guidance provided by FAS 123 was not material (Note 5).

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
3. INCOME TAXES

  State income taxes consist of a current income tax provision of $71 for the two months ended February 28, 1997.

  The Company's effective tax rate for the two months ended February 28, 1997 differs from the applicable statutory tax rates due to meals and entertainment expenses and goodwill amortization recorded for book that are not deductible for income tax purposes. In addition to the aforementioned items, the Company's effective tax rate for the two months ended February 28, 1997 differs from the statutory tax rate due to taxable losses generated by Mac-Gray, L.P. for which only a 10% tax benefit (equivalent to Mac-Gray Co., Inc.'s general partnership interest in Mac-Gray, L.P.) was recognized by the Company.

4. COMMITMENTS AND CONTINGENCIES

  Guaranteed Commission Payments--The Company operates coin laundry routes under various lease agreements in which the Company is required to make minimum guaranteed commission payments to the respective property owners. The following is a schedule by years of future minimum guaranteed commission payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                    ------------
       1997........................................................   $ 2,746
       1998........................................................     2,321
       1999........................................................     1,879
       2000........................................................     1,530
       2001........................................................     1,002
       Thereafter..................................................     2,833
                                                                      -------
                                                                      $12,311
                                                                      =======

  Guarantee of Indebtedness--At February 28, 1997, Mac-Gray Co., Inc. is a guarantor on a line-of-credit for a customer in the amount of $689. The customer has incurred substantial losses in its last three fiscal years ended December 31, 1996. While the guarantee is secured by a pledge of the borrowing company's assets, it is uncertain if those assets and profits from continuing operations will be adequate to retire the line-of-credit. The Company has recorded a reserve of $250 at February 28, 1997 for estimated losses on this guarantee. In management's opinion, the range of the estimated loss to be incurred in connection with the Company's guarantee of the customer's line-of-credit in excess of the amount recorded at February 28, 1997 will not have a material adverse impact on the results of operations or the financial position of the Company.

  Leases--The Company leases certain equipment and facilities under non-cancelable operating leases. Rent expense incurred by the Company under non-cancelable operating leases totaled $49 for the two month period ended February 28, 1997.

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  Future minimum lease payments under non-cancelable operating leases consist of the following:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                    ------------
   1997............................................................    $  309
   1998............................................................       290
   1999............................................................       261
   2000............................................................       161
   2001............................................................        64
                                                                       ------
                                                                       $1,085
                                                                       ======

  Litigation--The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

5. EMPLOYEE BENEFIT AND STOCK PLANS

  Retirement Plans--The Company maintains a qualified profit-sharing/401(k) plan (the Plan) covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $534, $535 and $532 for the years ended December 31, 1994, 1995 and 1996, respectively.

 1996 Stock Option Plan

  Mac-Gray Co., Inc. adopted its 1996 Stock Option and Incentive Plan (the 1996 Plan) effective December 30, 1996. The 1996 Plan provides several types of Mac-Gray Co., Inc. equity-based compensation awards. Under the provisions of the 1996 Plan, the maximum number of shares of common stock that may be awarded is 15,000 shares, of which 3,873 are available for grant at December 31, 1996. Officers, employees, directors, consultants or other key persons of Mac-Gray Co., Inc. and Mac-Gray, L.P. who are responsible for or contribute to management, growth or profitability of the Company are eligible to participate in the 1996 Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights.

  On December 30, 1996, 11,127 stock options, with an exercise price of $499.50 per share (fair market value on the date of grant), were issued and remained outstanding as of February 28, 1997. These options do not vest or become exercisable until the sixth anniversary of the date of grant unless shares of the Company's common stock are registered under the Securities Act of 1933 (Note 8), in which case options automatically vest in an amount of 20% per year on each of the first through fifth anniversaries of the date of grant. No options, or other equity-based compensation awards, were issued, exercised or canceled during the two months ended February 28, 1997. The fair value of options granted at grant date was estimated to be $175.00 which was determined using the Black-Scholes option pricing model and the following assumptions for fiscal 1996: risk free interest rate of 6.2% and expected option term of 7 years. At February 28, 1997, the weighted average remaining life of options granted was approximately 10 years.

6. UNAUDITED PRO FORMA DATA

 Statement of Income

  The unaudited pro forma data reflects adjustments to the combined statement of income for the period ended February 28, 1997. Such adjustments consider the effect on the Company's operations as if the Company was subject to federal and state income taxes on a corporate level. Accordingly,

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) the pro forma income tax provision and the pro forma net income have been calculated, using an estimated income tax rate of 40%, as if the Company was subject to income taxation as a C corporation during the period presented.

 Earnings Per Share

  Unaudited pro forma net income per share was calculated for the period by dividing the unaudited pro forma net income amount by the weighted average number of shares of common and common equivalent shares outstanding, giving effect to the exchange of shares between the Parent and the Company (Note 7), using the treasury stock method. Common share equivalents consist of common stock which may be issuable upon exercise of outstanding stock options. Pursuant to Securities and Exchange Commission rules for calculating net income per share in an initial public offering (Note 8), all shares issued within twelve months of the offering, including common stock equivalents, are considered in computing common and common share equivalents.

7. SUBSEQUENT EVENTS (UNAUDITED)

 Reorganization of the Company

  On April 17, 1997, Mac-Gray Co., Inc. and Mac-Gray, L.P. were reorganized to create Mac-Gray Corporation (the Parent). The Parent acquired all of the outstanding common stock of Mac-Gray Co., Inc. and all of the outstanding limited partnership interests of Mac-Gray, L.P. in exchange for 6,367,800 shares of the Parent's common stock. Concurrently, Mac-Gray, L.P. was merged with and into Mac-Gray Co., Inc., which will continue to operate as a wholly owned subsidiary of the Parent.

  The authorized capital stock of the Parent consists of 30,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of undesignated preferred stock issuable in series by the Board of Directors of the Parent.

 Acquisition of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry,
Inc.

  On April 17, 1997, the Parent acquired in exchange for 612,026 shares of its common stock, (approximate value of $7,797), approximately $2,170 in cash, $850 of a deferred payment obligation and the assumption of approximately $2,787 of debt, each of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. (collectively, Sun Services). The shares of the Parent's common stock are redeemable by the shareholder under certain circumstances, which include the timing of the planned initial public offering (Note 8). The approximate value of the Parent's common stock issued in connection with the Sun Services acquisition was determined based upon a contractual put price of $12.74 per common share.

  Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. are 100% owned by the same shareholder. The Parent acquired all of the outstanding capital stock of Sun Services, which will be accounted for pursuant to the purchase method of accounting. Based upon preliminary purchase accounting, goodwill of approximately $11,600 arose from this transaction, which will be amortized over 20 years.

 Amended and Restated Credit Agreement and Revolving Credit Facility

  On April 17, 1997, the Parent, entered into a credit agreement (the Credit Facility) with a bank which provides for borrowings under (i) a revolving line of credit and term loan facility and (ii) a

                     MAC-GRAY CO., INC. AND MAC-GRAY, L.P.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) revolving working capital line of credit facility of up to $45,000 and $5,000, respectively. Outstanding indebtedness under the Credit Facility bears interest, at the Parent's option, at a rate equal to the prime rate plus .5% or LIBOR plus 2.5%, with the margin over the prime rate and LIBOR decreasing after the consummation of the pending initial public offering of the Parent's common stock (Note 8). The Credit Facility restricts payments of dividends and other distributions, restricts the Parent from making certain acquisitions, incurring indebtedness and requires it to maintain certain financial ratios. The Credit Facility is secured by pledges of assets of the Parent and its subsidiaries. Bank indebtedness of the Company outstanding prior to the effective date of the Credit Facility was subsequently assumed under the Credit Facility.

 1997 Stock Option Plan

  On April 7, 1997, the Parent adopted the 1997 Stock Option and Incentive Plan (the 1997 Plan). The terms of the 1997 Plan are substantially the same as the terms of the 1996 Plan (Note 5) that was adopted by Mac-Gray Co., Inc. in December 1996. Concurrent with the reorganization of the Company, the options issued pursuant to the 1996 Plan were assumed by the Parent under the 1997 Plan and the 1996 Plan was terminated. The options assumed by the Parent under the 1997 Plan were reflective of the exchange of common stock between the Parent and Mac-Gray Co., Inc. Accordingly, 556,350 options with an exercise price of $9.99 per share issued pursuant to the 1996 Plan were assumed by the Parent under the 1997 Plan.

  In August 1997, the Parent adjusted the exercise price of the 548,850 remaining options outstanding under the 1997 Plan from $9.99 per share to $8.80 per share. The adjustment was made to restore the economic position of the option holders as a result of the planned dividend of $9,000 to be paid immediately following the consummation of the Parent's initial public offering (Note 8).

8. PENDING INITIAL PUBLIC OFFERING OF COMMON STOCK

  Mac-Gray Corporation intends to file a Registration Statement on Form S-1 for purposes of selling shares of previously unissued common stock. The net proceeds from the sale of the common stock are intended to be used primarily to repay existing indebtedness outstanding under the Credit Facility and to fund the distribution of approximately $9,000 to be paid immediately following consummation of such offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Sun Services
 of America, Inc. and R. Bodden
 Coin-Op-Laundry, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statement of income, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. (the "Companies") at December 31, 1996, and the results of the Companies' operations and cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts
May 2, 1997

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                             COMBINED BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                       DECEMBER 31,  MARCH 31,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Trade receivables, net of allowance for doubtful
   accounts of $16....................................    $   33      $   22
  Due from shareholder................................       173         173
  Inventory...........................................       164         151
  Prepaid expenses and other current assets...........       230         242
                                                          ------      ------
    Total current assets..............................       600         588
Property and equipment, net...........................     1,693       1,687
Intangible assets, net................................     1,540       1,651
Prepaid commissions and other assets..................       787         734
                                                          ------      ------
    Total assets......................................    $4,620      $4,660
                                                          ======      ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt...................    $  765      $  765
  Accounts payable....................................       329         169
  Accrued expenses....................................       383         462
                                                          ------      ------
    Total current liabilities.........................     1,477       1,396
                                                          ------      ------
Long-term debt........................................     2,209       2,268
                                                          ------      ------
Commitments and contingencies (Note 10)...............       --          --
Stockholder's equity:
  Common stock--Sun Services of America, Inc., $1 par
   value; 1,000 shares authorized; 30 shares issued
   and outstanding....................................       --          --
  Common stock--R. Bodden Coin-Op-Laundry Inc. $1 par
   value; 7,000 shares authorized; 1,000 shares issued
   and outstanding....................................         1           1
  Additional paid-in capital..........................        90          90
  Retained earnings...................................       843         905
                                                          ------      ------
    Total stockholder's equity........................       934         996
                                                          ------      ------
    Total liabilities and stockholder's equity........    $4,620      $4,660
                                                          ======      ======

   The accompanying notes are an integral part of these financial statements.

       SUN SERVICES OF AMERICA, INC. AND R. BODDEN COIN-OP-LAUNDRY, INC.

                          COMBINED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 THREE MONTHS
                                                                     ENDED
                                                     YEAR ENDED    MARCH 31,
                                                    DECEMBER 31, --------------
                                                        1996      1996    1997
                                                    ------------ ------  ------
                                                                  (UNAUDITED)
Revenue............................................    $6,664    $1,628  $2,032
                                                       ------    ------  ------
Cost of revenue:
  Commissions......................................     2,718       723     797
  Laundry route expenditures.......................       820       193     183
  Depreciation and amortization....................       655       129     209
  Cost of equipment sales..........................       277        19     164
                                                       ------    ------  ------
    Total cost of revenue..........................     4,470     1,064   1,353
                                                       ------    ------  ------
Operating expenses:
  General and administration.......................     1,220       292     307
  Sales and marketing..............................       160        30      47
  Depreciation.....................................        25         5       6
                                                       ------    ------  ------
    Total operating expenses.......................     1,405       327     360
                                                       ------    ------  ------
Income from operations.............................       789       237     319
  Interest expense.................................      (267)      (42)    (89)
  Other expense, net...............................       (60)       (3)    --
                                                       ------    ------  ------
Net income.........................................    $  462    $  192  $  230
                                                       ======    ======  ======


   The accompanying notes are an integral part of these financial statements

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK--SHARES         COMMON STOCK--VALUE
                         --------------------------- ---------------------------
                         SUN SERVICES    R. BODDEN   SUN SERVICES    R. BODDEN   ADDITIONAL
                              OF         COIN-OP-         OF         COIN-OP-     PAID-IN   RETAINED
                         AMERICA, INC. LAUNDRY, INC. AMERICA, INC. LAUNDRY, INC.  CAPITAL   EARNINGS TOTAL
                         ------------- ------------- ------------- ------------- ---------- -------- -----
Balance, December 31,
 1995...................       30          1,000         $--           $  1         $90      $ 772   $ 863
 Net income.............      --             --           --            --          --         462     462
 Dividends..............      --             --           --            --          --        (391)   (391)
                              ---          -----         ----          ----         ---      -----   -----
Balance, December 31,
 1996...................       30          1,000          --              1          90        843     934
 Net income (unau-
  dited)................      --             --           --            --          --         230     230
 Dividends (unaudited)..      --             --           --            --          --        (168)   (168)
                              ---          -----         ----          ----         ---      -----   -----
Balance, March 31, 1997
 (unaudited)............       30          1,000         $--           $  1         $90      $ 905   $ 996
                              ===          =====         ====          ====         ===      =====   =====



   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                                                    ENDED
                                                    YEAR ENDED    MARCH 31,
                                                   DECEMBER 31, --------------
                                                       1996      1996    1997
                                                   ------------ ------  ------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................   $   462    $  192  $  230
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.................       680       134     215
    Changes in assets and liabilities:
      (Increase) decrease in trade receivables,
       net........................................       (26)       (2)     11
      (Increase) in shareholder receivable........       (10)      --      --
      (Increase) decrease in inventory............       (46)       (1)     13
      (Increase) decrease in prepaid expenses and
       other current assets.......................      (329)     (185)      1
      Increase (decrease) in accounts payable and
       accrued expenses...........................       172      (197)    (81)
                                                     -------    ------  ------
      Net cash provided by (used in) operating
       activities.................................       903       (59)    389
                                                     -------    ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................      (444)     (105)    (15)
  Acquisition of businesses (Note 3)..............    (1,720)     (300)   (265)
                                                     -------    ------  ------
    Net cash used in investing activities.........    (2,164)     (405)   (280)
                                                     -------    ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances under line of credit agreement, net....       116       163     143
  Principal payments on long-term debt............      (953)     (627)   (194)
  Proceeds from issuance of long-term debt........     2,507       984     110
  Dividends paid..................................      (391)      (56)   (168)
  Cash paid for refinancing of debt...............       (18)      --      --
                                                     -------    ------  ------
    Net cash provided by (used in) financing
     activities...................................     1,261       464    (109)
                                                     -------    ------  ------
Net change in cash and cash equivalents...........   $   --     $  --   $  --
                                                     =======    ======  ======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest..........................   $   241    $   25  $   64

   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND THE BUSINESS

  Basis of Presentation--The accompanying combined financial statements include the accounts of Sun Services of America, Inc. (Sun Services) and R. Bodden Coin-Op-Laundry, Inc. (Bodden) (collectively, the Companies). The Companies are 100% owned by the same shareholder and are under common management.

  Nature of Business--The Companies are engaged in the coin operated laundry business throughout Florida. The majority of the Companies' customers are apartment complexes and laundromats. The Companies lease coin operated laundry equipment to their customers for percentages of the monies collected. The majority of the Companies purchases of coin route laundry equipment are from one supplier.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Unaudited Combined Interim Financial Statements--The accompanying combined financial information as of March 31, 1997 and for the three month periods ended March 31, 1996 and 1997 is unaudited. The interim financial statements have been prepared on the same basis as the accompanying annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

  Principles of Combined Financial Statements--The combined financial statements include the accounts of Sun Services and Bodden, including the 1996 Acquisitions (Note 3) from their respective acquisition dates. All significant intercompany transactions and balances have been eliminated in combination.

  Cash and Cash Equivalents--The Companies consider all highly liquid investments with original maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk--Financial instruments which potentially expose the Companies to concentrations of credit risk consist principally of trade receivables generated by the Companies as a result of the selling and leasing of laundry machines. To minimize this risk, ongoing credit evaluations of customer's financial condition are performed and reserves are maintained. The Companies typically do not require collateral.

  Inventory--Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

  Property and Equipment--Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred; expenditures for renewals and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the 1996 Acquisitions (Note 3). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range from five to

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)
seven years. Goodwill is amortized over fifteen years from the acquired companies respective dates of acquisition.

  Income Taxes--Sun Services and Bodden have elected to be taxed as "S corporations" as defined in the Internal Revenue Code. This results in the pass-through of any taxable income directly to the shareholder. Accordingly, no taxes are provided on the earnings attributable to the Companies.

  Earnings Per Share--Given the capital structure of the Companies, historical earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statements.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS

  During 1996, the Companies acquired certain assets of a number of coin-operated laundry businesses (the 1996 Acquisitions). The 1996 Acquisitions were paid in cash, with the exception of the Coin Laundry Leasing acquisition, which also included a deferred note payable of $350. The 1996 Acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets and liabilities assumed was their fair market values on the respective acquisition dates. Purchase price in excess of the fair value of net assets acquired was allocated to goodwill. The Companies' combined financial statements includes the results of the 1996 Acquisitions from their respective acquisition dates. The 1996 Acquisitions purchase price allocation is summarized as follows:

                                                                      1996
                                                                  ACQUISITIONS
                                                                  ------------
     Acquisition price, including non-compete payments and other
      direct acquisition costs..................................     $2,070
                                                                     ======
     Fair market value of assets acquired:
       Inventory................................................        110
       Coin-route equipment.....................................        485
       Other fixed assets.......................................         28
       Intangible assets:
         Non-compete............................................         15
         Goodwill...............................................      1,432
                                                                     ------
           Total................................................     $2,070
                                                                     ======

  In connection with financing the 1996 Acquisitions, the Companies entered into a Credit Agreement on January 26, 1996 (Note 8).

  The pro forma effect of the 1996 Acquisitions was not material to the results of the Companies' historical operations or the Companies' historical financial position.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
4. PREPAID COMMISSIONS OTHER CURRENT ASSETS

  Prepaid commissions other assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
       Prepaid commissions.........................................     $140
       Other receivables...........................................       40
       Prepaid insurance...........................................       29
       Other.......................................................       21
                                                                        ----
                                                                        $230
                                                                        ====

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                          ESTIMATED
                                                            LIFE    DECEMBER 31,
                                                           (YEARS)      1996
                                                          --------- ------------
     Coin-route equipment................................      8       $2,708
     Furniture and fixtures..............................      7          140
     Vehicles............................................      5          189
     Computer equipment..................................      4           49
     Leasehold improvements..............................    2-3           15
                                                                       ------
                                                                        3,101
     Less: accumulated depreciation......................               1,408
                                                                       ------
     Property and equipment, net.........................              $1,693
                                                                       ======

  Depreciation expense for the year ended December 31, 1996 was approximately $360.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
       Goodwill....................................................    $1,746
       Non-compete agreements......................................       290
       Other.......................................................        18
                                                                       ------
                                                                        2,054
       Less: accumulated amortization..............................       514
                                                                       ------
       Intangible assets, net......................................    $1,540
                                                                       ======

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
     Accrued commissions...........................................     $218
     Accrued payroll...............................................       28
     Accrued interest and loan fees................................       63
     Other.........................................................       74
                                                                        ----
                                                                        $383
                                                                        ====

8. LONG-TERM DEBT

                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
     Note payable, 8% fixed interest rate, semi-annual principal
      payments, due September 1, 1999...........................     $  300
     Credit Agreement
       Line of credit...........................................        432
       Acquisition note.........................................        773
       Term loan A facility.....................................        917
       Term loan B facility.....................................        523
       Other....................................................         29
                                                                     ------
         Total long-term debt...................................      2,974
     Less: current portion......................................        765
                                                                     ======
         Total..................................................     $2,209
                                                                     ======

CREDIT AGREEMENT

  In connection with the Companies 1996 Acquisitions (Note 3), the Companies entered into a new Credit Agreement in January of 1996. The Credit Agreement consists of a $700 Line of Credit; a $850 Acquisition Note; a $1,100 Term A Facility, payable in thirty-five equal monthly installments beginning March 1996; and a $584 Term Loan B Facility, payable in thirty-seven monthly installments of $6 beginning March 1996, with a balloon payment due April 1999. Borrowings under the Credit Agreement are restricted to only provide for working capital requirements of the Companies and fund future permitted acquisitions and capital expenditures. As of December 31, 1996, $346 was available to be borrowed under the Credit Agreement. The Credit Agreement expires in April of 1999.

  A portion of the proceeds from the Credit Agreement were used to pay down the Companies' outstanding debt under the previous credit facilities.

  Interest--Borrowings under the Credit Agreement bear interest at 1% above the banks prime interest rate (the "Prime Rate") (9.25% rate as of December 31, 1996). In addition, the Companies shall pay 3% of annual gross revenues generated by all permitted acquisitions financed by proceeds from the Acquisition Note.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

  Termination--The Credit Agreement may be terminated at any time after the first two years without a penalty or premium. If borrowings under the Credit Agreement are pre-paid within the first two years, the Companies must pay a prepayment penalty of up to 2% of the total amounts available under the Credit Agreement. In addition, the Companies are required to pay the bank 3% of the average monthly gross revenues of the permitted acquisition multiplied by the number of months remaining in the term of the Credit Agreement.

  Amendment--In January of 1997, the Credit Agreement was amended to increase the borrowings available under the line of credit to $850.

  As of December 31, 1996, the scheduled future principal payments of long-term debt are as follows:

       1997.............................................................. $  765
       1998..............................................................    747
       1999..............................................................  1,462
                                                                          ------
                                                                          $2,974
                                                                          ======

9. EMPLOYEE BENEFIT PLAN

  The Companies maintain a qualified profit sharing/401(k) plan (the "Plan") covering substantially all employees. The Companies' contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $4 for the year ended December 31, 1996.

10. COMMITMENT AND CONTINGENCIES

  Operating Leases--The Companies lease facilities under three non-cancelable operating leases. Total lease expense incurred for the year ended December 31, 1996 was approximately $74. These leases expire during fiscal 1998. The future minimum payments under these leases are $77 and $55 in 1997 and 1998, respectively.

  Guaranteed Commissions--The Companies operate coin laundry routes under various lease agreements in which the Companies are required to make minimum guaranteed commission payments to the respective property owners. During 1996, the Companies made guaranteed commission payments of approximately $150 as required under certain lease agreements.

  Litigation--The Companies are involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Companies ultimate liability, if any, under pending litigation would not materially affect their financial condition or the results of their operations.

10. RELATED PARTY

  Periodically, the Companies make loans to their sole shareholder. The balance of these shareholder loans is included on the accompanying balance sheet as due from shareholder. The due from shareholder balance at December 31, 1996 included approximately $36 of interest imputed at 6%.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

11. SUBSEQUENT EVENT (UNAUDITED)

  On April 17, 1997, Mac-Gray Corporation acquired all of the outstanding common stock of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc., in exchange for 612,026 shares of its common stock ($7,797 approximate value), approximately $2,170 in cash, $850 of a deferred obligation and the assumption of outstanding indebtedness of the Companies of approximately $2,787.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPEC-TUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
The Company..............................................................  14
Termination of S Corporation Status......................................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Historical Combined Financial Data..............................  18
Unaudited Pro Forma Financial Data.......................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  31
Management...............................................................  42
Certain Relationships and Related Transactions...........................  52
Principal Stockholders...................................................  54
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  63
Experts..................................................................  64
Additional Information...................................................  64
Index to Financial Statements............................................ F-1

                               ----------------

UNTIL NOVEMBER 10, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-ERS EFFECTING TRANSACTIONS IN THE COMMON SHARES OFFERED, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

4,000,000 SHARES

MAC-GRAYCORPORATION


COMMON STOCK
($.01 PAR VALUE)


LOGO


SALOMON BROTHERS INC

SMITH BARNEY INC.

FIRST ALBANY CORPORATION

PROSPECTUS

DATED OCTOBER 16, 1997